PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED JUNE 8, 1999)
--------------------------------------------------------------------------------

                                   1,100,000 SHARES

  [LOGO]
                          CORPORATE OFFICE PROPERTIES TRUST
                  10% SERIES B CUMULATIVE REDEEMABLE PREFERRED SHARES
                       (LIQUIDATION PREFERENCE $25.00 PER SHARE)
-------------------------------------------------------------------------

Corporate Office Properties Trust is a fully-integrated and self-managed real estate investment trust which focuses on the ownership, management, leasing, acquisition and development of suburban office properties in select Mid-Atlantic submarkets. As of April 30, 1999, Corporate Office Properties Trust owned 59 suburban office properties totaling 4.7 million rentable square feet which were 97.8% occupied. In addition, Corporate Office Properties Trust's property management subsidiary, in which it owns the principal economic interest, manages 115 commercial properties totaling 9.0 million rentable square feet for third parties. Corporate Office Properties Trust is among the largest suburban office owners in the majority of its submarkets and the largest in the Northern Baltimore/Washington Corridor.

Corporate Office Properties Trust will pay quarterly cumulative dividends, in arrears, on the Series B Preferred Shares from the date of original issue on April 15, July 15, October 15 and January 15 of each year, when and as declared, beginning on October 15, 1999, at a yearly rate of 10% of the $25.00 liquidation preference, or $2.50 per Series B Preferred Share per year.

The Series B Preferred Shares will not be redeemable prior to July 15, 2004, except in order to preserve Corporate Office Properties Trust's status as a real estate investment trust. On or after July 15, 2004, Corporate Office Properties Trust may, at its option, redeem the Series B Preferred Shares, in whole or from time to time in part, for cash at $25.00 per Series B Preferred Share plus any accrued and unpaid dividends through the date of redemption. The Series B Preferred Shares have no stated maturity, are not subject to any sinking fund and will remain outstanding indefinitely unless redeemed.

The Series B Preferred Shares will be listed on the New York Stock Exchange under the symbol "OFC PFD.B." Corporate Office Properties Trust expects that trading on the New York Stock Exchange will commence within 30 days after initial delivery of the Series B Preferred Shares.

                                                                                   Per Share       Total
Public offering price...........................................................       $25.00     $27,500,000
Underwriting discounts and commissions..........................................      $0.9375      $1,031,250
Proceeds, before expenses, to Corporate Office Properties Trust.................     $24.0625     $26,468,750

SEE "RISK FACTORS" ON PAGES 4 TO 10 OF THE ACCOMPANYING PROSPECTUS FOR FACTORS THAT SHOULD BE CONSIDERED BEFORE INVESTING IN THE SERIES B PREFERRED SHARES OF CORPORATE OFFICE PROPERTIES TRUST.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

The underwriters may, under certain circumstances, purchase up to 165,000 additional Series B Preferred Shares from Corporate Office Properties Trust at the public offering price, less underwriting discounts and commissions. Delivery and payment for the Series B Preferred Shares will be on July 7, 1999.

PRUDENTIAL SECURITIES

           DEUTSCHE BANC ALEX. BROWN

                      DONALDSON, LUFKIN & JENRETTE

                                 JANNEY MONTGOMERY SCOTT INC.

                                            TUCKER ANTHONY CLEARY GULL

June 29, 1999

                               TABLE OF CONTENTS

        PROSPECTUS SUPPLEMENT
                                         PAGE
                                       ---------
Summary..............................        S-1
Capitalization.......................       S-10
Financial Ratios.....................       S-11
Use of Proceeds......................       S-12
Our Company..........................       S-13
Our Office Portfolio.................       S-16
Management...........................       S-23
Description of Series B Preferred
  Shares.............................       S-26
Certain Federal Income Tax Matters...       S-35
Underwriting.........................       S-37
Experts..............................       S-38
Legal Matters........................       S-38
Where You Can Find More
  Information........................       S-39


             PROSPECTUS
                                         PAGE
                                       ---------
Summary..............................          3
Risk Factors.........................          4
Use of Proceeds......................         10
Ratios of Earnings to Combined
  Fixed Charges and Preferred Share
  Dividends..........................         10
General Description of the Offered
  Securities.........................         10
Description of Shares................         11
Federal Income Tax Matters...........         20
Plan of Distribution.................         31
Experts..............................         32
Legal Matters........................         32
Where You Can Find More
  Information........................         32

--------------------------------------------------------------------------------

    The terms "COPT," "Company," "we," "our" and "us" refer to Corporate Office Properties Trust and our subsidiaries, including Corporate Office Properties, L.P., Corporate Office Management, Inc., Corporate Realty Management, LLC, and Corporate Development Services, LLC unless the context suggests otherwise. The term "you" refers to a prospective investor.

--------------------------------------------------------------------------------

    We are providing information to you about our company and the Series B Preferred Shares in this prospectus supplement and the accompanying prospectus. This prospectus supplement is more specific than the accompanying prospectus. If the information in this prospectus supplement differs from the accompanying prospectus, you should rely on the information in this prospectus supplement. You should rely only on the information contained in this prospectus supplement and the accompanying prospectus that follows or that is incorporated by reference in these documents. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front cover of this prospectus supplement.

                           FORWARD-LOOKING STATEMENTS

    This prospectus supplement, the accompanying prospectus and our documents incorporated by reference herein and therein contain "forward-looking" statements, within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act as defined in the Private Securities Litigation Reform Act of 1995, that are based on our current expectations, estimates and projections about future events and financial trends affecting the financial condition of our business. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties and assumptions about us which include, but are not limited to: our ability to borrow on favorable terms; general economic and business conditions, which will, among other things, affect office property demand and rents, tenant creditworthiness and financing availability; adverse changes in the real estate markets including, among other things, competition with other companies; risks of real estate acquisition and development; governmental actions and initiatives; environmental requirements; and the other factors described under the heading "Risk Factors" beginning on page 4 of the prospectus accompanying this prospectus supplement.

    In addition, in this prospectus supplement, the words "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect" and similar expressions, as they relate to us, our business or our management, are intended to identify forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus supplement and the accompanying prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT, AND MAY NOT CONTAIN ALL OF THE INFORMATION INVESTORS SHOULD CONSIDER BEFORE INVESTING IN OUR SERIES B PREFERRED SHARES. YOU SHOULD READ THE ENTIRE PROSPECTUS SUPPLEMENT AND ACCOMPANYING PROSPECTUS CAREFULLY, ESPECIALLY THE "RISK FACTORS" SECTION BEGINNING ON PAGE 4 OF THE ACCOMPANYING PROSPECTUS AND THE DOCUMENTS WE REFER YOU TO IN THE SECTION OF THIS PROSPECTUS SUPPLEMENT CALLED "WHERE YOU CAN FIND MORE INFORMATION." UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS SUPPLEMENT ASSUMES THAT (I) ALL PROPERTY INFORMATION IS PRESENTED AS OF APRIL 30, 1999, (II) ALL FINANCIAL INFORMATION IS PRESENTED AS OF MARCH 31, 1999, AND (III) THE UNDERWRITERS' OVER-ALLOTMENT OPTION TO PURCHASE UP TO 165,000 ADDITIONAL SERIES B PREFERRED SHARES IS NOT EXERCISED.

                       CORPORATE OFFICE PROPERTIES TRUST

    We are a fully-integrated and self-managed real estate investment trust ("REIT"). Important aspects of our company include:

    SUBURBAN OFFICE FOCUS. We focus on the ownership, management, leasing, acquisition and development of suburban office properties. We believe office buildings currently offer the strongest fundamentals of any real estate property type, and suburban office properties offer us very attractive investment opportunities. The three key factors driving the strong fundamentals of suburban office properties are (i) increasing rental rates, (ii) low vacancy rates, and
(iii) a limited supply of new office product. Additionally, we believe that many companies are relocating to, and expanding in, suburban locations because of lower total costs, proximity to residential housing and better quality of life.

    GEOGRAPHIC AND SUBMARKET FOCUS. Our strategy is to operate in select, demographically strong and growing submarkets, primarily within the Mid-Atlantic region, where we believe we can achieve the critical mass necessary to maximize management efficiencies, operating synergies and competitive advantages through our acquisition, property management and development programs. As a result, we are among the largest suburban office owners in the majority of our submarkets and the largest in the Northern Baltimore/Washington Corridor.

    The following table sets forth certain information, as of April 30, 1999, regarding our office portfolio:

                                                                                                % of Total     Total Rental
                                         Number        Rentable                 Total Rental      Rental       Revenue Per
Region                               of Properties    Square Feet   Occupancy    Revenue(1)      Revenue     Occupied Sq. Ft.
-----------------------------------  --------------   -----------   ---------   -------------   ----------   ----------------
                                                                                 (thousands)
Northern Baltimore/Washington
  Corridor(2)                                39        2,736,612       98.0%       $44,381         62.0%          $16.55
Blue Bell/Philadelphia                        4          960,349      100.0          9,122         12.8             9.50
Greater Harrisburg                            3          184,821      100.0          2,755          3.9            14.91
Northern/Central New Jersey                  13          866,110       94.1         15,289         21.3            18.75
                                            ---       -----------               -------------     -----
TOTAL/AVERAGE                                59        4,747,892       97.8%       $71,547        100.0%          $15.41
                                            ---       -----------               -------------     -----
                                            ---       -----------               -------------     -----

------------------------------

(1) Total Rental Revenue is the monthly contractual base rent as of April 30, 1999 multiplied by 12 plus the estimated annualized expense reimbursements under existing office leases.

(2) The Northern Baltimore/Washington Corridor encompasses Anne Arundel and Howard Counties. In addition, we own three properties outside of this region in suburban Washington, D.C.

    OFFICE PARK FOCUS. Our properties are principally located in established suburban corporate office parks. We believe the suburban office park environment generally attracts longer-term tenants, including high-quality corporations seeking to attract and retain quality work forces, because these parks are typically situated along major transportation routes with easy access to support services, amenities and residential communities. Consistent with our submarket strategy, we are the largest office property owner within many of the suburban office parks in which we operate.

    CORPORATE TENANTS. Our office properties are leased to a variety of corporations in a wide range of industries. Our tenant base includes Federal and state governmental entities, national and international service sector employers and high tech firms. To enhance the stability of our cash flow, we typically structure our leases with terms ranging from three to ten years. Additionally, we focus on leasing to large, high-quality corporations with significant space requirements. The following table sets forth credit information, as of April 30, 1999, on certain of our office tenants:

                                             Number       Total Rental     % of Total Rental       Wtd. Avg. Remaining
Credit Rating(1)                            of Leases      Revenue(2)           Revenue               Lease Term(3)
---------------------------------------  ---------------  -------------  ---------------------  -------------------------
                                                           (thousands)                                   (years)
Agencies of the U.S. Government                    14       $  13,855               19.4%                     6.0
All Investment-Grade Tenant Leases(4)              62          35,097               49.1                      6.8

------------------------------

(1) Based on Standard & Poor's Rating Corporation long-term unsecured debt rating for each tenant.

(2) Total Rental Revenue is the monthly contractual base rent as of April 30, 1999 multiplied by 12 plus the estimated annualized expense reimbursements under the existing office leases.

(3) Based on Total Rental Revenue.

(4) Includes agencies of the U.S. Government.

    Our largest tenants include, among others, several agencies of the U.S. Government, Unisys, IBM, AT&T Local Services, Magellan Behavioral Health, Inc., Merck & Co., Inc. and Ciena Corporation. Our 20 largest tenants lease a total of
3.2 million rentable square feet and account for approximately two-thirds of our total rental revenue and rentable square feet. Our office portfolio average lease size is approximately 16,521 rentable square feet with a weighted average remaining lease term of 5.4 years. During 1998, our tenant retention rate was 92.8% (based on rentable square footage renewed) and our re-tenanting costs averaged $1.49 per square foot.

    OPERATIONAL INFRASTRUCTURE. We conduct our operations principally through our operating partnership, Corporate Office Properties, L.P., for which we are the sole managing general partner. Our operating partnership owns our properties both directly and through subsidiary partnerships and limited liability companies. All of our property management operations are conducted through our unconsolidated property management subsidiary Corporate Realty Management, LLC ("CRM"). See "Our Company--Ownership Structure." In addition to our 59 properties, CRM manages 115 commercial properties totaling 9.0 million rentable square feet for a number of nationally recognized institutional owners, including, among others: C.B. Richard Ellis; Lend Lease Real Estate Advisors; LaSalle Investment Management, Inc.; and T.A. Associates. We believe our activities through CRM give us significant competitive advantages including enhanced tenant satisfaction and property performance and lead to potential tenant expansions, acquisitions and build-to-suit development opportunities. Additionally, we believe CRM's established infrastructure, which includes ten regional offices in four states in the Mid-Atlantic region, has the capacity to support a much larger asset base and will enable us to substantially expand our portfolio in existing and new submarkets efficiently without significantly increasing our overhead.

    MID-ATLANTIC MANAGEMENT EXPERIENCE. Our nine executive officers have an average of 21 years of property management, acquisition and development experience specifically within our markets. We believe our extensive experience, market knowledge and network of industry contacts within the Mid-Atlantic region provide us with an important competitive advantage in establishing, maintaining and enhancing our prominence within our selected submarkets. Additionally, as a seasoned and prominent owner and operator, we believe we can effectively attract and retain quality corporate tenants and efficiently accommodate tenant needs on a cost-effective basis.

    CAPITAL MARKETS EXPERIENCE. Our company is led by Jay Shidler, Chairman of our Board of Trustees. Mr. Shidler has a nationally recognized investment track record resulting from the successful creation and performance of two other large public real estate companies, First Industrial Realty Trust, Inc. and TriNet Corporate Realty Trust, Inc. Including Mr. Shidler, our nine executive officers have an average of 15 years of public company operating experience.

    DEBT STRATEGY. Our capitalization policy is aimed at maintaining a flexible capital structure in order to facilitate consistent growth and performance through all market conditions. An important element of our policy is our debt strategy. We primarily utilize property-level mortgage debt as opposed to corporate unsecured debt. We believe the commercial mortgage debt market is a more mature and generally a more stable market for real estate companies, which provides us with greater access to capital on a more consistent basis and, generally, on more favorable terms. We seek to maintain, on a consolidated basis, a minimum debt service coverage ratio (ratio of EBITDA (operating income before mortgage and other interest, income taxes, depreciation and amortization) to debt service (interest expense plus capitalized interest and scheduled principal amortization)) of 1.6 to 1.0, which we believe is generally consistent with the current minimum investment grade requirement for mortgages securing commercial real estate. We believe this ratio is appropriate for a seasoned portfolio of suburban office buildings. For the three month period ended March 31, 1999, our debt service coverage ratio was 2.2 to 1.0.

    MANAGEMENT OWNERSHIP. As of March 31, 1999, our executive officers and Trustees owned a total of 29.8% of our equity, on a fully diluted basis, which we believe is among the highest management ownership positions within the public REIT industry.

                              RECENT DEVELOPMENTS

ACQUISITION PROGRAM

    Upon the completion of our public offering of Common Shares in April 1998, which raised $72.7 million in net proceeds, we embarked on implementing our stated three-part acquisition strategy targeting: (i) entity acquisitions of significant portfolios along with their management to establish prominent ownership positions in new submarkets and enhance our management infrastructure;
(ii) portfolio purchases to expand our existing submarket positions as well as enter selective new submarkets; and (iii) opportunistic acquisitions of individual properties in our existing submarkets.

    COMPLETED ACQUISITIONS. The following table sets forth certain information, as of April 30, 1999, regarding office properties we acquired since April 1998:

   Transaction and                                                    Number        Rentable      Total
      Location            Type               Submarket             of Properties     Sq. Ft.     Cost(1)    Date(s) Acquired
---------------------  -----------  ---------------------------  -----------------  ---------  -----------  -----------------
                                                                                               (thousands)
Airport Square         Portfolio    BWI Airport                             12        812,616   $  72,618      April 1998
  LINTHICUM, MD
Fairfield              Portfolio    Wayne                                    2        262,417      29,405       May 1998
  FAIRFIELD, NJ
Constellation          Entity       Baltimore/Washington(2)                 12      1,197,625     153,256    Sept.-Dec. 1998
  BALTIMORE, MD
Centerpoint            Portfolio    Exit 8A - Cranbury                       8        269,224      31,656     October 1998
  CRANBURY, NJ
7200 Riverwood Drive   Single       Howard County Perimeter                  1        160,000      20,333     October 1998
  COLUMBIA, MD         Asset
Gateway 44             Portfolio    Howard County Perimeter                  3        148,804      17,345     December 1998
  COLUMBIA, MD
Airport Square XXI     Single       BWI Airport                              1         67,913       6,751     February 1999
  LINTHICUM, MD        Asset
Parkway Crossing       Portfolio    BWI Airport                              2         99,026       9,343      April 1999
  LINTHICUM, MD
Commons Corporate      Portfolio    BWI Airport                              8        249,426      25,891      April 1999
  LINTHICUM, MD
                                                                            --      ---------  -----------
TOTAL                                                                       49      3,267,051   $ 366,598
                                                                            --      ---------  -----------
                                                                            --      ---------  -----------

------------------------------

(1) Includes the purchase price and all closing costs.

(2) Our properties are specifically located in the BWI Airport, Howard County Perimeter, Southern Prince George's County and Laurel submarkets.

DEVELOPMENT PROGRAM

    We balance our acquisition program through selective development and expansion of suburban office properties as market conditions and leasing opportunities support favorable risk-adjusted returns. Our development activities are principally in response to the needs of existing and prospective new tenants. We develop sites that are in close proximity to our existing properties. We currently have options to acquire 121 acres, which can support approximately 1.9 million rentable square feet of new office development, principally located in the corporate office parks in which we currently operate.

    COMPLETED DEVELOPMENTS. The following table sets forth certain information, as of April 30, 1999, regarding recently completed development projects:

                                                                   Rentable
Property and Location                         Submarket            Sq. Ft.      Occupancy    Total Cost   Date Completed
------------------------------------  --------------------------  ----------  -------------  -----------  ---------------
                                                                                             (thousands)
6950 Columbia Gateway Drive           Howard County Perimeter        107,778        100.0%    $  17,928    October 1998
  COLUMBIA, MD
135 National Business Parkway         BWI Airport                     86,863        100.0        12,384    December 1998
  ANNAPOLIS JUNCTION, MD
                                                                  ----------                 -----------
TOTAL                                                                194,641        100.0%    $  30,312
                                                                  ----------                 -----------
                                                                  ----------                 -----------

    DEVELOPMENTS UNDER CONSTRUCTION. The following table sets forth certain information, as of April 30, 1999, regarding projects under construction:

                                                                   Rentable    Percentage                    Scheduled
Property and Location                         Submarket            Sq. Ft.     Pre-leased    Total Cost     Completion
------------------------------------  --------------------------  ----------  -------------  -----------  ---------------
                                                                                             (thousands)
6940 Columbia Gateway Drive           Howard County Perimeter        106,000         46.2%    $  13,900       3Q 1999
  COLUMBIA, MD
134 National Business Parkway         BWI Airport                     92,816         74.8        12,300       3Q 1999
  ANNAPOLIS JUNCTION, MD
                                                                  ----------                 -----------
TOTAL                                                                198,816         59.5%    $  26,200
                                                                  ----------                 -----------
                                                                  ----------                 -----------

    PROJECTS IN PRE-DEVELOPMENT. As of April 30, 1999, we had six projects in the pre-development phase totaling approximately 500,000 rentable square feet of suburban office space and representing approximately $76.7 million in total development costs. Based on preliminary discussions with a number of prospective tenants, we expect to commence construction on these projects during the next six months. The commencement of these projects is generally subject to an acceptable level of pre-leasing. Accordingly, we can give no assurance that any or all of these projects will be initiated or completed.

PROPERTY DISPOSITIONS

    Consistent with our strategy of focusing on owning and operating suburban office properties, we sold four retail properties for $33.4 million during the first quarter of 1999 and three retail properties for $8.2 million in the second quarter of 1999. Six of these properties were part of our predecessor company's portfolio, and one property was acquired as part of the Constellation entity transaction. The net proceeds from these sales were used to repay borrowings outstanding under our secured revolving line of credit.

FINANCING ACTIVITY

    In May 1998, we entered into a $100.0 million secured revolving credit facility with Bankers Trust Company, an affiliate of one of the underwriters in this offering. We borrow under this facility primarily to fund our property development activities and acquisitions. Borrowings under the facility bear interest at LIBOR plus 1.75%. As of March 31, 1999, 22 of our properties secured this loan and the outstanding balance was $82.0 million. The loan matures in May 2000, and may be extended by us for a one-year period, subject to customary conditions. In January 1999, we entered into an interest rate swap agreement with Bankers Trust Company which fixed the LIBOR interest rate on a notional principal amount of $30.0 million at 5.1% per annum through May 2001.

    In October 1998, we obtained an $85.0 million fixed-rate, long-term mortgage from Teachers Insurance and Annuity Association of America. The loan is secured by nine of our properties. The loan bears interest at a fixed rate of 6.89%, requires monthly payments of interest and principal based on a 25 year amortization schedule, and matures in November 2008. The proceeds from this loan were used primarily to repay certain debt assumed in our property acquisitions and a portion of our secured revolving credit facility.

    As of April 30, 1999, we financed our $366.6 million of acquisitions by:

    - incurring $177.5 million in mortgage indebtedness including assumed mortgages, on certain of our acquired properties;

    - issuing 14,530,793 Common Shares, valued at $152.6 million ($10.50 per share), including proceeds from our April 1998 public offering;

    - issuing 475,157 Common Units, valued at $5.0 million ($10.50 per unit);

    - issuing 984,308 5.5% Series A Convertible Preferred Shares, valued at $24.6 million ($25.00 per share); and

    - utilizing $6.9 million of cash reserves.

    In connection with our two development projects currently under construction, during the first quarter of 1999 we entered into two construction loan facilities totaling $20.7 million. These loans bear interest at a rate of LIBOR plus 1.6% and LIBOR plus 1.75%. These loans each mature in 2001, and may be extended, at our option, for one year, subject to customary conditions. As of March 31, 1999, we had borrowed $7.6 million under these loans.

SUBORDINATION AND CONVERSION OF INITIAL PREFERRED UNITS

    In connection with this offering, all of the holders of the Initial Preferred Units ($52.5 million) in our operating partnership, including Jay Shidler, the Chairman of our Board of Trustees, and Clay Hamlin, our Chief Executive Officer, have agreed to effectively subordinate their priority return distributions to the distributions designated to the Series B Preferred Shares. Additionally, these holders have agreed to convert their Initial Preferred Units into Common Units on October 1, 1999, the earliest allowable date for conversion. See "Description of Series B Preferred Shares--Ranking."

                                  THE OFFERING

Securities Offered...........  1,100,000 Series B Preferred Shares (1,265,000 Series B
                               Preferred Shares if the underwriters' over-allotment option is exercised in full)

Dividends....................  Dividends on the Series B Preferred Shares will be cumulative from the date of original issue and are payable quarterly, in arrears, on April 15, July 15, October 15 and
                               January 15 of each year, when and as declared, beginning on
                               October 15, 1999. We will pay cumulative dividends on the
                               Series B Preferred Shares in an amount per share equal to
                               $2.50 per year, equivalent to 10% of the $25.00 liquidation preference.

Liquidation Preference.......  $25.00 per Series B Preferred Share, plus an amount equal to any accrued and unpaid dividends, whether or not earned or declared

Optional Redemption..........  The Series B Preferred Shares will not be redeemable prior to July 15, 2004, except in certain limited circumstances
                               relating to the ownership limitation necessary to preserve our qualification as a REIT. On and after July 15, 2004, we may, at our option, redeem the Series B Preferred Shares, in whole or from time to time in part, for cash at $25.00 per
                               Series B Preferred Share, plus accrued and unpaid dividends, if any, to the redemption date. The redemption price for the
                               Series B Preferred Shares, other than any portion thereof
                               consisting of accrued and unpaid dividends, will be payable solely with the proceeds from the sale of equity securities by us or our subsidiaries.

Ranking......................  The Series B Preferred Shares will rank senior to our Common
                               Shares and equal to our 5.5% Series A Convertible Preferred
                               Shares ($24.6 million liquidation preference) and any other parity securities that we may issue in the future, in each case with respect to payment of distributions and amounts
                               upon liquidation, dissolution or winding-up. All of the
                               holders of the Initial Preferred Units of our operating
                               partnership have agreed to subordinate such units to the
                               Series B Preferred Units, which mirror the economic terms of the Series B Preferred Shares. See "Description Of Series B
                               Preferred Shares--Ranking."

Voting Rights................  Holders of the Series B Preferred Shares will generally have no voting rights. However, if dividends have not been paid for six or more quarterly periods (whether or not
                               consecutive), holders of the Series B Preferred Shares and the holders of all other shares of any class or series
                               ranking on a parity with the Series B Preferred Shares which are entitled to similar voting rights (voting together as a single class) will be entitled to elect two additional
                               Trustees to our Board of Trustees until all unpaid dividends have been paid or declared and set apart for payment. In
                               addition, certain material adverse changes to the terms of the Series B Preferred Shares cannot be made without the
                               affirmative vote of the holders of at least two-thirds of
                               our outstanding Series B Preferred Shares and shares of any class or series of stock ranking on a parity with the

                               Series B Preferred Shares which are entitled to similar
                               voting rights (voting together as a single class).

Ownership Limit..............  To maintain our qualification as a REIT for federal income tax purposes, you may not acquire more than 9.8% of the
                               number or aggregate value of all of our outstanding common and preferred shares.

Listing......................  The Series B Preferred Shares will be listed on the NYSE under the symbol "OFC PFD.B." We expect that trading on the
                               NYSE will commence within 30 days after initial delivery of the Series B Preferred Shares.

Form.........................  The Series B Preferred Shares will be issued and maintained in book-entry form registered in the name of the nominee of the Depository Trust Company except under limited
                               circumstances described herein.

Conversion...................  The Series B Preferred Shares are not convertible into, or exchangeable for, any other of our property or securities.

Use of Proceeds..............  We intend to contribute the net proceeds from this offering to our operating partnership to repay certain indebtedness under our secured revolving credit facility and for our
                               general operating purposes.

    There has been no public market for the Series B Preferred Shares prior to this offering. As a result, we cannot be sure that the initial public offering price will be an accurate indication of the price at which this Series B Preferred Shares will trade in the public market after this offering or that there will be an active trading market for the Series B Preferred Shares. For additional information regarding the terms of the Series B Preferred Shares, see "Description of Series B Preferred Shares."

                             SUMMARY FINANCIAL DATA

    The following table contains summary financial data as of and for the year ended December 31, 1998 (the first calendar year of operations ending after our reformation as a Maryland real estate investment trust) derived from our audited financial statements and unaudited information as of and for the three months ended March 31, 1999 and 1998. Since this information is only a summary, you should refer to our consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended December 31, 1998 and our Quarterly Report on Form 10-Q for the three months ended March 31, 1999, incorporated by reference in this prospectus supplement, for additional information.

                                                                       Three Months Ended March 31,
                                                                                                      Year Ended
                                                                       ----------------------------  December 31,
                                                                           1999           1998           1998
                                                                       -------------  -------------  -------------
                                                                       (dollar and share information in thousands,
                                                                                 except per share data)
OPERATING DATA:
Revenues:
  Rental income......................................................    $  16,179      $   4,919     $    35,676
  Tenant recoveries and other income.................................        2,344            606           4,538
                                                                       -------------  -------------  -------------
    Total revenues...................................................       18,523          5,525          40,214
                                                                       -------------  -------------  -------------
Expenses:
  Property operating.................................................        5,003            899           9,632
  General and administrative.........................................          889            299           1,890
  Interest...........................................................        5,193          2,159          12,207
  Amortization of deferred financing costs...........................          225             64             423
  Depreciation and other amortization................................        2,792            977           6,285
  Reformation costs(1)...............................................           --            637             637
                                                                       -------------  -------------  -------------
    Total expenses...................................................       14,102          5,035          31,074
                                                                       -------------  -------------  -------------
Income before equity in income of Service Companies, gain on sales of
  rental properties, minority interests and extraordinary item(2)....        4,421            490           9,140
Equity in income of Service Companies................................          181             --             139
Gain on sale of rental properties....................................          986             --              --
Minority interests...................................................       (1,349)          (989)         (4,583)
Extraordinary item--loss on retirement of debt.......................         (694)            --              --
                                                                       -------------  -------------  -------------
Net income (loss)....................................................        3,545           (499)          4,696
Preferred share dividends............................................         (338)            --            (327)
                                                                       -------------  -------------  -------------
Net income (loss) available to Common Shareholders...................    $   3,207      $    (499)    $     4,369
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------
Basic earnings (loss) per Common Share
  Income before extraordinary item...................................    $    0.23      $   (0.22)    $      0.48
  Extraordinary item--loss on retirement of debt.....................        (0.04)            --              --
                                                                       -------------  -------------  -------------
  Net income (loss) per Common Share.................................    $    0.19      $   (0.22)    $      0.48
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------
Diluted earnings (loss) per Common Share
  Income before extraordinary item...................................    $    0.19      $   (0.22)    $      0.47
  Extraordinary item--loss on retirement of debt.....................        (0.02)            --              --
                                                                       -------------  -------------  -------------
  Net income (loss) per Common Share.................................    $    0.17      $   (0.22)    $      0.47
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

Cash dividends declared per Common Share.............................    $    0.18      $    0.15     $      0.66
Weighted average Common Shares outstanding--basic....................       16,802          2,268           9,099
Weighted average Common Shares outstanding--diluted..................       28,914          2,294          19,237

BALANCE SHEET DATA (AS OF PERIOD END):
Commercial real estate properties, net...............................    $ 528,029      $ 187,730     $   546,887
Total assets.........................................................      550,203        192,656         563,677
Mortgage loans payable...............................................      290,836        114,301         306,824
Total liabilities....................................................      302,588        117,194         317,700
Minority interests...................................................       78,922         64,611          77,196
Shareholders' equity.................................................      168,693         10,851         168,781

                                                                       Three Months Ended March 31,
                                                                                                      Year Ended
                                                                       ----------------------------  December 31,
                                                                           1999           1998           1998
                                                                       -------------  -------------  -------------
                                                                       (dollar and share information in thousands,
                                                                                 except per share data)
OTHER DATA:
Cash flows provided by (used in):
  Operating activities...............................................    $   6,470      $     956     $    13,141
  Investing activities...............................................          (78)          (682)       (183,928)
  Financing activities...............................................       (5,126)        (1,323)        169,741
Funds from operations(3).............................................        7,376          2,099          16,154

OFFICE PROPERTY DATA (AS OF PERIOD END):
Number of office properties owned....................................           49             10              48
Total rentable square feet owned (in thousands)......................        4,399          1,488           4,338

------------------------------

(1) Reflects a non-recurring expense of $637 associated with our reformation during the first quarter of 1998. This transaction has been eliminated in determining funds from operations ("FFO") since it is not expected to have a continuing impact on us. For information regarding the reformation, see Note 8 to Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 1998 incorporated by reference in this prospectus supplement.

(2) The Service Companies constitute Corporate Office Management, Inc. together with its subsidiaries, Corporate Realty Management, LLC and Corporate Development Services, LLC.

(3) We consider FFO to be meaningful to investors as a measure of the financial performance of an equity REIT when considered with the financial data presented under generally accepted accounting principles ("GAAP"). Under the National Association of Real Estate Investment Trusts' ("NAREIT") definition, FFO means net income (loss) computed in accordance with GAAP, excluding gains (or losses) from debt restructuring and sales of property, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Further, if the conversion of securities into Common Shares is dilutive, we exclude any GAAP income allocated to these securities in computing FFO. The FFO we present may not be comparable to the FFO of other REITs since they may interpret the current NAREIT definition of FFO differently or they may not use the current NAREIT definition of FFO. FFO is not the same as cash generated from operating activities or net income determined in accordance with GAAP. FFO is not necessarily an indication of our cash flow available to fund cash needs. Additionally, it should not be used as an alternative to net income when evaluating our financial performance or to cash flow from operating, investing, and financing, when evaluating our liquidity or ability to make cash distributions or pay debt service.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of March 31, 1999: (i) on a historical basis; (ii) as adjusted for our acquisitions of the Commons Corporate portfolio, purchased on April 28, 1999, and the Parkway Crossing portfolio, purchased on April 16, 1999 (together, the "Acquisitions"); and (iii) as further adjusted assuming the sale of Series B Preferred Shares and the application of net proceeds of this offering as described under "Use of Proceeds" and assuming conversion of the Initial Preferred Units into Common Units (the "Conversion"). The information set forth in the following table should be read in conjunction with, and is qualified in its entirety by, the consolidated financial statements and the notes thereto in our Annual Report on Form 10-K for the year ended December 31, 1998, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, incorporated by reference herein:

                                                                                  As of March 31, 1999(1)
                                                                     -------------------------------------------------
                                                                                                         As Further
                                                                                                        Adjusted for
                                                                                                             the
                                                                                      As Adjusted for  Conversion and
                                                                                            the             this
                                                                       Historical     Acquisitions(2)    Offering(3)
                                                                     ---------------  ---------------  ---------------

                                                                                  (dollars in thousands)
Mortgage loans payable.............................................    $   290,836      $   321,621      $   295,577
Minority Interests:
  Initial Preferred Units..........................................         52,500           52,500               --
  Common Units.....................................................         26,422           29,454           90,913
                                                                     ---------------  ---------------  ---------------
      Total........................................................         78,922           81,954           90,913
Shareholders' equity:
  5.5% Series A Convertible Preferred Shares ($0.01 par value;
    1,025,000 authorized, 984,308 shares issued and outstanding on
    a historical, as adjusted and as further adjusted basis).......             10               10               10
  10% Series B Cumulative Redeemable Preferred Shares ($0.01 par
    value; no shares authorized, issued and outstanding on a
    historical and as adjusted basis, 1,725,000 shares authorized and 1,100,000 shares issued and outstanding on an as further
    adjusted basis)(4).............................................             --               --               11
  Common Shares ($0.01 par value; 45,000,000 authorized and
    16,801,876 shares issued and outstanding on a historical, as
    adjusted and as further adjusted basis)(5).....................            168              168              168
Additional paid-in capital.........................................        175,532          175,931          193,005
Accumulated deficit................................................         (7,017)          (7,017)          (7,017)
                                                                     ---------------  ---------------  ---------------
      Total shareholders' equity...................................        168,693          169,092          186,177
                                                                     ---------------  ---------------  ---------------
TOTAL CAPITALIZATION...............................................    $   538,451      $   572,667      $   572,667
                                                                     ---------------  ---------------  ---------------
                                                                     ---------------  ---------------  ---------------

------------------------------

(1) Subsequent to March 31, 1999, we repaid $5,017 in mortgage loans payable upon disposition of three retail properties. In addition, we obtained a $12,500 mortgage loan, which bears interest at a rate of LIBOR plus 1.75%. Three of our properties secure this loan, which matures in May 2002. We also obtained a $10,000 mortgage loan which bears interest at a rate of LIBOR plus 1.75%, which was used to repay a portion of our secured revolving credit facility. Eight properties secure this loan, which matures in November 1999.

(2) In connection with the Acquisitions, we issued 326,775 Common Units in our operating partnership valued at $10.50 per unit. We also assumed $5,097 of debt and borrowed $25,688 under our secured revolving credit facility to finance the Acquisitions. Includes the adjustment to minority interest of $(399) to reflect the change in ownership of our operating partnership.

(3) In connection with this offering, the holders of our Initial Preferred Units consented to the Conversion on October 1, 1999 of their 2,100,000 Initial Preferred Units, convertible on the basis of 3.5714 Common Units for each Initial Preferred Unit, plus any accrued return. The accrued return of $853 at March 31, 1999 was disbursed on April 15, 1999. Includes the adjustment to minority interest of $8,959 to reflect the change in ownership of our operating partnership.

(4) Does not include 165,000 Series B Preferred Shares issuable upon the exercise of the underwriters' over-allotment option.

(5) Does not include (i) 10,756,915 Common Shares that may be issued under certain circumstances upon conversion or redemption of outstanding Common Units, including existing Common Units (2,930,200 Common Units) and Common Units issued in connection with the Acquisitions (326,775 Common Units) and the Conversion (7,499,940 Common Units), and (ii) 1,008,475 Common Shares underlying options issued under our option plan and incentive plan outstanding as of March 31, 1999.

                                FINANCIAL RATIOS

CALCULATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED SHARE
  DIVIDENDS

    The following financial ratio measures our ability to repay interest, any preferred share dividends and Initial Preferred Unit distributions from our earnings. Earnings were computed by adding fixed charges (excluding preferred share dividends and capitalized interest) and minority interests of holders of Common Units in our operating partnership to net income. Fixed charges consist of interest costs, amortization of debt issuance costs and distributions to preferred unitholders.

                                                                                                 Three Months Ended
                                                                                                   March 31, 1999
                                                                                               -----------------------
Ratio of earnings to combined fixed charges and Preferred Share dividends....................              1.53x

    In connection with this offering, all holders of the Initial Preferred Units ($52.5 million) in our operating partnership have agreed to convert their Initial Preferred Units into Common Units on October 1, 1999, the earliest allowable date for conversion. See "Description of Series B Preferred Shares--Ranking." The following ratio of earnings to combined fixed charges and Preferred Share dividends was calculated on a pro forma basis assuming this conversion had taken place on January 1, 1999:

                                                                                                 Three Months Ended
                                                                                                   March 31, 1999
                                                                                               -----------------------
Ratio of earnings to combined fixed charges and Preferred Share dividends as adjusted for
  this conversion............................................................................              1.76x

CALCULATION OF INTEREST AND DEBT SERVICE COVERAGE RATIOS

    The following table presents financial ratios which measure our ability to repay interest and principal from EBITDA (our earnings before mortgage and other interest, income taxes, depreciation and amortization):

                                                                                                 Three Months Ended
                                                                                                   March 31, 1999
                                                                                               -----------------------
Ratio of EBITDA to interest expense..........................................................              2.47x

Ratio of EBITDA to interest expense plus capitalized interest................................              2.41x

Ratio of EBITDA to interest expense plus capitalized interest and scheduled principal
  amortization (debt service coverage ratio).................................................              2.20x

                                USE OF PROCEEDS

    We intend to contribute the net proceeds from the sale of the Series B Preferred Shares, estimated to be $26.0 million or $30.0 million if the underwriters' over-allotment option is exercised in full, to our operating partnership in exchange for a preferred interest in our operating partnership. The terms of such preferred interest will be substantially equivalent to the economic terms of the Series B Preferred Shares. Our operating partnership intends to use a portion of the amount received from us to repay $26.0 million of indebtedness under our secured revolving credit facility. Bankers Trust Company, an affiliate of one of the underwriters in this offering, is the lead and administrative agent under our secured revolving credit facility. This indebtedness bore interest at a weighted average rate of 6.70% at June 28, 1999, and matures in May 2000 unless extended, at our option, for a one-year period, subject to customary conditions. Our operating partnership will use the remaining net proceeds, if any, for our general operating purposes.

                                  OUR COMPANY

HISTORY

    Our predecessor company was formed in 1988 as Royale Investments, Inc. to own and acquire retail properties and subsequently became an externally advised REIT. In October 1997, Royale Investments, Inc., as part of a series of transactions, acquired the Mid-Atlantic suburban office operations of The Shidler Group, a nationally recognized real estate investment company. As a result of these transactions, we relocated our headquarters from Minneapolis to Philadelphia and became internally administered. At that time, Jay Shidler became our Chairman of the Board and Clay Hamlin became our President and Chief Executive Officer. In January 1998, we changed our name to Corporate Office Properties Trust, Inc. and in March 1998, we were reformed as a Maryland real estate investment trust and changed our name to Corporate Office Properties Trust.

    Our reformation as a Maryland real estate investment trust completed the conversion of The Shidler Group's privately-owned Mid-Atlantic suburban office operations into a public REIT operating format. This transformation resulted from our vision and desire to create a growth-oriented real estate company focused on suburban office properties.

    In April 1998, we completed a public offering which generated $72.7 million of net proceeds from the issuance of 7,500,000 Common Shares. Concurrent with our 1998 offering, we listed our Common Shares on the NYSE and began trading under the symbol "OFC."

    In September 1998, we acquired the property portfolio and management operations of Constellation Real Estate Group, Inc. ("Constellation"), the wholly-owned real estate subsidiary of Baltimore Gas and Electric ("BGE"). Constellation's portfolio consisted principally of 12 suburban office properties totaling 1.2 million rentable square feet, predominately located in the Northern Baltimore/Washington corridor. In addition, we acquired our interest in CRM and formed Corporate Development Services, LLC ("CDS") to expand our property management business and development activities. The transaction was valued at $186.8 million, and included the issuance of 7,030,793 Common Shares, valued at $10.50 per Common Share, and 984,308 5.5% Series A Convertible Preferred Shares, valued at $25.00 per share, to BGE. As of March 31, 1999, BGE owned a total of 30.5% of our equity on a fully-diluted basis. In addition, we added several key executive officers, including Randall Griffin as our President and Chief Operating Officer and Roger Waesche as a Senior Vice President and our Chief Financial Officer, and two BGE nominees to our Board of Trustees.

    Today we are a fully-integrated and self-managed real estate company with over 120 employees focused on the ownership, management, leasing, acquisition and development of suburban office properties. As of April 30, 1999, our office portfolio consisted of 59 suburban office properties totaling 4.7 million rentable square feet diversified across three Mid-Atlantic states (Maryland, Pennsylvania, and New Jersey) and was 97.8% occupied. In addition, we currently have two office properties totaling approximately 199,000 square feet under construction and have options to acquire an additional 121 acres, contiguous to certain of our properties, which can support approximately 1.9 million rentable square feet of new office development. Our property management subsidiary also manages 115 commercial properties totaling 9.0 million rentable square feet for third parties.

    Our headquarters are located at 401 City Avenue, Suite 615, Bala Cynwyd, Pennsylvania 19004, and our telephone number is (610) 538-1800.

CORPORATE OBJECTIVES AND STRATEGIES

    Our primary objectives are to achieve sustainable long-term growth in funds from operations per share and to maximize long-term shareholder value. We seek to achieve these objectives by implementing our focused operating and growth strategies. Key elements of our strategies include:

    SUBURBAN OFFICE FOCUS. We focus on the ownership, management, leasing, acquisition and development of suburban office properties. We believe office buildings currently offer the strongest fundamentals of any real estate property type, and suburban office properties offer us very attractive investment opportunities. The three key factors driving the strong fundamentals of suburban office properties are (i) increasing rental rates, (ii) low vacancy rates, and
(iii) a limited supply of new office product. Additionally, we believe that many companies are relocating to, and expanding in, suburban locations because of lower total costs, proximity to residential housing and better quality of life.

    GEOGRAPHIC AND SUBMARKET FOCUS. We focus on operating in select, demographically strong and growing submarkets, primarily within the Mid-Atlantic region, where we believe we can achieve the critical mass necessary to maximize management efficiencies, operating synergies and competitive advantages through our acquisition, property management and development programs. By focusing within specific submarkets where our management has extensive experience and market knowledge, we believe we can achieve submarket prominence that will lead to better operating results.

    OFFICE PARK FOCUS. We focus on owning and operating properties located in established suburban corporate office parks. We believe the suburban office park environment generally attracts longer-term tenants, including high-quality corporations seeking to attract and retain quality work forces, because these parks are typically situated along major transportation routes with easy access to support services, amenities and residential communities.

    CORPORATE TENANTS. To enhance the stability of our cash flow, we typically structure our leases with terms ranging from three to ten years. We focus on leasing to large, high-quality corporations with significant space requirements. We believe this strategy enables us to establish long-term relationships with quality tenants and, coupled with our geographic and submarket focus, enhances our ability to become the low-cost provider and the landlord of choice in our targeted markets.

    THIRD PARTY MANAGEMENT. In addition to operating and leasing our portfolio, we provide, through CRM, property management and a full-range of fee-based services to a wide variety of institutional owners. We believe this activity provides us with an additional source of stable income and gives us significant competitive advantages. These advantages include enhanced tenant satisfaction and property performance and lead to potential tenant expansions, acquisitions and build-to-suit development opportunities. Additionally, we believe CRM's established infrastructure has the capacity to support a larger asset base and will enhance our ability to expand our portfolio in existing and new submarkets without significantly increasing our overhead.

    ACQUISITION STRATEGIES. We actively pursue the acquisition of suburban office properties through our three-part acquisition strategy. This strategy includes targeting: (i) entity acquisitions of significant portfolios along with their management to establish prominent ownership positions in new submarkets and enhance our management infrastructure; (ii) portfolio purchases to enhance our existing submarket positions as well as enter selective new submarkets; and
(iii) opportunistic acquisitions of individual properties in our existing submarkets.

    PROPERTY DEVELOPMENT STRATEGIES. We balance our acquisition program through selective development and expansion of suburban office properties as market conditions and leasing opportunities support favorable risk-adjusted returns. We pursue development opportunities principally in response to the needs of existing and prospective new tenants. We develop sites that are in close proximity to our existing properties. We believe developing such sites enhances our ability to effectively meet tenant needs and efficiently provide critical tenant services.

    INTERNAL GROWTH STRATEGIES. We aggressively manage our portfolio to maximize the operating performance of each property through: (i) proactive property management and leasing, (ii) achieving operating efficiencies through increasing economies of scale, (iii) renewing tenant leases and re-tenanting at increased rents where market conditions permit, and (iv) expanding our third party management business.

FINANCING POLICY

    We pursue a capitalization strategy aimed at maintaining a flexible capital structure in order to facilitate consistent growth and performance through all real estate and economic market conditions. Key components of our policy include:

    DEBT STRATEGY. We primarily utilize property-level mortgage debt as opposed to corporate unsecured debt. We believe the commercial mortgage debt market is a more mature and generally a more stable market for real estate companies, which provides us with greater access to capital on a more consistent basis and, generally, on more favorable terms. Additionally, we seek to utilize long-term, fixed-rate debt, which we believe enhances the stability of our cash flow. On a consolidated basis, we seek to maintain a minimum debt service coverage ratio of
1.6 to 1.0, which we believe is generally consistent with the current minimum investment grade requirement for mortgages securing commercial real estate. We believe this ratio is appropriate for a seasoned portfolio of suburban office buildings.

    EQUITY STRATEGY. We seek to maximize the benefits of our operating partnership organizational structure by emphasizing the issuance of our operating partnership units as an equity source to finance our property acquisition program. This strategy provides prospective property sellers the ability to defer taxable gains by receiving our units in lieu of cash and reduces the need for us to access the equity and debt markets.

OWNERSHIP STRUCTURE

    We conduct our operations principally through our operating partnership, Corporate Office Properties, L.P., for which we are the sole managing general partner. Our operating partnership owns our properties both directly and through subsidiary partnerships and limited liability companies. Additionally, it also owns a 95.0% economic interest in and, collectively with our Chief Executive Officer and Chief Operating Officer, 49.5% of the voting stock of Corporate Office Management, Inc. ("COMI"), which performs asset management, managerial, financial and legal functions. COMI owns 75.0% of the voting and economic interest in CRM, which provides property management services, and 100.0% of CDS, which provides construction and development services.

                              OUR OFFICE PORTFOLIO

PROPERTY SUMMARY DATA

    The following table provides certain information, as of April 30, 1999, relating to each of our office properties:

                                                                                                                  Total Rental
                                                                                                      Total        Revenue Per
                                                       Year Built/   Rentable      Percentage        Rental         Occupied
Property and Location                  Submarket        Renovated     Sq. Ft.       Occupied       Revenue(1)        Sq. Ft.
---------------------------------  ------------------  -----------  -----------  ---------------  -------------  ---------------
                                                                                                   (thousands)
NORTHERN BALTIMORE/WASHINGTON CORRIDOR:(2)

2730 Hercules Road                    BWI Airport         1990         240,336          100.0%      $   4,575       $   19.04
  ANNAPOLIS JUNCTION, MD

900 Elkridge Landing Road             BWI Airport         1982          97,139          100.0           1,645           16.94
  LINTHICUM, MD

1199 Winterson Road                   BWI Airport         1988          96,636          100.0           1,534           15.88
  LINTHICUM, MD

133 National Business Parkway(3)      BWI Airport         1997          88,666          100.0           1,670           18.84
  ANNAPOLIS JUNCTION, MD

141 National Business Parkway         BWI Airport         1990          86,964           98.4           1,480           17.30
  ANNAPOLIS JUNCTION, MD

135 National Business Parkway         BWI Airport         1998          86,863          100.0           1,614           18.59
  ANNAPOLIS JUNCTION, MD

7467 Ridge Road                       BWI Airport         1990          73,773          100.0           1,523           20.64
  HANOVER, MD

881 Elkridge Landing Road             BWI Airport         1986          73,572          100.0             918           12.48
  LINTHICUM, MD

1099 Winterson Road                   BWI Airport         1988          70,002           87.7             962           15.67
  LINTHICUM, MD

131 National Business Parkway         BWI Airport         1990          68,906          100.0           1,225           17.78
  ANNAPOLIS JUNCTION, MD

1190 Winterson Road                   BWI Airport         1987          68,567          100.0           1,099           16.03
  LINTHICUM, MD

911 Elkridge Landing Road             BWI Airport         1985          68,419           73.6             822           16.32
  LINTHICUM, MD

849 International Drive               BWI Airport         1988          67,913           88.4           1,003           16.71
  LINTHICUM, MD

1201 Winterson Road                   BWI Airport         1985          67,903          100.0             676            9.95
  LINTHICUM, MD

7318 Parkway Drive                    BWI Airport         1984          59,204          100.0             633           10.69
  LINTHICUM, MD

930 International Drive               BWI Airport         1986          57,140          100.0             623           10.90
  HANOVER, MD

900 International Drive               BWI Airport         1986          57,140          100.0             623           10.90
  HANOVER, MD

921 Elkridge Landing Road             BWI Airport         1983          54,057          100.0             862           15.94
  LINTHICUM, MD

939 Elkridge Landing Road             BWI Airport         1983          51,953          100.0             797           15.34
  LINTHICUM, MD

800 International Drive               BWI Airport         1988          50,612          100.0             776           15.33
  LINTHICUM, MD

1340 Ashton Road                      BWI Airport         1989          46,400          100.0             587           12.65
  HANOVER, MD

7321 Parkway Drive                    BWI Airport         1984          39,822          100.0             627           15.75
  HANOVER, MD

                                             Major Tenants
                                             (10% or More
Property and Location                      Rentable Sq. Ft.)
---------------------------------  ---------------------------------
NORTHERN BALTIMORE/WASHINGTON COR
2730 Hercules Road                 U.S. Department of Defense (100%)
  ANNAPOLIS JUNCTION, MD
900 Elkridge Landing Road          First Annapolis (51%);
  LINTHICUM, MD                    Booz Allen Hamilton (38%)
1199 Winterson Road                U.S. Department of Defense (100%)
  LINTHICUM, MD
133 National Business Parkway(3)   e.spire Communications (67%);
  ANNAPOLIS JUNCTION, MD           Applied Signal Technology (33%)
141 National Business Parkway      Stanford Telecommunications
  ANNAPOLIS JUNCTION, MD           (46%); J.G. Van Dyke & Associates
                                   (20%); Harris Data Services Corp
                                   (14%)
135 National Business Parkway      Credit Management Solutions (82%)
  ANNAPOLIS JUNCTION, MD
7467 Ridge Road                    Travelers Casualty and Surety
  HANOVER, MD                      (55%);
                                   Pepsi-Cola Bottling (17%)
881 Elkridge Landing Road          U.S. Department of Defense (100%)
  LINTHICUM, MD
1099 Winterson Road                Preferred Health Network (34%);
  LINTHICUM, MD                    McDonald's Corporation (29%)
131 National Business Parkway      TASC, Inc. (36%);
  ANNAPOLIS JUNCTION, MD           e.spire Communications (35%);
                                   U.S. Department of Defense (15%);
                                   Intel Corporation (13%)
1190 Winterson Road                Chesapeake Appraisal (58%);
  LINTHICUM, MD                    U.S. Department of Defense (15%);
                                   Motorola, Inc. (14%)
911 Elkridge Landing Road          U.S. Department of Defense (53%);
  LINTHICUM, MD                    Nationwide Mutual (21%)
849 International Drive            EMC Corporation (13%);
  LINTHICUM, MD                    Coca Cola (11%);
                                   U.S. Department of Defense (11%)
1201 Winterson Road                Ciena Corporation (100%)
  LINTHICUM, MD
7318 Parkway Drive                 U.S. Department of Defense (100%)
  LINTHICUM, MD
930 International Drive            Ciena Corporation (100%)
  HANOVER, MD
900 International Drive            Ciena Corporation (100%)
  HANOVER, MD
921 Elkridge Landing Road          Aerotek, Inc. (100%)
  LINTHICUM, MD
939 Elkridge Landing Road          Agency Holding (68%);
  LINTHICUM, MD                    U.S. Department of Defense (24%)
800 International Drive            Raytheon E-Systems (94%)
  LINTHICUM, MD
1340 Ashton Road                   Lockheed Martin (100%)
  HANOVER, MD
7321 Parkway Drive                 U.S. Department of Defense (100%)
  HANOVER, MD

                                                                                                                  Total Rental
                                                                                                      Total        Revenue Per
                                                       Year Built/   Rentable      Percentage        Rental         Occupied
Property and Location                  Submarket        Renovated     Sq. Ft.       Occupied       Revenue(1)        Sq. Ft.
---------------------------------  ------------------  -----------  -----------  ---------------  -------------  ---------------
                                                                                                   (thousands)

7609 Energy Parkway Drive             BWI Airport         1982          38,513           91.2%      $     217       $    6.17
  RIVIERA BEACH, MD

1334 Ashton Road                      BWI Airport         1989          37,631           96.6             559           15.38
  HANOVER, MD

1331 Ashton Road                      BWI Airport         1989          29,936          100.0             378           12.61
  HANOVER, MD

1350 Dorsey Road                      BWI Airport         1989          19,706           83.4             243           14.79
  HANOVER, MD

1344 Ashton Road                      BWI Airport         1989          16,865          100.0             321           19.06
  HANOVER, MD

1341 Ashton Road                      BWI Airport         1989          15,825          100.0             156            9.88
  HANOVER, MD

1343 Ashton Road                      BWI Airport         1989           9,962          100.0             122           12.23
  HANOVER, MD

1615 - 1629 Thames Street(4)       Downtown Baltimore   1889/1989      103,670           98.9           1,617           15.77
  BALTIMORE, MD

7200 Riverwood Drive                 Howard County        1986         160,000          100.0           2,771           17.32
  COLUMBIA, MD                         Perimeter

6950 Columbia Gateway Drive          Howard County        1998         107,778          100.0           2,185           20.27
  COLUMBIA, MD                         Perimeter

6740 Alexander Bell Drive            Howard County      1989/1992       59,576          100.0           1,266           21.26
  COLUMBIA, MD                         Perimeter

8815 Centre Park Drive               Howard County        1987          53,635          100.0             979           18.25
  COLUMBIA, MD                         Perimeter

6716 Alexander Bell Drive            Howard County      1989/1992       51,980          100.0             903           17.37
  COLUMBIA, MD                         Perimeter

6760 Alexander Bell Drive            Howard County      1989/1992       37,248          100.0             702           18.85
  LINTHICUM, MD                        Perimeter

14502 Greenview Drive                    Laurel           1988          71,870           96.3           1,148           16.59
  LAUREL, MD

14504 Greenview Drive                    Laurel           1985          69,194           93.1           1,107           17.18
  LAUREL, MD

6009 - 6011 Oxon Hill Road          Southern Prince       1990         181,236           98.8           3,433           19.17
  OXON HILL, MD                     George's County
                                                                    -----------                   -------------

TOTAL/AVERAGE NORTHERN BALTIMORE/WASHINGTON CORRIDOR                 2,736,612           98.0          44,381           16.55
                                                                    -----------                   -------------

BLUE BELL/PHILADELPHIA:

753 Jolly Road (3)                     Blue Bell       1960/92-94      419,472          100.0           2,972            7.09
  BLUE BELL, PA

785 Jolly Road (3)                     Blue Bell        1970/1996      219,065          100.0           2,124            9.69
  BLUE BELL, PA

760 Jolly Road (3)                     Blue Bell        1974/1994      208,854          100.0           2,567           12.29
  BLUE BELL, PA

751 Jolly Road (3)                     Blue Bell        1966/1991      112,958          100.0           1,459           12.92
  BLUE BELL, PA
                                                                    -----------                   -------------

TOTAL/AVERAGE BLUE BELL/PHILADELPHIA                                   960,349          100.0           9,122            9.50
                                                                    -----------                   -------------


                                             Major Tenants
                                             (10% or More
Property and Location                      Rentable Sq. Ft.)
---------------------------------  ---------------------------------

7609 Energy Parkway Drive          Rapid Response (50%);
  RIVIERA BEACH, MD                BGE Environmental (19%)
1334 Ashton Road                   Science Applications (60%);
  HANOVER, MD                      Merrill Corporation (37%)
1331 Ashton Road                   Booz Allen Hamilton (71%);
  HANOVER, MD                      Aerosol Monitoring (29%)
1350 Dorsey Road                   Aerotek, Inc.(24%);
  HANOVER, MD                      Noodles, Inc. (13%);
                                   Hunan Pagoda (12%);
                                   Electronic System (11%)
1344 Ashton Road                   Titan Systems (28%);
  HANOVER, MD                      Student Travel Services (23%);
                                   AMP Corporation (16%);
                                   Dazer / MD Corporation (14%);
                                   Citizens National Bank (12%)
1341 Ashton Road                   Supertots Childcare, Inc. (71%);
  HANOVER, MD                      Preston Trucking, Inc. (29%)
1343 Ashton Road                   Meridian Sciences (100%)
  HANOVER, MD
1615 - 1629 Thames Street(4)       JHPEIGO Corporation (30%);
  BALTIMORE, MD                    Lista's (14%)
7200 Riverwood Drive               U.S. Department of Defense (100%)
  COLUMBIA, MD
6950 Columbia Gateway Drive        Magellan Behavioral Health
  COLUMBIA, MD                     (100%)(5)
6740 Alexander Bell Drive          Johns Hopkins University (42%);
  COLUMBIA, MD                     Sky Alland Research, Inc. (21%);
                                   Science Applications (20%);
                                   Amtel Corporation (16%)
8815 Centre Park Drive             COMI (25%);
  COLUMBIA, MD                     National Association of Credit
                                   Management (20%);
                                   Reap/REMAX, Inc. (16%);
                                   H.C. Copeland Associates (11%)
6716 Alexander Bell Drive          Sun Microsystems, Inc. (81%);
  COLUMBIA, MD                     Science Applications (10%)
6760 Alexander Bell Drive          Cadence Design Systems, Inc.
  LINTHICUM, MD                    (65%)
14502 Greenview Drive              Sky Alland Research, Inc. (22%);
  LAUREL, MD                       Greenman-Pedersen, Inc. (15%)
14504 Greenview Drive              Great West Life & Annuity (17%);
  LAUREL, MD                       Laurel Consulting Group (16%);
                                   Moore USA, Inc. (11%)
6009 - 6011 Oxon Hill Road         U.S. Department of Treasury
  OXON HILL, MD                    (47%); Constellation Real Estate
                                   (24%)

TOTAL/AVERAGE NORTHERN BALTIMORE/

BLUE BELL/PHILADELPHIA:
753 Jolly Road (3)                 Unisys (100%)
  BLUE BELL, PA
785 Jolly Road (3)                 Unisys with 100% sublease to
  BLUE BELL, PA                    Merck
760 Jolly Road (3)                 Unisys (100%)
  BLUE BELL, PA
751 Jolly Road (3)                 Unisys (100%)
  BLUE BELL, PA

TOTAL/AVERAGE BLUE BELL/PHILADELP


                                                                                                                  Total Rental
                                                                                                      Total        Revenue Per
                                                       Year Built/   Rentable      Percentage        Rental         Occupied
Property and Location                  Submarket        Renovated     Sq. Ft.       Occupied       Revenue(1)        Sq. Ft.
---------------------------------  ------------------  -----------  -----------  ---------------  -------------  ---------------
                                                                                                   (thousands)
GREATER HARRISBURG:
2605 Interstate Drive                  East Shore         1990          84,268          100.0%      $   1,199       $   14.23
  HARRISBURG, PA
2601 Market Place                      East Shore         1989          67,753          100.0           1,118           16.50
  HARRISBURG, PA
6385 Flank Drive                       East Shore         1995          32,800          100.0             438           13.36
  HARRISBURG, PA
                                                                    -----------                   -------------
TOTAL/AVERAGE GREATER HARRISBURG                                       184,821          100.0           2,755           14.91
                                                                    -----------                   -------------
NORTHERN/CENTRAL NEW JERSEY:
431 Ridge Road                     Exit 8A - Cranbury   1958/1998      170,000          100.0           3,503           20.61
  DAYTON, NJ
429 Ridge Road                     Exit 8A - Cranbury   1966/1996      142,385          100.0           2,580           18.12
  DAYTON, NJ
19 Commerce Drive                  Exit 8A - Cranbury     1989          65,277          100.0           1,252           19.18
  CRANBURY, NJ
104 Interchange Plaza              Exit 8A - Cranbury     1990          47,142          100.0             866           18.36
  CRANBURY, NJ
101 Interchange Plaza              Exit 8A - Cranbury     1985          43,886           92.2             753           18.62
  CRANBURY, NJ
47 Commerce Drive                  Exit 8A - Cranbury   1992/1998       35,048          100.0             476           13.60
  CRANBURY, NJ
437 Ridge Road                     Exit 8A - Cranbury   1962/1996       30,000          100.0             583           19.43
  DAYTON, NJ
3 Centre Drive                     Exit 8A - Cranbury     1987          20,436          100.0             333           16.29
  CRANBURY, NJ
7 Centre Drive                     Exit 8A - Cranbury     1989          19,466           93.8             325           17.79
  CRANBURY, NJ
8 Centre Drive                     Exit 8A - Cranbury     1986          16,199          100.0             348           21.50
  CRANBURY, NJ
2 Centre Drive                     Exit 8A - Cranbury     1989          16,132          100.0             449           27.81
  CRANBURY, NJ
695 Route 46                             Wayne            1990         158,348           74.0           2,151           18.34
  FAIRFIELD, NJ
710 Route 46                             Wayne            1985         101,791           95.0           1,670           17.27
  FAIRFIELD, NJ
                                                                    -----------                   -------------
TOTAL/AVERAGE NORTHERN/CENTRAL NEW JERSEY                              866,110           94.1          15,289           18.75
                                                                    -----------                   -------------

TOTAL/AVERAGE OFFICE PROPERTIES                                      4,747,892           97.8%      $  71,547       $   15.41
                                                                    -----------                   -------------
                                                                    -----------                   -------------

                                             Major Tenants
                                             (10% or More
Property and Location                      Rentable Sq. Ft.)
---------------------------------  ---------------------------------
GREATER HARRISBURG:
2605 Interstate Drive              Commonwealth of Pennsylvania
  HARRISBURG, PA                   (56%);
                                   Health Central, Inc. (32%)
2601 Market Place                  Penn State Geisinger Systems
  HARRISBURG, PA                   (38%); Ernst & Young LLP (26%);
                                   Texas Eastern Pipeline (26%)
6385 Flank Drive                   Cowles Enthusiast Media (34%);
  HARRISBURG, PA                   Orion Capital Companies (26%);
                                   Pitney Bowes, Inc. (21%)
TOTAL/AVERAGE GREATER HARRISBURG
NORTHERN/CENTRAL NEW JERSEY:
431 Ridge Road                     IBM with 100% sublease to AT&T
  DAYTON, NJ                       Local Services
429 Ridge Road                     AT&T Local Services (100%)
  DAYTON, NJ
19 Commerce Drive                  The Associated Press (100%)
  CRANBURY, NJ
104 Interchange Plaza              S.M.I.P.A. LLC (24%);
  CRANBURY, NJ                     Utica Mutual Insurance (15%);
                                   Laborer's International Union
                                   (13%);
                                   Lanier Worldwide, Inc. (12%);
                                   Somerset Real Estate Management,
                                   Inc. (10%)
101 Interchange Plaza              Ford Motor Credit Company (33%);
  CRANBURY, NJ                     Arquest, Inc. (16%);
                                   Middlesex County Improvement
                                   Authority (13%);
                                   Trans Union Corporation (11%)
47 Commerce Drive                  Somfy Systems, Inc. (100%)
  CRANBURY, NJ
437 Ridge Road                     IBM with 100% sublease to AT&T
  DAYTON, NJ                       Local Services
3 Centre Drive                     Matrix Development Group (100%)
  CRANBURY, NJ
7 Centre Drive                     Paradise Software, Inc. (17%);
  CRANBURY, NJ                     System Freight, Inc. (14%);
                                   Compugen, Inc. (12%)
8 Centre Drive                     AON Risk Services, Inc. (100%)
  CRANBURY, NJ
2 Centre Drive                     Summit Bancorp (100%)
  CRANBURY, NJ
695 Route 46                       Pearson, Inc. (22%);
  FAIRFIELD, NJ                    United Healthcare Services (15%);
                                   The Museum Company (12%);
                                   Morgan Stanley Dean Witter (12%)
710 Route 46                       Midsco, Inc. (19%);
  FAIRFIELD, NJ                    Radian International, LLC (12%);
                                   Continental Casualty (12%);
                                   Lincoln Financial Group (11%)
TOTAL/AVERAGE NORTHERN/CENTRAL NE
TOTAL/AVERAGE OFFICE PROPERTIES

------------------------

(1) Total Rental Revenue is the monthly contractual base rent as of April 30, 1999 multiplied by 12 plus the estimated annualized expense reimbursements under existing office leases.

(2) The Northern Baltimore/Washington Corridor encompasses Anne Arundel and Howard Counties. In addition, we own three properties in suburban Washington D.C., specifically in the Laurel and Southern Prince George's County submarkets.

(3) Property subject to substantial leases which remit rental revenue on a triple net lease basis.

(4) This property was sold in June 1999. See "Subsequent Events."

(5) Magellan is the doing-business name of Green Spring Health Services, Inc.

MAJOR TENANTS

    The following table contains information, as of April 30, 1999, regarding our 20 largest office tenants:

                                                                       Percentage                   Percentage
                                                            Total       of Total                     of Total      Wtd. Avg.
                                             Number       Occupied      Occupied     Total Rental     Rental       Remaining
                 Tenant                     of Leases      Sq. Ft.       Sq. Ft.      Revenue(1)      Revenue    Lease Term(2)
----------------------------------------  -------------  -----------  -------------  -------------  -----------  -------------
                                                                                      (thousands)                   (years)
Agencies of the U.S. Government(3)......           14       832,337          17.9%     $  13,855          19.4%          6.0
Unisys(4)...............................            3       741,284          16.0          6,998           9.8          10.2
IBM(5)..................................            3       200,000           4.3          4,086           5.7           8.9
AT&T Local Services(5)..................            1       142,385           3.1          2,580           3.6           8.8
Magellan Behavioral Health, Inc.........            1       107,778           2.3          2,185           3.1           4.5
Merck & Co., Inc.(4)....................            1       219,065           4.7          2,124           3.0          10.2
Ciena Corporation.......................            3       182,183           3.9          1,921           2.7           4.9
e.spire Communications, Inc.............            2        83,800           1.8          1,636           2.3           4.4
Credit Management Solutions, Inc........            1        70,982           1.5          1,278           1.8           9.6
The Associated Press....................            1        65,277           1.4          1,252           1.7           3.4
Johns Hopkins University................            4        62,521           1.3          1,196           1.7           5.4
Aerotek.................................            4        71,144           1.5          1,128           1.6           3.4
Travelers Casualty and Surety Company...            1        40,823           0.9            970           1.4           1.7
Booz Allen Hamilton.....................            2        58,478           1.3            970           1.4           3.2
Constellation Real Estate, Inc.(6)......            4        56,334           1.2            954           1.3           1.5
Raytheon E-Systems......................            2        53,616           1.2            851           1.2           1.2
First Annapolis Consulting..............            1        49,446           1.1            772           1.1           7.3
Sun Microsystems........................            1        42,147           0.9            722           1.0           1.4
Science Applications....................            3        39,749           0.9            718           1.0           1.1
Stanford Telecom........................            1        39,880           0.9            668           0.9           4.3
                                                  ---    -----------        -----    -------------  -----------
    Subtotal............................           53     3,159,229          68.1         46,864          65.7           6.5
All remaining tenants...................          228     1,483,229          31.9         24,683          34.3           3.2
                                                  ---    -----------        -----    -------------  -----------
TOTAL/WEIGHTED AVERAGE..................          281     4,642,458         100.0%     $  71,547         100.0%          5.4
                                                  ---    -----------        -----    -------------  -----------
                                                  ---    -----------        -----    -------------  -----------

------------------------------

(1) Total Rental Revenue is the monthly contractual base rent as of April 30, 1999 multiplied by 12 plus the estimated annualized expense reimbursements under existing office leases.

(2) Based on Total Rental Revenue.

(3) Many of these government leases are subject to certain early termination provisions which are customary to government leases. The weighted average remaining lease term was computed assuming no exercise of such early termination rights.

(4) Merck & Co., Inc. subleases 219,065 rentable square feet from Unisys' 960,349 leased rentable square feet.

(5) AT&T Local Services subleases and occupies all of IBM's 200,000 leased rentable square feet through March 2002. AT&T Local Services has signed direct leases with us for such space (except for 26,928 rentable square feet) from March 2002 through 2006 and 2009.

(6) Constellation Real Estate, Inc. ("CREI") was the previous owner of these buildings and holds 41.8% of our outstanding Common Shares as of March 31, 1999.

LEASE EXPIRATIONS

    The following table presents certain information, as of April 30, 1999, regarding the expiration of our office leases:

                                                                            Total Rental
                                                                             Revenue of         Percentage of
       Year of            Number of     Square Footage    Percentage of       Expiring          Total Office
        Lease              Leases         of Leases      Total Occupied        Office              Rental
     Expiration(1)        Expiring         Expiring          Sq. Ft.          Leases(2)       Revenue Expiring
---------------------  ---------------  --------------  -----------------  ---------------  ---------------------
                                                                             (thousands)
        1999                     32          135,816              2.9%        $   2,255                 3.2%
        2000                     59          527,759             11.4             8,843                12.4
        2001                     57          512,424             11.0             8,143                11.4
        2002                     44          685,376             14.8            11,040                15.4
        2003                     45          620,400             13.4            11,088                15.5
        2004                     18          157,245              3.4             2,795                 3.9
        2005                      3           42,394              0.9               766                 1.1
        2006                      3          138,650              3.0             1,987                 2.8
        2007                      6          171,499              3.7             2,424                 3.4
        2008                      9          547,474             11.8            10,018                14.0
  2009 & Thereafter               5        1,103,421             23.7            12,188                16.9
                                ---     --------------          -----           -------               -----
   TOTAL/WEIGHTED
       AVERAGE                  281        4,642,458            100.0%        $  71,547               100.0%
                                ---     --------------          -----           -------               -----
                                ---     --------------          -----           -------               -----

                           Total Rental
       Year of              Revenue of
        Lease             Expiring Leases
     Expiration(1)     Per Occupied Sq. Ft.
---------------------  ---------------------
        1999                 $   16.60
        2000                     16.76
        2001                     15.89
        2002                     16.11
        2003                     17.87
        2004                     17.78
        2005                     18.07
        2006                     14.33
        2007                     14.13
        2008                     18.30
  2009 & Thereafter              11.04
   TOTAL/WEIGHTED
       AVERAGE               $   15.87

------------------------------

(1) Many of our government leases are subject to certain early termination provisions which are customary to government leases. The year of lease expiration was computed assuming no exercise of such early termination rights.

(2) Total Rental Revenue is the monthly contractual base rent as of April 30, 1999 multiplied by 12 plus the estimated annualized expense reimbursements under existing office leases.

RECURRING CAPITAL EXPENDITURES

    The following table summarizes our recurring capital expenditures, principally associated with re-tenanting and releasing, for our office portfolio for the three months ended March 31, 1999 and the year ended December 31, 1998:

                                                                           Three Months Ended      Year Ended
                                                                             March 31, 1999     December 31, 1998
                                                                           -------------------  -----------------
Total recurring capital expenditures (in thousands)......................             $668                $537
Average rentable square feet.............................................        4,368,488           2,688,295
Recurring capital expenditures per rentable square foot..................            $0.15               $0.20

SUBSEQUENT EVENTS

    On June 24, 1999, we sold to a third party one office building that we owned and assigned our right to purchase two additional properties aggregating approximately 230,000 rentable square feet, all located within the Baltimore metropolitan area for approximately $40.6 million. Under the terms of the transaction, the third party has the right to transfer the three properties back to us, on or before March 31, 2000, in exchange for total consideration of approximately $40.6 million consisting of cash and convertible preferred units in the operating partnership that would rank junior in priority to the Series B Preferred Units, which mirror the terms of the Series B Preferred Shares. Upon the transfer, the third party will be entitled to elect one Trustee to our Board. We can give no assurance that this transfer back to us will occur.

    On June 24, 1999, we acquired an office building totalling 61,300 square feet for $6.0 million.

HISTORICAL LEASING ACTIVITY

    The following table sets forth certain information regarding our office leasing activity for the three months ended March 31, 1999 and the year ended December 31, 1998:

                                                                           Three Months Ended      Year Ended
                                                                             March 31, 1999     December 31, 1998
                                                                           -------------------  -----------------
  RENEWALS
  Number of renewals.....................................................              13                   17
  Rentable square feet...................................................          58,074              249,413
  Base rent per square foot(1)...........................................       $   16.77          $     10.48
  Tenant improvements per square foot(2).................................       $    1.23          $      0.21
  Leasing commissions per square foot(3).................................       $    0.41          $      0.23
  Effective rent per square foot(4)......................................       $   16.28          $     10.35
  Retention rate (% based on square feet renewed)........................            90.9%                92.8%

  NEW LEASES
  Number of leases.......................................................               7                   11
  Rentable square feet...................................................          34,711               27,044
  Base rent per square foot..............................................       $   17.81          $     18.89
  Tenant improvements per square foot....................................       $    4.58          $     10.09
  Leasing commissions per square foot....................................       $    0.34          $      1.07
  Effective rent per square foot.........................................       $   16.91          $     16.45

  RENEWED AND NEW LEASES
  Number of renewed and new leases.......................................              20                   28
  Rentable square feet...................................................          92,785              276,457
  Base rent per square foot..............................................       $   17.16          $     11.30
  Tenant improvements per square foot....................................       $    2.48          $      1.18
  Leasing commissions per square foot....................................       $    0.38          $      0.31
  Effective rent per square foot.........................................       $   16.49          $      9.72

  SAME COMPARABLE SPACE ANALYSIS(5)
  Same comparable space square feet......................................          87,667              261,618
  Expiring base rent per square foot.....................................       $   16.27          $      9.21
  Renewed and new base rent per square foot..............................       $   17.09          $     10.95
  Percentage change in base rent per square foot.........................             5.0%                18.9%

------------------------

(1) Base rent is defined as total contractual rent to be received during the entire term of all lease transactions executed during the respective period, divided by the terms, in months, for such leases, multiplied by 12, and divided by the total rentable square feet under such leases.

(2) Tenant improvements are defined as capital costs incurred by us for leasehold improvements including, but not limited to, costs for items such as HVAC, plumbing, electrical upgrades, interior walls, wall finishes, ceiling treatment and floor covering.

(3) Leasing commissions are brokerage commission fees paid by us in connection with new leases or lease renewals and capital costs associated with internal leasing services.

(4) Effective rent is defined as base rent to be received during the entire term of all lease transactions executed during the respective period, minus all tenant improvements and leasing commissions from such leases divided by the terms in months, for such leases, multiplied by 12, and divided by the total rentable space feet under such leases.

(5) Excludes leasing of vacant space at newly acquired properties and newly developed properties.

OTHER PROPERTIES

    In addition to our office properties, as of April 30, 1999, we owned five retail properties totaling 311,026 rentable square feet. Four of the properties were part of the portfolio of our predecessor company, Royale Investments, Inc., and a fifth property was acquired as part of the Constellation entity transaction. We do not consider these properties part of our core business. Subsequent to April 30, 1999, we sold three properties totaling 135,752 rentable square feet for $8.2 million. We intend to sell the remaining retail assets, as market conditions permit, and redeploy the net proceeds from any such sales into our core business.

MORTGAGE INDEBTEDNESS

    The following table sets forth our mortgage indebtedness as of March 31, 1999:

                                                                Outstanding                             Maturity
                                                                   Debt          Interest Rate            Date
                                                                -----------  ---------------------  -----------------
                                                                (thousands)
Bankers Trust Company Secured Term Credit Facility............   $ 100,000                   7.50%   October 2000(1)
Teachers Insurance and Annuity Association of America.........      84,482                   6.89%    November 2008
Bankers Trust Company Secured Revolving Credit Facility.......      81,950           LIBOR + 1.75%     May 2000(2)
Aegon USA Realty Advisors, Inc................................       6,332                   8.29%      May 2007
FMB Bank......................................................       4,866(3)         LIBOR + 1.60% February 2001(2)
Provident Bank of Maryland....................................       2,886           LIBOR + 1.75%   September 2000
Provident Bank of Maryland....................................       2,736(4)         LIBOR + 1.75% February 2001(2)
Other Mortgages--Retail Properties............................       7,584     Fixed rates ranging    Ranging from
                                                                               from 7.63% to 8.00%    2011 to 2014
                                                                -----------
TOTAL.........................................................   $ 290,836
                                                                -----------
                                                                -----------

------------------------------

(1) May be extended, at our option, for two one-year periods, subject to customary conditions.

(2) May be extended, at our option, for a one-year period, subject to customary conditions.

(3) Total construction loan commitment of $9,825.

(4) Total construction loan commitment of $10,875.

                                   MANAGEMENT

Name                                    Age      Office
----------------------------------      ---
TRUSTEES AND EXECUTIVE OFFICERS
Jay H. Shidler....................          53   Chairman of the Board of Trustees
Clay W. Hamlin, III...............          54   Chief Executive Officer and Trustee
Betsy Z. Cohen....................          57   Trustee
Edward A. Crooke..................          60   Trustee
Robert L. Denton..................          46   Trustee
Steven D. Kesler..................          47   Trustee
Kenneth S. Sweet, Jr. ............          66   Trustee
William H. Walton.................          46   Trustee
Kenneth D. Wethe..................          57   Trustee
Randall M. Griffin................          54   President and Chief Operating Officer
Roger A. Waesche, Jr. ............          45   Senior Vice President and Chief Financial
                                                 Officer
John H. Gurley....................          60   Secretary, Vice President and General Counsel
Thomas D. Cassel..................          40   Vice President, Finance and Treasurer

KEY MANAGEMENT PERSONNEL
Michael D. Kaiser.................          48   CRM - President
Dwight S. Taylor..................          54   CDS - Senior Vice President, Development
Stanley A. Link...................          51   CDS - Senior Vice President, Construction

    JAY H. SHIDLER has been Chairman of our Board of Trustees since October 1997. Mr. Shidler is the Managing Partner of The Shidler Group, a nationally recognized real estate investment company. Mr. Shidler has over 25 years of experience in real estate investment and has been directly involved in the acquisition and management of over 1,000 properties in 40 states and Canada totaling over $4 billion in aggregate value. Mr. Shidler is a founder and current Chairman of the Board of Directors of First Industrial Realty Trust, Inc. and is a founder and former director and Co-Chairman of TriNet Corporate Realty Trust, Inc. Mr. Shidler is also founder and Chairman of the Board of Trustees of CGA Group, Ltd., a holding company whose subsidiary is a AAA rated financial guarantor.

    CLAY W. HAMLIN, III has been a Trustee and our Chief Executive Officer since October 1997. From May 1989 until joining us, Mr. Hamlin was the Managing Partner of The Shidler Group's Mid-Atlantic region, where he acquired, managed and leased over four million square feet of commercial property. A resident of Philadelphia for over 30 years, Mr. Hamlin has been active in the real estate business for 26 years. Mr. Hamlin is a founding shareholder of both First Industrial Realty Trust, Inc. and TriNet Corporate Realty Trust, Inc.

    BETSY Z. COHEN has been a Trustee since May 1999. Mrs. Cohen has been Chairman and Chief Executive Officer of JeffBanks, Inc., a bank holding company, since its inception in 1981 and also is Chairman and Chief Executive Officer of its subsidiaries, Jefferson Bank, which she founded in 1974, and Jefferson Bank New Jersey, which she founded in 1987. Since 1997, Mrs. Cohen also has served as Chairman, Chief Executive Officer and trustee of Resource Asset Investment Trust, a real estate investment trust. From 1985 until 1993, Mrs. Cohen was a director of First Union Corp. of Virginia, a bank holding company, and its predecessor, Dominion Bankshares, Inc. Mrs. Cohen also is a director of The Maine Merchant Bank, L.L.C., Aetna, Inc. and Life Technologies, Inc.

    EDWARD A. CROOKE has been one of our Trustees since September 1998. Mr. Crooke has been the Vice Chairman of Constellation Energy Group, Inc. ("Constellation Energy"), formerly known as BGE, since May 1999. He held the positions of Vice-Chairman of BGE from March 1998 to May 1999 and of President and Chief Operating Officer from 1992 to 1998. Mr. Crooke presently serves as Chairman of the Board, President and Chief Executive Officer of Constellation Enterprises, Inc., a wholly-owned direct subsidiary of Constellation Energy. Throughout his 30-year career with Constellation Energy, Mr. Crooke advanced from Vice President-Finance & Accounting and Secretary during the period from 1978 through 1987 to President-Utility Operations from 1988 to 1992. Mr. Crooke has been a member of Constellation Energy's Board of Directors since 1988. Mr. Crooke serves as a director on First Maryland Bancorp, First National Bank of Maryland, Goucher College and Baltimore Equitable Insurance.

    ROBERT L. DENTON has been one of our Trustees since May 1999. Mr. Denton joined The Shidler Group in 1994 and is currently a Managing Partner and the resident principal in the New York office. From 1991 to 1994, Mr. Denton was with Providence Capital, Inc., an investment banking firm which he co-founded. Mr. Denton is also a trustee of CGA Group, Ltd.

    STEVEN D. KESLER has been one of our Trustees since September 1998. Mr. Kesler is the Chief Executive Officer and President of Constellation Investments, Inc., a wholly-owned indirect subsidiary of Constellation Energy. Mr. Kesler manages a corporate investment entity, Constellation Energy's pension plan, Constellation Energy's nuclear decommissioning trust and a portfolio of real estate assets. Prior to joining Constellation Investments, Inc. in 1986, Mr. Kesler was Controller of Westinghouse-Hittman Nuclear, Inc. and Manager of Budgets, Planning and Analysis with Maryland National Corporation. Mr. Kesler is currently a director of Capital Re Corporation, a publicly traded insurance company.

    KENNETH S. SWEET, JR. has been one of our Trustees since October 1997. Mr. Sweet is the Managing Director of Gordon Stuart Associates, Inc., a venture capital and real estate partnership with assets of over $300 million, which he founded in 1991. In 1971, Mr. Sweet founded K.S. Sweet Associates which specialized in real estate and venture capital investments. From 1957 to 1971, he was with The Fidelity Mutual Life Insurance Company. Mr. Sweet serves as a director, chairman of the real estate committee and a member of the finance committee of Main Line Health and the Philadelphia Chapter of the Nature Conservancy and is on the Advisory Committee of the Arthur Ashe Youth Tennis Center.

    WILLIAM H. WALTON has been one of our Trustees since October 1997. Mr. Walton is a Managing Principal of Westbrook Partners, LLC, a fully-integrated real estate investment management company which controls approximately $4 billion of real estate assets, which he co-founded in April 1994. Prior to co-founding Westbrook, Mr. Walton was a managing director at Morgan Stanley Realty.

    KENNETH D. WETHE has been one of our Trustees since January 1990. Since 1990, Mr. Wethe has been the owner and principal officer of Wethe & Associates, a Dallas-based firm providing independent risk management, insurance and employee benefit services to school districts and governmental agencies. Mr. Wethe's background includes over 25 years experience in the group insurance and employee benefits area.

    RANDALL M. GRIFFIN has been our President and Chief Operating Officer since September 1998. Mr. Griffin previously served as President of Constellation since June 1993. From 1990 through March 1993, Mr. Griffin worked as Vice President--Development for EuroDisney Development in Paris, France. From 1976 to 1990, Mr. Griffin worked for Linclay Corporation, a St. Louis based real estate development, management and investment company, most recently as Executive Vice President and Chief Operating Officer. Mr. Griffin serves on the Boards of Directors of The National Aquarium as its Vice Chairman and Columbia Festival of the Arts. He is Vice-Chairman of the Maryland Economic Development Commission, and serves on its Executive Committee.

    ROGER A. WAESCHE, JR. has been our Chief Financial Officer since September 1998. Prior to joining us, Mr. Waesche was responsible for all financial operations of CREI, including treasury, accounting, budgeting and financial planning. Mr. Waesche also had primary responsibility for CREI's asset investment and disposition activities. Prior to joining CREI, Mr. Waesche was a practicing Certified Public Accountant with Coopers & Lybrand L.L.P.

    JOHN H. GURLEY has been our Secretary, Vice President and General Counsel since September 1998. Prior to joining us, Mr. Gurley served as Vice President and General Counsel of Constellation. Prior to joining Constellation, Mr. Gurley spent 17 years with The Rouse Company where he worked eight years as Assistant General Counsel. Before that he worked in private practice for five years with Semmes, Bowen & Semmes where he provided a broad spectrum of real estate related services to various clients.

    THOMAS D. CASSEL has been our Vice President, Finance and Treasurer since October 1997. Mr. Cassel is a Certified Public Accountant with over 19 years experience in real estate accounting, finance, acquisitions and management. From 1995 until October 1997, Mr. Cassel was Vice President and Chief Financial Officer of Delancey Investment Group, Inc., a Philadelphia-based real estate investment and management company. Prior to joining Delancey, he was a real estate consulting manager for Arthur Andersen, LLP for four years and Kenneth Leventhal & Co. for two years.

    MICHAEL D. KAISER is President of CRM, our property management subsidiary. Mr. Kaiser has more than 21 years of real estate experience, including a background in development, leasing and management of real estate projects in the Baltimore-Washington area.

    DWIGHT S. TAYLOR is Senior Vice President of CDS, our development subsidiary. Mr. Taylor has more than 24 years of real estate experience, including 14 years with CREI and four years with The Rouse Company. From 1977 to 1981 Mr. Taylor was Senior Vice President of the Baltimore Economic Development Corporation. He currently serves as Secretary/Treasurer of the Maryland Chapter of NAIOP and served as Chairman of the Associated Black Charities from 1989 to 1991. He also serves on the Board of Directors of Micros Systems, Inc.

    STANLEY A. LINK is Senior Vice President of Construction for CDS, our development subsidiary. He has over 29 years of experience in engineering and project/construction management. Prior to joining us, Mr. Link was with CREI for 15 years. During that time he directed the design and construction of over 3.2 million square feet of commercial properties. Prior to joining CREI, Mr. Link was with BGE for 13 years. Mr. Link is a member of the Institute of Electrical and Electronic Engineers.

                    DESCRIPTION OF SERIES B PREFERRED SHARES

    The following summary of the terms and provisions of the Series B Preferred Shares does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of our Declaration of Trust and the Articles Supplementary to the Declaration of Trust establishing the Series B Preferred Shares, each of which is available from us as described in "Where You Can Find More Information." This description of the particular terms of the Series B Preferred Shares supplements, and to the extent inconsistent therewith, replaces, the description of the general terms and provisions of our preferred shares set forth in the accompanying prospectus.

GENERAL

    Under our Declaration of Trust, we are authorized to issue up to 45,000,000 Common Shares and 5,000,000 preferred shares. As of March 31, 1999, 1,025,000 shares were classified as 5.5% Series A Convertible Preferred Shares and 984,308 5.5% Series A Convertible Preferred Shares were issued and outstanding. Our Board of Trustees may increase the authorized number of Common Shares and Preferred Shares without shareholder approval. As of March 31, 1999, 16,801,876 Common Shares were issued and outstanding.

    We are authorized to issue preferred shares in one or more classes or subclasses, with such designations, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption, in each case, as are permitted by Maryland law and as our Board of Trustees may determine by resolution. See "Description of Shares" in the accompanying prospectus. The Series B Preferred Shares will be a class of our preferred shares. We are authorized to issue 1,725,000 Series B Preferred Shares. Except for the 5.5% Series A Convertible Preferred Shares, there are currently no other classes or series of authorized preferred shares.

RANKING

    The Series B Preferred Shares will, with respect to dividend rights and rights upon our liquidation, dissolution or winding-up, rank (i) prior or senior to the Common Shares and any other class or series of our equity securities authorized or designated in the future if the holders of Series B Preferred Shares shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding-up in preference or priority to the holders of shares of such class or series ("Junior Shares"); (ii) on a parity with the 5.5% Series A Convertible Preferred Shares and any other class or series of our equity securities authorized or designated in the future if the holders of such class or series of securities and the Series B Preferred Shares shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority of one over the other ("Parity Shares"); and (iii) junior to any class or series of our equity securities authorized or designated in the future if the holders of such class or series shall be entitled to the receipt of dividends and amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Series B Preferred Shares ("Senior Shares").

    As of March 31, 1999, there were outstanding 2,100,000 Initial Preferred Units and 984,308 Series A Preferred Units of our operating partnership. Each Initial Preferred Unit is entitled to a priority annual distribution of $1.625, payable quarterly, prior to distributions with respect to Common Units and is convertible into 3.5714 Common Units on or after October 1, 1999. Each Series A Preferred Unit, subject to certain exceptions is entitled to a priority annual distribution of $1.375, payable quarterly, prior to distributions with respect to Common Units and is convertible into 1.8748 Common Units beginning on scheduled dates from September 28, 2000 to December 30, 2000. The Series A Preferred Units were issued to us by our operating partnership when we contributed the proceeds from the sale of our 5.5% Series A Convertible Preferred Shares to our operating partnership and have terms substantially equivalent to the terms of those 5.5% Series A Convertible Preferred Shares. The Initial Preferred Units were issued to third parties, including Messrs. Shidler and Hamlin, in exchange for properties contributed by them to our operating partnership.

    We intend to contribute the proceeds of this offering to our operating partnership in exchange for a number of Series B Preferred Units equal to the number of Series B Preferred Shares that we sell in this offering. The terms of the Series B Preferred Units will be substantially equivalent to the economic terms of the Series B Preferred Shares. The Initial Preferred Units and the Series A Preferred Units are treated equally (i.e., are pari passu) in priority over our Common Shares with respect to quarterly distributions. By their terms, the Initial Preferred Units would be pari passu with the Series B Preferred Units with respect to quarterly distributions; however, all of the holders of the Initial Preferred Units, including Messrs. Shidler and Hamlin, have agreed, in connection with this offering, to subordinate, concurrent with the closing of this offering, the priority distributions attributable to their Initial Preferred Units to the priority quarterly distributions attributable to the Series A and Series B Preferred Units. Additionally, they have agreed to exercise their conversion rights in full on October 1, 1999, the earliest allowable date for conversion.

DIVIDENDS

    Holders of Series B Preferred Shares shall be entitled to receive, when and as declared by our Board of Trustees, out of our funds legally available for payment, quarterly cash dividends on the Series B Preferred Shares at the rate of 10% of the $25.00 liquidation preference per year (equivalent to $2.50 per year per Series B Preferred Share). Such dividends shall be cumulative from the date of original issue, whether or not in any dividend period or periods such dividends shall be declared or there shall be funds legally available for the payment of such dividends, and shall be payable quarterly on January 15, April 15, July 15 and October 15 of each year (or, if not a business day, the next succeeding business day) (each a "Dividend Payment Date"), commencing October 15, 1999. Any dividend payable on the Series B Preferred Shares for any partial dividend period will be computed ratably on the basis of twelve 30-day months and a 360-day year. The initial quarterly dividend payable on the Series B Preferred Shares will be $0.68 per share. Dividends will be payable in arrears to holders of record as they appear on our share records at the close of business on the applicable record date, which shall be fixed by our Board of Trustees and which shall be not more than 60 nor less than 10 days prior to such Dividend Payment Date. Holders of Series B Preferred Shares shall not be entitled to receive any dividends in excess of cumulative dividends on the Series B Preferred Shares. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series B Preferred Shares that may be in arrears.

    When dividends are not paid in full upon the Series B Preferred Shares or any other class or series of Parity Shares, or a sum sufficient for such payment is not set apart, all dividends declared upon the Series B Preferred Shares and any Parity Shares shall be declared ratably in proportion to the respective amounts of dividends accrued and unpaid on the Series B Preferred Shares and accrued and unpaid on such Parity Shares. Except as set forth in the preceding sentence, unless dividends on the Series B Preferred Shares equal to the full amount of accrued and unpaid dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for such payment, for all past dividend periods, no dividends shall be declared or paid or set apart for payment by us and no other distribution of cash or other property may be declared or made, directly or indirectly, by us with respect to any Parity Shares. Unless dividends equal to the full amount of all accrued and unpaid dividends on the Series B Preferred Shares have been paid, or declared and set apart for payment, for all past dividend periods, no dividends (other than dividends or distributions paid in Junior Shares or options, warrants or rights to subscribe for or purchase Junior Shares) may be declared or paid or set apart for payment by us and no other distribution of cash or other property may be declared or made, directly or indirectly, by us with respect to any Junior Shares, nor shall any Junior Shares be redeemed, purchased or otherwise acquired (except for a redemption, purchase or other acquisition of Common Shares made for purposes of our employee incentive or benefit plan or any such plan of any of our subsidiaries) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Junior Shares), directly or indirectly, by us (except by conversion into or exchange for Junior Shares, or options, warrants or rights to subscribe for or purchase Junior Shares), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of Junior Shares. Notwithstanding the provisions described above, we shall not be prohibited from (i) declaring or paying or setting apart for payment any dividend or distribution on any Parity Shares or (ii) redeeming, purchasing or otherwise acquiring any Parity Shares, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary to maintain our qualification as a REIT.

LIQUIDATION PREFERENCE

    Upon any voluntary or involuntary liquidation, dissolution or winding-up, before any payment or distribution by us shall be made to or set apart for the holders of any Junior Shares, the holders of Series B Preferred Shares shall be entitled to receive a liquidation preference of $25.00 per share (the "Series B Liquidation Preference"), plus an amount equal to all accrued and unpaid dividends (whether or not earned or declared) to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Series B Preferred Shares have been paid the Series B Liquidation Preference in full, plus an amount equal to all accrued and unpaid dividends (whether or not earned or declared) to the date of final distribution to such holders, no payment shall be made to any holder of Junior Shares upon our liquidation, dissolution or winding-up. If upon any liquidation, dissolution or winding-up, our assets, or proceeds thereof, distributable among the holders of Series B Preferred Shares shall be insufficient to pay in full the above described preferential amount and liquidating payments on any other shares of any class or series of Parity Shares, then our assets, or the proceeds thereof, shall be distributed among the holders of Series B Preferred Shares and any such other Parity Shares ratably in the same proportion as the respective amounts that would be payable on such Series B Preferred Shares and any such other Parity Shares if all amounts payable thereon were paid in full. A voluntary or involuntary liquidation, dissolution or winding-up shall not include a consolidation or merger of us with or into one or more other entities, a sale or transfer of all or substantially all of our assets, or a statutory share exchange. Upon any liquidation, dissolution or winding-up, after payment shall have been made in full to the holders of Series B Preferred Shares and any Parity Shares, any other series or class or classes of Junior Shares shall be entitled to receive any and all of our assets remaining to be paid or distributed, and the holders of the Series B Preferred Shares and any Parity Shares shall not be entitled to share therein.

OPTIONAL REDEMPTION

    The Series B Preferred Shares will not be redeemable by us prior to July 15, 2004 (except in certain limited circumstances relating to our maintenance of our ability to qualify as a REIT as described in "--Restrictions on Ownership and Transfer"). On or after July 15, 2004, we may, at our option, redeem the Series B Preferred Shares, in whole or from time to time in part, at a cash redemption price equal to 100% of the Series B Liquidation Preference, plus all accrued and unpaid dividends, if any, to the redemption date. The redemption price for the Series B Preferred Shares (other than any portion thereof consisting of accrued and unpaid dividends) shall be payable solely with the proceeds from the sale of equity securities by us or our operating partnership (whether or not such sale occurs concurrently with such redemption). For purposes of the preceding sentence, "equity securities" means any common shares, preferred shares, depositary shares, partnership or other interests, participations or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable at the option of the holder for equity securities (unless and to the extent such debt securities are subsequently converted into equity securities)) or options to purchase any of the foregoing of or in us or our operating partnership.

    In the event of a redemption of any Series B Preferred Shares, if the redemption date occurs after a dividend record date and on or prior to the related Dividend Payment Date, the dividend payable on such Dividend Payment Date in respect of such Series B Preferred Shares called for redemption shall be payable on such Dividend Payment Date to the holders of record at the close of business on such dividend record date, and shall not be payable as part of the redemption price for such Series B Preferred Shares. The redemption date shall be selected by us and shall not be less than 30 days nor more than 60 days after the date notice of redemption is sent by us. If full cumulative dividends on all outstanding Series B Preferred Shares have not been paid or declared and set apart for payment, no Series B Preferred Shares may be redeemed unless all outstanding Series B Preferred Shares are simultaneously redeemed and neither we nor any of our affiliates may purchase or acquire Series B Preferred Shares otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of Series B Preferred Shares.

    If fewer than all the outstanding Series B Preferred Shares are to be redeemed, we will select those Series B Preferred Shares to be redeemed pro rata in proportion to the numbers of Series B Preferred Shares held by holders (with adjustment to avoid redemption of fractional shares) or by lot or in such other manner as the Board of Trustees may determine.

    Notice of redemption will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two consecutive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. A similar notice shall be mailed by us not less than 30 days nor more than 60 days prior to the redemption date to each holder of record of the Series B Preferred Shares to be redeemed by first class mail, postage prepaid at such holder's address as the same appears on our share records. Any notice which was mailed as described above shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each notice shall state: (i) the redemption date; (ii) the number of Series B Preferred Shares to be redeemed; (iii) the place or places where certificates for such Series B Preferred Shares are to be surrendered for cash; and (iv) the redemption price payable on such redemption date, including, without limitation, a statement as to whether or not accrued and unpaid dividends will be (x) payable as part of the redemption price, or (y) payable on the next Dividend Payment Date to the record holder at the close of business on the relevant record date as described above. From and after the redemption date (unless we shall default in the payment of our redemption obligation), dividends on the Series B Preferred Shares to be redeemed will cease to accrue, such shares shall no longer be deemed to be outstanding and all rights of the holders thereof shall cease (except (a) the right to receive the cash payable upon such redemption without interest thereon, and (b) if the redemption date occurs after a dividend record date and on or prior to the related Dividend Payment Date, the right of record holders at the close of business on such record date to receive the dividend payable on such Dividend Payment Date).

    The Series B Preferred Shares will have no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions except as provided under "--Restrictions on Ownership and Transfer."

    Subject to applicable law and the limitation on purchases when dividends on the Series B Preferred Shares are in arrears, we may, at any time and from time to time, purchase any Series B Preferred Shares in the open market, by tender or by private agreement.

VOTING RIGHTS

    Holders of Series B Preferred Shares will not have any voting rights, except as set forth below and except as otherwise required by applicable law.

    If and whenever dividends on any Series B Preferred Shares or any series or class of Parity Shares shall be in arrears for six or more quarterly periods (whether or not consecutive), the number of Trustees then constituting our Board of Trustees shall be increased by two (if not already increased by reason of similar types of provisions with respect to Parity Shares of any other class or series which is entitled to similar voting rights (the "Voting Parity Shares")), and the holders of Series B Preferred Shares, together with the holders of all other Voting Parity Shares then entitled to exercise similar voting rights, voting as a single class regardless of series, will be entitled to vote for the election of the two additional Trustees at any annual meeting of shareholders or at a special meeting of the holders of the Series B Preferred Shares and of the Voting Parity Shares called for that purpose. At any time when such right to elect Trustees separately shall have so vested, we must call such special meeting upon the written request of the holders of record of not less than 20% of the total number of Series B Preferred Shares and shares of any series of Voting Parity Shares then outstanding. Such special meeting shall be held, in the case of such written request, within 90 days after the delivery of such request, provided that we shall not be required to call such a special meeting if such request is received less than 120 days before the date fixed for the next ensuing annual meeting of shareholders and the holders of Series B Preferred Shares and such other Voting Parity Shares are offered the opportunity to elect such Trustees at such annual meeting of shareholders. If, prior to the end of the term of any Trustee so elected, a vacancy in the office of such Trustee shall occur by reason of death, resignation, or disability, such vacancy shall be filled for the unexpired term of such former Trustee by the appointment of a new Trustee by the remaining Trustee or Trustees so elected. Whenever dividends in arrears on outstanding Series B Preferred Shares and Voting Parity Shares shall have been paid and dividends thereon for the current quarterly dividend period shall have been paid or declared and set apart for payment, then the right of the holders of the Series B Preferred Shares and Voting Parity Shares to elect such additional two Trustees shall cease and the terms of office of such Trustees shall terminate and the number of Trustees constituting our Board of Trustees shall be reduced accordingly. Our 5.5% Series A Convertible Preferred Shares are not Voting Parity Shares. Holders of 5.5% Series A Convertible Preferred Shares, as a separate class, are entitled to elect two additional Trustees if we shall fail at any time or from time to time to pay when due two consecutive quarterly dividend payments on our 5.5% Series A Convertible Preferred Shares, and such Trustees are entitled to serve as Trustees thereafter until all accrued and unpaid dividends on our 5.5% Series A Convertible Preferred Shares have been paid in full.

    The affirmative vote or consent of at least two-thirds of the votes entitled to be cast by the holders of the outstanding Series B Preferred Shares and the holders of all other classes or series of Voting Parity Shares entitled to vote on such matters, voting as a single class, will be required to (i) authorize, create, increase the authorized amount of, or issue any shares of any class of Senior Shares or any security convertible into shares of any class of Senior Shares, or (ii) amend, alter or repeal any provision of, or add any provision to, our Declaration of Trust or Bylaws, if such action would materially adversely affect the voting powers, rights or preferences of the holders of the Series B Preferred Shares; provided, however, that no such vote of the holders of Series B Preferred Shares shall be required if, at or prior to the time such amendment, alteration or repeal is to take effect or the issuance of any such Senior Shares or convertible security is to be made, as the case may be, provisions are made for the redemption of all outstanding Series B Preferred Shares. The amendment of or supplement to our Declaration of Trust to authorize, create, increase or decrease the authorized amount of or to issue Junior Shares, Series B Preferred Shares or any shares of any class of Parity Shares shall not be deemed to materially adversely affect the voting powers, rights or preferences of the holders of Series B Preferred Shares. Holders of 5.5% Series A Convertible Preferred Shares do not vote with the holders of Series B Preferred Shares as a single class with respect to the matters referred to above. With respect to these matters, the holders of 5.5% Series A Convertible Preferred Shares vote as a separate class with the affirmative vote or consent of at least two-thirds of the votes entitled to be cast by the holders of our 5.5% Series A Convertible Preferred Shares being required.

    With respect to the exercise of the above-described voting rights, each Series B Preferred Share shall have one (1) vote per share, except that when any other class or series of preferred shares shall have the right to vote with the Series B Preferred Shares as a single class, then the Series B Preferred Shares and such other class or series shall have one quarter of one (0.25) vote per $25.00 of liquidation preference.

NEW YORK STOCK EXCHANGE LISTING

    Before this offering, there has been no public trading market for the Series B Preferred Shares. The Series B Preferred Shares will be listed on the NYSE under the symbol "OFC PFD.B." The representatives have advised us that they intend to make a market in the Series B Preferred Shares prior to the commencement of trading on the NYSE. However, the representatives are not obligated to do so and may discontinue market-making at any time without notice. We cannot give any assurance about the liquidity of any trading market for the Series B Preferred Shares which may exist.

CONVERSION

    The Series B Preferred Shares are not convertible into or exchangeable for any other property or securities.

TRANSFER AGENT

    The registrar and transfer agent for the Series B Preferred Shares will be Norwest Bank.

BOOK ENTRY, DELIVERY AND FORM

    The Series B Preferred Shares will be issued in the form of a fully registered Global Certificate (the "Global Certificate"). The Global Certificate will be deposited on or about the date of original issuance with, or on behalf of, The Depository Trust Company (the "Depositary") and will be registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global Certificate Holder").

    The Depositary is a limited-purpose trust company which was created to hold securities for its participating organizations (collectively, the "Participant" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the underwriters), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.

    We expect that pursuant to procedures established by the Depositary (i) upon deposit of the Global Certificate, the Depositary will credit the accounts of Participants designated by the underwriters with portions of the principal amount of the Global Certificate and (ii) ownership of the Series B Preferred Shares will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. Prospective purchasers of the Series B Preferred Shares are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Series B Preferred Shares will be limited to such extent.

    So long as the Global Certificate Holder is the registered owner of any Series B Preferred Shares, the Global Certificate Holder will be considered the sole owner or holder of such Series B Preferred Shares. Except as provided below, owners of Series B Preferred Shares will not be entitled to have Series B Preferred Shares registered in their names and will not receive or be entitled to receive physical delivery of Series B Preferred Shares in certificated form. As a result, the ability of a person having a beneficial interest in Series B Preferred Shares represented by the Global Certificate to pledge such interest to persons or entities that do not participate in the Depositary's system or to otherwise take actions in respect of such interest may be affected by the lack of a physical certificate evidencing such interest.

    Neither COPT nor the Transfer Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of Series B Preferred Shares by the Depositary, or for maintaining, supervising or reviewing any records of the Depositary relating to the Series B Preferred Shares.

    Payments of distributions on any Series B Preferred Shares registered in the name of the Global Certificate Holder on the applicable record date will be payable to or at the direction of the Global Certificate Holder. Neither COPT nor the Transfer Agent will have any responsibility or liability for the payment of such amounts to beneficial owners of the Series B Preferred Shares.

    We believe, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owner of Series B Preferred Shares will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

CERTIFICATED SHARES

    Any person having a beneficial interest in the Global Certificate may, upon request to us or the Transfer Agent, exchange such beneficial interest for physical delivery of Series B Preferred Shares in certificated form. Upon any such issuance, the Transfer Agent is required to register such Series B Preferred Shares in the name of, and cause the same to be delivered to, such person or such person's nominee. In addition, if (i) we notify the Transfer Agent in writing that the Depositary is no longer willing or able to act as a depositary and we are unable to locate a qualified successor within 90 days or
(ii) we, at our option, notify the Transfer Agent in writing that we elect to cause the issuance of the Series B Preferred Shares in certificated form, then, upon surrender by the Global Certificate Holder of the Global Certificate, Series B Preferred Shares in certificated form will be issued to each person that the Global Certificate Holder and the Depositary identify as the beneficial owner of Series B Preferred Shares.

    Neither COPT nor the Transfer Agent will be liable for any delay by the Global Certificate Holder or the Depositary in identifying the beneficial owners of Series B Preferred Shares, and each person may conclusively rely on, and shall be protected in relying on, instructions from the Global Certificate Holder or the Depositary for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the Series B Preferred Shares to be issued.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

    For us to qualify as a REIT (as defined in the Internal Revenue Code of 1986, as amended (the "Code") to include certain entities), our shares of beneficial interest generally must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (under the Code) at any time during the last half of a taxable year (other than the first year for which an election to be a REIT has been made). This test is applied by "looking through" certain shareholders which are not individuals (e.g., corporations or partnerships) to determine indirect ownership of us by individuals.

    Our Declaration of Trust, subject to certain exceptions, contains certain restrictions on the number of our shares of beneficial interest that a person may own. Our Declaration of Trust provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% (the "Aggregate Share Ownership Limit") of the number or value of our outstanding shares of beneficial interest. In addition, our Declaration of Trust prohibits any person from acquiring or holding, directly or indirectly, in excess of 9.8% of our total outstanding Common Shares, in value or in number of shares, whichever is more restrictive (the "Common Share Ownership Limit"). Our Board of Trustees, in its sole discretion, may exempt a proposed transferee from the Aggregate Share Ownership Limit and the Common Share Ownership Limit (an "Excepted Holder"). However, our Board of Trustees may not grant such an exemption to any person if such exemption would result in us being "closely held" within the meaning of Section 856(h) of the Code or otherwise would result in our failing to qualify as a REIT. In order to be considered by our Board of Trustees as an Excepted Holder, a person also must not own, directly or indirectly, an interest in a tenant of ours (or a tenant of any entity owned or controlled by us) that would cause us to own, directly or indirectly, more than a 9.9% interest in such a tenant. The person seeking an exemption must represent to the satisfaction of our Board of Trustees that it will not violate the two aforementioned restrictions. The person also must agree that any violation or attempted violation of any of the foregoing restrictions will result in the automatic transfer of the shares of stock causing such violation to the Share Trust (as defined below). Our Board of Trustees may require a ruling from the Internal Revenue Service or an opinion of counsel, in either case in form and substance satisfactory to our Board of Trustees, in its sole discretion, in order to determine or ensure our status as a REIT.

    Our Declaration of Trust further prohibits (i) any person from beneficially or constructively owning our shares of beneficial interest that would result in us being "closely held" under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT and (ii) any person from transferring shares of our beneficial interest if such transfer would result in our shares of beneficial interest being owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares of beneficial interest that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned our shares of the beneficial interest that resulted in a transfer of shares to the Share Trust, is required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our Board of Trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

    If any transfer of our shares of beneficial interest occurs which, if effective, would result in any person beneficially or constructively owning shares of beneficial interest in us in excess or in violation of the above transfer or ownership limitations (a "Prohibited Owner"), then that number of our shares of beneficial interest, the beneficial or constructive ownership of which otherwise would cause such person to be in excess of the ownership limit (rounded to the nearest whole share) will automatically be transferred to a trust (the "Share Trust") for the exclusive benefit of one or more charitable beneficiaries (the "Charitable Beneficiary"), and the Prohibited Owner shall not acquire any rights in such shares. Such automatic transfer shall be deemed to be effective as of the close of business on the Business Day (as defined in our Declaration of Trust) prior to the date of such violative transfer. Shares of beneficial interest held in the Share Trust shall be issued and outstanding shares of beneficial interest in us. The Prohibited Owner may not benefit economically from ownership of any shares of beneficial interest held in the Share Trust, may have no rights to dividends and may not possess any other rights attributable to the shares of beneficial interest held in the Share Trust. The trustee of the Share Trust (the "Share Trustee") will have all voting rights and rights to dividends or other distributions with respect to shares of beneficial interest held in the Share Trust, which rights will be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by us that shares of beneficial interest have been transferred to the Share Trust will be paid by the recipient of such dividend or distribution to the Share Trustee upon demand, and any dividend or other distribution authorized but unpaid will be paid when due to the Share Trustee. Any dividend or distribution so paid to the Share Trustee will be held in the Share Trust for the Charitable Beneficiary. The Prohibited Owner will have no voting rights with respect to shares of beneficial interest held in the Share Trust and, subject to Maryland law, effective as of the date that such shares of beneficial interest have been transferred to the Share Trust, the Share Trustee will have the authority (at the Share Trustee's sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by us that such shares have been transferred to the Share Trust and (ii) to recast such vote in accordance with the desires of the Share Trustee acting for the benefit of the Charitable Beneficiary. However, if we have already taken irreversible trust action, then the Share Trustee will not have the authority to rescind and recast such vote.

    Within 20 days of receiving notice from us that shares of beneficial interest in us have been transferred to the Share Trust, the Share Trustee will sell the shares of beneficial interest held in the Share Trust to a person, designated by the Share Trustee, whose ownership of the shares will not violate the ownership limitations set forth in the Declaration of Trust. Upon such sale, the interest of the Charitable Beneficiary in the shares sold will terminate and the Share Trustee will distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as described below. The Prohibited Owner will receive the lesser of (i) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Share Trust (e.g., a gift, devise or other such transaction), the Market Price (as defined in the Declaration of Trust) of such shares on the day of the event causing the shares to be received by the Share Trustee and (ii) the price per share received by the Share Trustee from the sale or other disposition of the Common Shares held in the Share Trust. Any net sale proceeds in excess of the amount payable to the Prohibited Owner will be paid immediately to the Charitable Beneficiary. If, prior to the discovery by us that shares of beneficial interest have been transferred to the Share Trust, such shares are sold by a Prohibited Owner, then
(i) such shares will be deemed to have been sold on behalf of the Share Trust and (ii) to the extent that the Prohibited Owner received an amount for shares that exceeds the amount that such Prohibited Owner was entitled to receive as described above, such excess will be paid to the Share Trustee upon demand.

    In addition, shares of beneficial interest in us held in the Share Trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Share Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date we, or our designee, accept such offer. We shall have the right to accept such offer until the Share Trustee has sold the shares of beneficial interest held in the Share Trust. Upon such a sale to us, the interest of the Charitable Beneficiary in the shares sold will terminate and the Share Trustee will distribute the net proceeds of the sale to the Prohibited Owner.

    All certificates representing the Series B Preferred Shares will bear a legend referring to the restrictions described above.

    Every owner of more than 5% (or such other percentage as required by the Code or the regulations promulgated thereunder) of all classes or series of our shares of beneficial interest, including the Series B Preferred Shares, is required to give written notice to us, within 30 days after the end of each taxable year, stating the name and address of such owner, the number of shares of each class and series of shares of beneficial interest of us which the owner beneficially owns and a description of the manner in which such shares are held. Each such owner shall provide to us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with the Aggregate Share Ownership Limit. In addition, each shareholder shall upon demand be required to provide to us such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

    These ownership limitations could delay, defer or prevent a change in control of us or other transaction that might involve a premium over the then prevailing market price for the Series B Preferred Shares or other attributes that the shareholders may consider to be desirable.

                       CERTAIN FEDERAL INCOME TAX MATTERS

    The following summary of certain Federal income tax considerations regarding an investment in the Series B Preferred Shares is based on current law, is for general information only and is not tax advice. This summary supplements the discussion set forth in the accompany prospectus under the heading "Federal Income Tax Matters." This discussion does not purport to deal with all aspects of taxation that may be relevant to particular investors in light of their personal investment or tax circumstances.

    EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF SERIES B PREFERRED SHARES AND OF OUR ELECTION TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

DISTRIBUTIONS ON SERIES B PREFERRED SHARES

    For a discussion of the treatment of dividends and other distributions with respect to the Series B Preferred Shares, see "Federal Income Tax Matters--Taxation of Shareholders" in the accompanying prospectus. In determining the extent to which a distribution with respect to the Series B Preferred Shares constitutes a dividend for tax purposes, our earnings and profits will be allocated, on a pro rata basis, first to distributions with respect to any class of preferred shares, and then to our Common Shares.

REDEMPTION OF SERIES B PREFERRED SHARES

    A redemption of the Series B Preferred Shares will be treated under Section 302 of the Code as a dividend taxable at ordinary income tax rates (to the extent of our current or accumulated earnings and profits), unless the redemption satisfies certain tests set forth in Section 302(b) of the Code enabling the redemption to be treated as a sale or exchange of the Series B Preferred Shares. The redemption will satisfy such test if it (i) is "substantially disproportionate" with respect to the holder, (ii) results in a "complete termination" of the holder's stock interest in us, or (iii) is "not essentially equivalent to a dividend" with respect to the holder, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests have been met, shares considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Code, as well as shares actually owned, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Code is satisfied with respect to any particular holder of the Series B

Preferred Shares will depend upon the facts and circumstances as of the time the redemption occurs, prospective investors are advised to consult their own tax advisors to determine such tax treatment.

    If a redemption of the Series B Preferred Shares is treated as a distribution that is taxable as a dividend, the amount of the distribution would be measured by the amount of cash and the fair market value of any property received by the shareholder. The shareholder's adjusted tax basis in such redeemed Series B Preferred Shares would be transferred to the holder's remaining shareholdings in us. If, however, the shareholder has no remaining shareholdings in us, such basis may, under certain circumstances, be transferred to a related person or it may be lost entirely.

POTENTIAL LEGISLATIVE ACTION REGARDING REITS

    On February 1, 1999, the Clinton Administration released a summary of its proposed budget plan and on April 28, 1999, the Real Estate Investment Trust Modernization Act of 1999 (the "RMA") was introduced in Congress, both of which contained several proposals affecting REITs. Each such proposal, if enacted in its present form, would prohibit a REIT from holding securities representing more than 10% of the voting stock or value of all classes of stock of any corporation other than (i) a qualified REIT subsidiary, (ii) another REIT or
(iii) certain corporations known as "taxable REIT subsidiaries." Taxable REIT subsidiaries would be subject to full corporate level taxation on their earnings, but would be permitted to engage in certain types of real estate management activities (such as those performed by COMI) which cannot currently be performed by REITs or their controlled subsidiaries without jeopardizing REIT status.

    Under each of the two pending legislative proposals, we would be allowed to elect to combine or convert our existing stock interest in COMI into a "taxable REIT subsidiary," subject to certain transition rules. In addition, the RMA contains certain "grandfather" rules which would make the limitations on stock ownership described above inapplicable to our ownership of COMI, even in the absence of an election to treat COMI as a "taxable REIT subsidiary." In such case, however, the RMA would terminate our ability to rely on the grandfather rule if COMI were either to engage in new trades or businesses or acquire substantial new assets. Accordingly, in the absence of such election, the RMA may limit the future activities and growth of COMI. No prediction can be made as to whether either of the legislative proposals described above or any other proposal affecting REITs will be enacted into law, or the impact of any such legislation on our operations.

                                  UNDERWRITING

    We have entered into an underwriting agreement with the underwriters named below, for whom Prudential Securities Incorporated; Deutsche Bank Securities Inc.; Donaldson, Lufkin & Jenrette Securities Corporation; Janney Montgomery Scott Inc.; and Tucker Anthony Cleary Gull are acting as representatives. We are obligated to sell, and the underwriters are obligated to purchase, all of the Series B Preferred Shares offered on the cover page of this prospectus supplement, if any are purchased. Subject to certain conditions of the underwriting agreement, each underwriter has severally agreed to purchase the Series B Preferred Shares indicated opposite its name:

                                                                                             NUMBER OF
                                                                                              SERIES B
                                                                                             PREFERRED
     UNDERWRITERS                                                                              SHARES
-------------------------------------------------------------------------------------------  ----------
Prudential Securities Incorporated.........................................................     220,000
Deutsche Bank Securities Inc...............................................................     220,000
Donaldson, Lufkin & Jenrette Securities Corporation........................................     220,000
Janney Montgomery Scott Inc................................................................     220,000
Tucker Anthony Cleary Gull.................................................................     220,000
                                                                                             ----------
    Total..................................................................................   1,100,000
                                                                                             ----------
                                                                                             ----------

    The underwriters may sell more Series B Preferred Shares than the total number of Series B Preferred Shares offered on the cover page of this prospectus supplement and they have, for a period of 30 days from the date of this prospectus supplement, an over-allotment option to purchase up to 165,000 additional Series B Preferred Shares from us. If any additional Series B Preferred Shares are purchased, the underwriters will severally purchase the Series B Preferred Shares in the same proportion as per the table above.

    The representatives of the underwriters have advised us that the Series B Preferred Shares will be offered to the public at the offering price indicated on the cover page of this prospectus supplement. The underwriters may allow to selected dealers a concession not in excess of $0.60 per Series B Preferred Share and such dealers may reallow a concession not in excess of $0.50 per Series B Preferred Share to certain other dealers. After the Series B Preferred Shares are released for sale to the public, the representatives may change the offering price and the concessions.

    We have agreed to pay the underwriters the following fees, assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional Series B Preferred Shares:

                                                                                     TOTAL FEES
                                                                   ----------------------------------------------
                                                      FEE PER
                                                     SERIES B        WITHOUT EXERCISE OF      FULL EXERCISE OF
                                                  PREFERRED SHARE   OVER-ALLOTMENT OPTION   OVER-ALLOTMENT OPTION
                                                  ---------------  -----------------------  ---------------------
Fees paid by us.................................    $    0.9375         $   1,031,250           $   1,185,938

    In addition, we estimate that we will spend approximately $425,000 in expenses for this offering. We and our operating partnership have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments that the underwriters may be required to make in respect to these liabilities.

    Prudential Securities Incorporated, on behalf of the underwriters, may engage in the following activities in accordance with applicable securities rules:

    - Over-allotments involving sales in excess of the offering size, creating a short position. Prudential Securities Incorporated may elect to reduce this short position by exercising some or all of the over-allotment option.

    - Stabilizing and short covering: stabilizing bids to purchase the Series B Preferred Shares are permitted if they do not exceed a specified maximum price. After the distribution of the Series B Preferred Shares has been completed, short covering purchases in the open market may also reduce the short position. These activities may cause the price of the Series B Preferred Shares to be higher than would otherwise exist in the open market.

    - Penalty bids permitting the representatives to reclaim concessions from a syndicate member for the Series B Preferred Shares purchased in the stabilizing or short covering transactions.

    Such activities, which may be commenced and discontinued at any time, may be effected on the NYSE, in the over-the-counter market or otherwise.

    In order to meet the requirements for listing the Series B Preferred Shares on the NYSE, the underwriters have undertaken to sell (i) Series B Preferred Shares to ensure a minimum of 100 beneficial holders with a minimum of 100,000 Series B Preferred Shares outstanding and (ii) sufficient shares of Series B Preferred Shares so that following this offering we have a minimum aggregate market value of at least $2.0 million.

    Prudential Securities Incorporated and one or more other underwriters have, from time to time, performed, and may in the future perform, various investment banking, financial advisory and other services for us for which they have been paid, or will be paid, fees. Bankers Trust Company, an affiliate of one of the underwriters in this offering, will receive $26.0 million of the net proceeds from this offering in repayment of a portion of our secured revolving credit facility.

                                    EXPERTS

    The financial statements incorporated in this prospectus and prospectus supplement by reference to the Annual Report on Form 10-K of Corporate Office Properties Trust for the year ended December 31, 1998, and (1) the audited combined statement of revenue and certain expenses of the Centerpoint Properties, as defined in footnote 1 of that statement, for the year ended December 31, 1997, included in the Corporate Office Properties Trust Form 8-K/A filed on January 14, 1999; (2) the audited combined statement of revenue and certain expenses of the Gateway Properties, as defined in footnote 1 of that statement, for the year ended December 31, 1997, included in the Corporate Office Properties Trust Form 8-K/A filed on February 3, 1999; and (3) the audited combined statement of revenue and certain expenses of the Commons Corporate Properties, as defined in footnote 1 of that statement, for the year ended December 31, 1998, included in the Corporate Office Properties Trust Form 8-K filed on June 14, 1999, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL MATTERS

    Certain legal matters in connection with the Series B Preferred Shares offered hereby will be passed upon for us by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania and for the underwriters by Rogers & Wells LLP, New York, New York.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed a registration statement on Form S-3 with the SEC in connection with this offering. In addition, we file annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any other documents filed by us at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC's Internet site at http://www.sec.gov.

    This prospectus supplement and the accompanying prospectus do not contain all of the information included in the registration statement. If a reference is made in this prospectus supplement or the accompanying prospectus to any of our contracts or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or document.

    The SEC allows us to "incorporate by reference" into this prospectus supplement the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is part of this prospectus supplement. Later information filed with the SEC will update and supersede this information.

    We incorporate by reference the document listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

    - Annual Report on Form 10-K for the year ended December 31, 1998;

    - Quarterly Report on Form 10-Q for the quarter ended March 31, 1999; and

    - Current Report on Form 8-K dated January 14, 1999, Current Reports on Form 8-K/A dated January 14, 1999 and February 3, 1999 and Current Report on Form 8-K dated June 14, 1999.

    You may request a copy of these filings, at no cost, by contacting Janet Point, Vice President-- Investor Relations, Corporate Office Properties Trust, 401 City Avenue, Suite 615, Bala Cynwyd, Pennsylvania 19004, by telephone at 610-538-1800, by facsimile at 610-538-1801, or by e-mail at ir@copt.com or by visiting our website, www.copt.com. The information contained on our website is not part of this prospectus supplement.

                       CORPORATE OFFICE PROPERTIES TRUST

                                  $250,000,000

                      COMMON SHARES OF BENEFICIAL INTEREST
                    PREFERRED SHARES OF BENEFICIAL INTEREST
                       WARRANTS TO PURCHASE COMMON SHARES
                     WARRANTS TO PURCHASE PREFERRED SHARES

--------------------------------------------------------------------------------

This prospectus pertains to the offer and sale by Corporate Office Properties Trust of one or more of its securities of the type identified above. Corporate Office Properties Trust is referred to in this prospectus as "we," "us" or "COPT."

We may offer and sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $250,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement which will accompany this prospectus. This prospectus may not be used to sell these securities unless accompanied by a prospectus supplement. The prospectus supplement will contain specific information about the terms of the securities being offered at that time. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, including the documents we have referred to under the heading "Where You Can Find More Information," together with any additional information you may need to make your investment decision.

                            ------------------------

BEFORE INVESTING IN OUR SECURITIES, YOU SHOULD REVIEW THE SECTION OF THIS PROSPECTUS CALLED "RISK FACTORS" WHICH BEGINS ON PAGE 4.

                             ---------------------

Our Common Shares are listed on the New York Stock Exchange under the symbol "OFC." To ensure that we maintain our qualification as a real estate investment trust, ownership by any person is limited to 9.8% of the lesser of the number or value of outstanding Common Shares, subject to certain exceptions.

                            ------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                  June 8, 1999

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

SUMMARY................................................................................          3

RISK FACTORS...........................................................................          4

USE OF PROCEEDS........................................................................         10

RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED SHARE DIVIDENDS.............         10

GENERAL DESCRIPTION OF THE OFFERED SECURITIES..........................................         10

DESCRIPTION OF SHARES..................................................................         11

FEDERAL INCOME TAX MATTERS.............................................................         20

PLAN OF DISTRIBUTION...................................................................         31

EXPERTS................................................................................         32

LEGAL MATTERS..........................................................................         32

WHERE YOU CAN FIND MORE INFORMATION....................................................         32

                                    SUMMARY

    THIS PROSPECTUS SUMMARY CALLS YOUR ATTENTION TO SELECTED INFORMATION IN THIS DOCUMENT, BUT IT DOES NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND US AND THE SECURITIES THAT MAY BE OFFERED THROUGH THIS PROSPECTUS, YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, ESPECIALLY THE "RISK FACTORS" SECTION AND THE DOCUMENTS WE REFER YOU TO IN THE SECTION CALLED "WHERE YOU CAN FIND MORE INFORMATION."

                       CORPORATE OFFICE PROPERTIES TRUST

    GENERAL. We are a fully-integrated, self-managed real estate investment trust ("REIT") that focuses principally on the acquisition, management, ownership and development of suburban office properties in targeted suburban submarkets principally in the Mid-Atlantic region of the United States. As of March 31, 1999:

    - we owned 49 suburban office properties in Maryland, Pennsylvania and New Jersey containing approximately 4.4 million rentable square feet;

    - we owned five retail properties containing approximately 311,000 rentable square feet;

    - our properties were 97.4% leased;

    - we had options to purchase from related parties 156 acres of land contiguous to certain of our office properties; and

    - we were developing three office properties totaling 269,000 square feet.

    We conduct almost all of our operations through our operating partnership, Corporate Office Properties, L.P., a Delaware limited partnership. We are the managing general partner of Corporate Office Properties, L.P. Interests in our operating partnership are in the form of common and preferred units. As of March 31, 1999, we owned approximately 84% of the outstanding common units and approximately 32% of the outstanding preferred units. The remaining common and preferred units in our operating partnership were owned by third parties which included certain of our officers and Trustees. If all preferred units were converted into common units, we would have owned approximately 62% of the common units as of March 31, 1999.

    We are the successor to a corporation organized in 1988 and elected to be taxed as a REIT commencing with the taxable year ended December 31, 1992. We believe that we are organized and have operated in a manner that permits us to satisfy the requirements for taxation as a REIT under the Internal Revenue Code of 1986, as amended, and we intend to continue to operate in such a manner. If we qualify for taxation as a REIT, we generally will not be subject to federal income tax on our taxable income that is distributed to our shareholders. A REIT is subject to a number of organizational and operational requirements, including a requirement that it currently distribute to its shareholders at least 95% of its annual taxable income (excluding net capital gains).

    Our executive offices are located at 401 City Avenue, Suite 615, Bala Cynwyd, PA 19004 and our telephone number is (610) 538-1800.

                           FORWARD-LOOKING STATEMENTS

    THIS PROSPECTUS AND OUR DOCUMENTS INCORPORATED BY REFERENCE HEREIN CONTAIN "FORWARD-LOOKING" STATEMENTS, AS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, THAT ARE BASED ON OUR CURRENT EXPECTATIONS, ESTIMATES AND PROJECTIONS. STATEMENTS THAT ARE NOT HISTORICAL FACTS, INCLUDING STATEMENTS ABOUT OUR BELIEFS AND EXPECTATIONS, ARE FORWARD-LOOKING STATEMENTS. THESE STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE, EVENTS OR RESULTS AND INVOLVE POTENTIAL RISKS AND UNCERTAINTIES. ACCORDINGLY, ACTUAL RESULTS MAY DIFFER MATERIALLY. WE UNDERTAKE NO OBLIGATION TO UPDATE PUBLICLY ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

    IMPORTANT FACTS THAT MAY AFFECT THESE EXPECTATIONS, ESTIMATES OR PROJECTIONS INCLUDE, BUT ARE NOT LIMITED TO: OUR ABILITY TO BORROW ON FAVORABLE TERMS; GENERAL ECONOMIC AND BUSINESS CONDITIONS, WHICH WILL, AMONG OTHER THINGS, AFFECT OFFICE PROPERTY DEMAND AND RENTS, TENANT CREDITWORTHINESS AND FINANCING AVAILABILITY; ADVERSE CHANGES IN THE REAL ESTATE MARKETS INCLUDING, AMONG OTHER THINGS, COMPETITION WITH OTHER COMPANIES; RISKS OF REAL ESTATE ACQUISITION AND DEVELOPMENT; GOVERNMENTAL ACTIONS AND INITIATIVES; ENVIRONMENTAL REQUIREMENTS; AND THE OTHER FACTORS DESCRIBED IN THIS PROSPECTUS UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 4.

                                  RISK FACTORS

    BEFORE YOU INVEST IN OUR SECURITIES, YOU SHOULD BE AWARE THAT THERE ARE VARIOUS RISKS. WE HAVE DESCRIBED FOR YOU BELOW SOME OF THE RISKS INVOLVED IN INVESTING IN THE COMMON SHARES WHICH MAY BE OFFERED UNDER THIS PROSPECTUS. A WORD OF CAUTION: THE LIST BELOW IS NOT A COMPLETE LIST. YOU SHOULD CAREFULLY CONSIDER EACH OF THESE FACTORS AND ALL OF THE INFORMATION BOTH IN THIS PROSPECTUS AND THE DOCUMENTS WE REFER YOU TO IN THE SECTION CALLED "WHERE YOU CAN FIND MORE INFORMATION."

WE MAY INCUR PROBLEMS WITH OUR REAL ESTATE FINANCING

    GENERALLY. Our strategy is to operate with higher debt levels than most other REITs. Our organizational documents do not limit the amount of indebtedness that we may incur. Most of our properties have been mortgaged to collateralize indebtedness. In addition, we will rely on borrowings to fund some or all of the costs of new property acquisitions, capital expenditures and other items.

    As of March 31, 1999, our total outstanding debt was $290.8 million. Our debt to total market capitalization ratio was 58.8% based upon the closing per share market price for the Common Shares of $6.44 on March 31, 1999. Total market capitalization is the sum of total debt plus the value of all outstanding Common Shares and common units at such market price and the total Preferred Shares and preferred units at their liquidation value.

    Payments of principal and interest on our debt may leave us with insufficient cash to operate our properties or pay distributions to our shareholders required to maintain our qualification as a REIT. We are also subject to the risks that:

    - We may not be able to refinance our existing indebtedness, or refinance on terms as favorable as the terms of our existing indebtedness;

    - Certain debt agreements of our operating partnership could restrict the ability of our operating partnership to make cash distributions to us, which could result in reduced distributions to our shareholders or the need to incur additional debt to fund distributions; and

    - If we are unable to pay our debt service on time, our lenders could foreclose on our properties securing such debt and in some cases other properties and assets which we own. A number of our loans are cross-collateralized, which means that separate groups of properties from our portfolio secure each of these loans. More importantly, almost all of our loans are cross-defaulted, which means that failure to pay interest or principal on any of our loans will create a default on certain of our other loans. In addition, if we are in default and the value of the properties securing a loan is less than the loan balance, the lender may require payment from our other assets.

    As of March 31, 1999, approximately 21.5% of our total debt had adjustable interest rates. Consequently, if short term interest rates were to rise, our debt service payments would increase, which would lower our net income and could decrease our distributions to our shareholders.

    WE MUST REFINANCE OUR MORTGAGE DEBT IN THE FUTURE. As of March 31, 1999, our scheduled debt payments over the next five years, including maturities, are as follows:

1999                                                            $ 1,242,000
2000                                                            $183,871,000
2001                                                            $12,363,000
2002                                                            $ 2,146,000
2003                                                            $ 2,305,000

    Of the debt due in 2000, we have the right to extend $100.0 million to 2002 and approximately $82.0 million to 2001. Of the debt due in 2001, we have the right to extend $7.6 million of construction loans for a one-year period, subject to certain conditions.

    We do not expect our operations to generate enough cash flow to repay some or all of this debt without additional borrowings or new equity investment. If we cannot refinance, extend the debt due dates, or raise additional equity prior to the date when our debt matures, we would default on our existing debt.

WE RELY ON A FEW TENANTS FOR MOST OF OUR REVENUE

    As of March 31, 1999, ten tenants accounted for 53.4% of our annualized rents. Two of these tenants accounted for approximately 28.4% of our total annualized rents. Our largest tenant is the United States federal government, two agencies of which lease space in eleven of our office properties. These leases represented approximately 18.1% of our total annualized office rents as of March 31, 1999. Generally, these government leases provide for one-year terms or provide for one-year termination rights. The government may terminate its leases if, among other reasons, Congress fails to provide funding. The Congress of the United States has appropriated funds for these leases through September of 1999. The second largest tenant, Unisys Corporation, represented 10.3% of our annualized office rents as of March 31, 1999 and a larger percentage of our net operating income because Unisys pays all of its property operating expenses directly. Unisys occupies space in three of our office properties. If either the federal government or Unisys fails to make rental payments to us, or if the federal government elects to terminate several of its leases and the space cannot be re-leased on satisfactory terms, our financial performance and ability to make expected distributions to shareholders would be materially adversely affected.

OUR PROPERTIES ARE LOCATED MAINLY IN ONE REGION--THE MID-ATLANTIC

    All of our office properties are located in the Mid-Atlantic region of the United States, and 58.7% of our total office rental income for the quarter ended March 31, 1999, was earned from our office properties located in the Baltimore-Washington corridor. Consequently, we do not have a broad geographic distribution of our properties. As a result, a decline in the real estate market or economic conditions generally in the Mid-Atlantic region could have a material adverse effect on our operations.

WE MAY HAVE DIFFICULTY MANAGING OUR RAPID GROWTH

    We have grown rapidly. In 1998, we completed numerous acquisitions, expanding our total portfolio of properties from 1.9 million square feet to 5.0 million square feet. Our acquisition of properties from Constellation Real Estate, Inc., the initial stage of which closed in September 1998, is our largest acquisition to date. We also plan to expand in the future. In order to successfully manage our growth, we must, among other things, integrate the personnel and operations of the acquired properties while effectively managing our corporate overhead costs. We cannot assure you that we will be able to accomplish these goals. If we fail to successfully manage our growth, we could be materially adversely affected.

THE LEVEL OF OUR SHAREHOLDER DISTRIBUTIONS COULD DECLINE

    We intend to make regular quarterly cash distributions to our shareholders. However, distribution levels depend on a number of factors, some of which are beyond our control.

    Commencing on October 1, 1999, holders of preferred units in our operating partnership will be able to convert those units into common units and, if current distribution levels remain unchanged, receive increased distributions. These increased distributions would total approximately $2.0 million annually if all holders of preferred units converted. Although we believe that we would have sufficient cash flow to pay that increase, such conversion could require a reduction in per share distributions on our Common Shares and common units or restrict our ability to increase these distributions in the future. Our loan agreements also contain provisions which could also restrict future distributions. Our ability to sustain our current distribution level also will be dependent, in part, on other matters including continued property occupancy and profitability of tenants, the amount of future capital expenditures and expenses relating to our properties, the level of leasing activity and future rental rates, the strength of the commercial real estate market, competition, the costs of compliance with environmental and other laws, our corporate overhead levels, the amount of uninsured losses and our decisions whether to reinvest rather than distribute available cash.

A THIRD PARTY COULD HAVE DIFFICULTY IN SEEKING TO ACQUIRE CONTROL OF US

    CONSTELLATION'S COMMON SHARE OWNERSHIP AND OUR OWNERSHIP LIMITS ARE IMPORTANT FACTORS. Constellation Real Estate, Inc. currently owns approximately 41.8% of our outstanding Common Shares. Under our charter, two-thirds of the outstanding Common Shares must approve a merger, a sale of substantially all our assets, any amendment to our charter, the removal of a Trustee, and the termination of COPT. Because Constellation Real Estate, Inc. owns more than one-third of our voting stock, it has the ability to veto any of those transactions, which will make it more difficult for any third party to acquire control of us. Such change of control could involve a premium over the market price for the Common Shares or other attributes that the shareholders may consider desirable. In addition, our charter limits ownership of our Common Shares by any single shareholder to 9.8% of the number of the outstanding shares or 9.8% or the value of the outstanding shares. We call these restrictions the "Ownership Limit." Our charter allows our Board of Trustees to exempt shareholders from the Ownership Limit, and the Board has exempted Constellation Real Estate, Inc. from the Ownership Limit.

    OUR CHARTER PROVIDES OTHER POTENTIAL DEFENSES. Subject to the requirements of the New York Stock Exchange, the Board of Trustees has the authority without shareholder approval to issue additional securities of COPT on terms that could delay, defer or prevent a change in control of COPT. In addition, our Board has the authority to reclassify any of our unissued Common Shares into Preferred Shares. The Board may issue Preferred Shares with such preferences, rights, powers and restrictions as the Board may determine. Our Board has already issued the Series A Preferred Shares, which have features which make it harder for a third party to acquire control of us. See "Description of Shares-- Series A Preferred Shares."

    Our Board is divided into three classes of Trustees. The terms of the first, second and third classes of the Trustees will expire in 2002, 2000 and 2001, respectively. In the future, we will elect Trustees for staggered three-year terms. Staggered elections make it more difficult for a third party to acquire control of us. See "Description of Shares--Classification of Board, Vacancies and Removal of Trustees."

    THE MARYLAND BUSINESS STATUTES ALSO IMPOSE POTENTIAL RESTRICTIONS. Various Maryland laws may have the effect of discouraging offers to acquire us, even if the acquisition would be advantageous to shareholders. Our Bylaws exempt us from such laws, but our Board of Trustees can change our Bylaws at any time to make these provisions applicable to us. See "Description of Shares--Possible Antitakeover Effect of Certain Provisions of Maryland Law."

OUR PERFORMANCE IS SUBJECT TO RISKS ASSOCIATED WITH THE REAL ESTATE INDUSTRY

    GENERALLY. We earn income from renting our properties. Our operating costs do not necessarily fluctuate in relation to changes in our rental income. This means our costs will not necessarily decline even if our revenues do. Also, our operating costs may increase while our revenues do not.

    For new tenants or upon lease expiration for existing tenants, we generally must make improvements and pay other tenant-related costs for which we may not receive increased rents. We also make building-related capital improvements for which tenants may not reimburse us.

    If our properties do not generate income sufficient to meet our operating expenses and capital costs, we may have to borrow additional amounts to cover these costs. In such circumstances, we would likely have lower profits or possibly incur losses. Moreover, there may be less or no cash available for distributions to our shareholders.

    OUR LEASE RENEWALS POSE CERTAIN UNCERTAINTIES. When leases expire at our properties, our tenants may not renew or may renew on terms less favorable to us than the terms of the original lease. As of March 31, 1999, our scheduled lease expirations, as a percentage of total annualized rents, for the next five years were:

1999 (9 months)        4.5%
2000                  10.0%
2001                  10.9%
2002                  15.0%
2003                  16.3%

    If a tenant leaves, we can expect to incur a vacancy for some period of time as well as higher capital costs than if a tenant renews. In either case, our net income and ability to make expected distributions to our shareholders could be adversely affected.

    COMPETITION MAY CAUSE DIFFICULTY IN OUR LEASING ACTIVITY. The commercial real estate market is highly competitive. Numerous commercial properties compete for tenants with our properties and our competitors are building additional properties in the markets in which our properties are located. Some of these competing properties may be newer or have more desirable locations than our properties. If the market does not absorb newly constructed space, market vacancies will increase and market rents may decline. As a result, we may have difficulty leasing space at our properties and we may be forced to lower the rents we charge on new leases to compete effectively.

    COMPETITION MAY CAUSE DIFFICULTY IN OUR STRATEGY OF ACQUIRING NEW
PROPERTY. We compete for the purchase of commercial property with many entities, including other publicly traded commercial REITs. Many of our competitors have substantially greater financial resources than ours. In addition, our competitors may be willing to accept lower returns on their investments. If our competitors prevent us from buying the amount of properties that we have targeted for acquisition, we may not be able to meet our property acquisition and development goals.

    OUR DEVELOPMENT AND CONSTRUCTION ACTIVITIES POSE CERTAIN RISKS. Although the majority of our investments are in currently leased properties, to a lesser extent we also develop properties, including some which are not fully pre-leased. When we develop properties, we run the risks that development costs will exceed our budgets, that we will experience construction or development delays and that projected leasing will not occur.

    WE ARE SUBJECT TO POSSIBLE ENVIRONMENTAL LIABILITIES. We are subject to various federal, state and local environmental laws. These laws can impose liability on property owners or operators for the costs of removal or remediation of certain hazardous substances released on a property, even if the property owner was not responsible for the release of the hazardous substances. The presence of hazardous substances on our properties may adversely affect occupancy and our ability to sell or borrow against those properties. In addition to the costs of government claims under environmental laws, private plaintiffs may bring claims for personal injury or similar reasons. Various laws also impose liability for the costs of removal or remediation of hazardous substances at the disposal or treatment facility. Anyone who arranges for the disposal or treatment of hazardous substances at such a facility is potentially liable under such laws. These laws often impose liability whether or not the facility is or ever was owned or operated by such person.

    WE CANNOT SELL OUR PROPERTIES QUICKLY. Equity real estate investments like our properties are relatively difficult to sell and convert to cash quickly. Such illiquidity will tend to limit our ability to vary our portfolio of properties promptly in response to changes in economic or other conditions. In addition, the Internal Revenue Code imposes certain penalties on a REIT that sells property held for less than four years. As a result, we may be unable to sell a property at an advantageous time.

    WE ARE SUBJECT TO OTHER POSSIBLE LIABILITIES. Our properties may be subject to other risks relating to current or future laws including laws benefiting disabled persons, and state or local zoning, construction or other regulations. These laws may require significant property modifications in the future for which we may not have budgeted and could result in fines being levied against us. In addition, although we believe that we adequately insure our properties, we are subject to the risk that our insurance may not cover all of the costs to restore a property which is damaged by a fire or other similar catastrophic event. The occurrence of any of these events could have an adverse impact on our cash flows and ability to make distributions to shareholders.

WE AND OUR SHAREHOLDERS ARE SUBJECT TO CERTAIN TAX RISKS

    OUR FAILURE TO QUALIFY AS A REIT WOULD HAVE ADVERSE TAX CONSEQUENCES. We believe that since 1992 we have qualified for taxation as a REIT for federal income tax purposes. We plan to continue to meet the requirements for taxation as a REIT. Many of these requirements, however, are highly technical and complex. The determination that we are a REIT requires an analysis of various factual matters and circumstances that may not be totally within our control. For example, to qualify as a REIT, at least 95% of our gross income must come from certain sources that are itemized in the REIT tax laws. We are also required to distribute to shareholders at least 95% of our REIT taxable income (excluding capital gains). The fact that we hold most of our assets through our operating partnership and its subsidiaries further complicates the application of the REIT requirements. Even a technical or inadvertent mistake could jeopardize our REIT status. Furthermore, Congress and the IRS might make changes to the tax laws and regulations, and the courts might issue new rulings that make it more difficult, or impossible for us to remain qualified as a REIT.

    If we fail to qualify as a REIT, we would be subject to federal income tax at regular corporate rates. Also, unless the IRS granted us relief under certain statutory provisions, we would remain disqualified as a REIT for four years following the year we first fail to qualify. If we fail to qualify as a REIT, we would have to pay significant income taxes and would therefore have less money available for investments or for distributions to our shareholders. This would likely have a significant adverse effect on the value of our securities. In addition, we would no longer be required to make any distributions to our shareholders.

    WE HAVE CERTAIN DISTRIBUTION REQUIREMENTS. As a REIT, we must distribute 95% of our annual taxable income. The required distribution limits the amount of cash we have available for other business purposes, including amounts to fund our growth. Also, it is possible that because of the differences between the time we actually receive revenue or pay expenses and the period we report those items for distribution purposes, we may have to borrow funds on a short-term basis to meet the 95% distribution requirement.

    WE ARE ALSO SUBJECT TO OTHER TAX LIABILITIES. Even if we qualify as a REIT, we may be subject to certain federal, state and local taxes on our income and property. Any such taxes would reduce our operating cash flow.

    When we purchased certain office properties located in Pennsylvania, we only purchased 89% of the partnership which owned each property. The remaining 11% will be acquired by the operating partnership not later than December 2000. This structure is intended to comply with informal advice from the Pennsylvania Department of Revenue that such two-stage transfers are not subject to Pennsylvania real estate transfer taxes. However, we have not obtained a formal ruling from the Pennsylvania Department of Revenue on this issue. If the Pennsylvania Department of Revenue were to successfully change this structure, or the remaining interests were required to be transferred for financing or other purposes prior to October 14, 2000, we would be subject to Pennsylvania state and local transfer taxes of approximately $2.7 million.

ISSUANCES OF LARGE AMOUNTS OF OUR COMMON SHARES COULD CAUSE OUR SHARE PRICE TO
  DECLINE

    As of March 31, 1999, 16,801,876 Common Shares were outstanding. This prospectus may be used for the issuance of additional Common Shares. If we issue a significant number of Common Shares in a short period of time, there could be a decrease in the market price of the Common Shares.

WE LACK CONTROL OVER OUR MANAGEMENT COMPANY

    We receive substantially all of the economic benefits of Corporate Office Management, Inc. ("COMI"), the company which manages our properties. We are not able to elect directors or officers of COMI because we hold only 1% of COMI's voting stock. The majority of COMI's voting stock is owned by persons who are not our officers or Trustees. Therefore, we cannot directly influence the operations of COMI. As a result, the board of directors and management of COMI may implement business policies or decisions that would not have been implemented by us. These policies or decisions could be adverse to our interests or lead to adverse financial results, which could adversely impact our net operating income and cash flow.

    Although we believe that the contracts between us and COMI for management services are no less favorable to us than those which could be obtained from a third party, such contracts are not the result of arm's length negotiations and, therefore, we cannot assure you that those contracts are just as favorable.

CERTAIN OFFICERS AND TRUSTEES OF COPT HAVE POTENTIAL CONFLICTS OF INTEREST

    The Chairman of our Board, our Chief Executive Officer, and certain other officers own direct and indirect interests in office properties and other real estate assets in which we have an interest. The interests of these persons may give rise to certain conflicts of interest concerning the fulfillment of their responsibilities as our officers and Trustees. We have adopted certain policies designed to minimize conflicts of interest. We cannot assure you, however, that these policies will be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of all shareholders of COPT. For example, the Chairman of our Board of Trustees and our Chief Executive Officer own a significant share of the units of our operating partnership. If our operating partnership sells or refinances certain of the properties that these officers contributed to the operating partnership, they could suffer adverse tax consequences. Therefore, they could oppose such a transaction.

WE ARE DEPENDENT ON OUR KEY PERSONNEL

    We are dependent on the efforts of our Trustees and executive officers, including Mr. Shidler, our Chairman of the Board of Trustees, Mr. Hamlin, our Chief Executive Officer, and Mr. Griffin, our President. The loss of any of their services could have an adverse effect on our operations. Although certain of our officers have entered into employment agreements with us, we cannot assure you that they will remain employed with us.

WE MAY CHANGE OUR POLICIES WITHOUT SHAREHOLDER APPROVAL

    Our Board of Trustees determines all of our policies, including our investment, financing and distribution policies. Although our Board of Trustees has no current plans to do so, it may amend or revise these policies at any time without a vote of our shareholders. Policy changes could adversely affect our financial condition, results of operations, the market price of the Common Shares or our ability to pay dividends or distributions.

WE ARE SUBJECT TO THE "YEAR 2000 RISK"

    The "Year 2000 Risk" arises because certain computer programs have been written using two digits rather than four to define the applicable years. Consequently, date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing disruptions of operations, including, among others, building system failures and a temporary inability to process transactions, send invoices, or engage in similar normal business activities. Our accounting software vendor has certified that the software package we use is year 2000 compliant; however, we have not independently determined that this package is year 2000 compliant and we cannot assure you it is free of Year 2000 Risk.

    We rely on third-party suppliers for a number of key services. If supplier operations are interrupted due to the Year 2000 Risk, that interruption could affect our operations. Although some of our suppliers have assured us that they are year 2000 compliant, we cannot assure you that our vendors are free of Year 2000 Risk. We also depend upon our tenants for revenue and cash flow. Interruptions in tenant operations due to the Year 2000 Risk could result in reduced revenue, increased receivable levels and cash flow reductions.

                                USE OF PROCEEDS

    Unless otherwise indicated in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus for general trust purposes, including capital expenditures, acquisition or development of additional properties, repayment of indebtedness and meeting our working capital needs.

                  RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED SHARE DIVIDENDS

    The following table sets forth COPT's consolidated ratios of earnings to combined fixed charges and Preferred Share dividends for the three months ended March 31, 1999, and for each of the last five calendar years. For purposes of calculating the ratio of earnings to combined fixed charges and Preferred Share dividends, earnings were calculated by adding fixed charges, excluding Preferred Share dividends, and minority interests of common unitholders to net income. Fixed charges consist of interest costs, amortization of debt issuance costs and distributions to preferred unitholders.

                                                             THREE MONTHS
                                                                 ENDED                             YEARS ENDED
                                                               MARCH 31,     -------------------------------------------------------
                                                                 1999          1998        1997        1996       1995       1994
                                                            ---------------  ---------     -----     ---------  ---------  ---------
Ratio of earnings to combined fixed charges and
  Preferred Share dividends...............................       1.53          1.33         (A)        1.23       1.21       1.27
                                                                  ---           ---         ---         ---        ---        ---
                                                                  ---           ---         ---         ---        ---        ---

------------------------

(A) During the year ended December 31, 1997, COPT's net income included a non-recurring expense of $1,353,000 associated with the termination of an advisory agreement. As a result, earnings were inadequate to cover fixed charges by $902,000 in the year ended December 31, 1997. If such non-recurring expense had not been incurred, COPT's ratio of earnings to combined fixed charges and Preferred Share dividends for 1997 would have been 1.12.

                 GENERAL DESCRIPTION OF THE OFFERED SECURITIES

    We may use this prospectus to offer our Common Shares, Preferred Shares, warrants to purchase Common Shares or warrants to purchase Preferred Shares, which we refer to collectively as the "securities", or any combination of the foregoing, either individually or as units consisting of two or more such securities. The aggregate offering price of our securities will not exceed $250,000,000. If securities offered by this prospectus are offered as units, the terms of the units will be set forth in a related prospectus supplement.

                             DESCRIPTION OF SHARES

    THE FOLLOWING SUMMARY OF THE TERMS OF THE SECURITIES OF CORPORATE OFFICE PROPERTIES TRUST ("COPT") DOES NOT PURPORT TO BE COMPLETE AND IS SUBJECT TO AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE DECLARATION OF TRUST AND THE BYLAWS OF COPT, COPIES OF WHICH ARE EXHIBITS TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART.

GENERAL

    The Declaration of Trust provides that COPT may issue up to 45,000,000 Common Shares and 5,000,000 Preferred Shares of beneficial interest, par value $.01 per share (the "Preferred Shares"), 1,025,000 of which are designated Series A Convertible Preferred Shares (the "Series A Preferred Shares"). As of March 31, 1999, there were 16,801,876 Common Shares and 984,308 Series A Preferred Shares issued and outstanding. The Declaration of Trust contains a provision permitting the Board of Trustees, without any action by the shareholders of COPT, to amend the Declaration of Trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class of shares of beneficial interest that COPT has authority to issue. The additional shares of beneficial interest, which could include Common Shares, will be available for issuance without further action by COPT's shareholders, subject to the requirements of the New York Stock Exchange.

    Both Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended (the "Maryland REIT Law") and the Declaration of Trust provide that no shareholder of COPT will be personally liable for any obligation of COPT solely as a result of such shareholder's status as a shareholder of COPT. The Declaration of Trust provides that COPT shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of a final disposition of a proceeding to, any shareholder or any former shareholder from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former shareholder of COPT. The Bylaws of COPT obligate it, to the maximum extent permitted by Maryland law, to indemnify any shareholder or any former shareholder (including, without limitation, any individual who, while a shareholder and at the request of COPT, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer, partner, employee or agent of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of being a shareholder, against reasonable expenses incurred by him in connection with the proceeding. Inasmuch as COPT carries public liability insurance which it considers adequate, any risk of personal liability to shareholders not covered by the Maryland REIT Law is limited to situations in which COPT's assets plus its insurance coverage would be insufficient to satisfy the claims against COPT and its shareholders.

COMMON SHARES

    All Common Shares offered hereby will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other shares or series of beneficial interest and to the provisions of the Declaration of Trust regarding the restriction on transfer of Common Shares, holders of Common Shares are entitled to receive dividends on such shares if, as and when authorized and declared by the Board of Trustees out of assets legally available therefor and to share ratably in the assets of COPT legally available for distribution to its shareholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of COPT.

    Subject to the provisions of the Declaration of Trust regarding restrictions on transfer of shares of beneficial interest, each outstanding Common Share entitles the holder thereof to one vote on all matters submitted to a vote of shareholders, including the election of Trustees, and, except as provided with respect to any other class or series of shares of beneficial interest, the holders of such Common Shares possess the exclusive voting power. There is no cumulative voting in the election of Trustees, which means that the holders of a majority of the outstanding Common Shares can elect all of the Trustees then standing for election. Constellation Real Estate, Inc. is currently entitled to appoint two of the nine Trustees. See "--Series A Preferred Shares."

    Holders of Common Shares have no preference, conversion, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of COPT. Subject to the provisions of the Declaration of Trust regarding the restriction on transfer of Common Shares, the Common Shares have equal dividend, distribution, liquidation and other rights.

    The Declaration of Trust provides for approval by a majority of the votes cast by holders of Common Shares entitled to vote on the matter in all situations permitting or requiring action by the shareholders, except with respect to: (i) the election of Trustees (which requires a plurality of all the votes cast at a meeting of shareholders of COPT at which a quorum is present),
(ii) the removal of Trustees (which requires the affirmative vote of the holders of two-thirds of the outstanding shares of beneficial interest of COPT entitled to vote generally in the election of Trustees, which action can only be taken for cause by vote at a shareholder meeting), (iii) the merger of COPT with another entity or the sale (or other disposition) of all or substantially all of the assets of COPT (which requires the affirmative vote of the holders of two-thirds of the outstanding shares of beneficial interest entitled to vote on the matter), (iv) the amendment of the Declaration of Trust (which requires the affirmative vote of two-thirds of all the votes entitled to be cast on the matter), (v) the termination of COPT (which requires the affirmative vote of two-thirds of the outstanding shares of beneficial interest entitled to be cast on the matter); and (vi) certain voting rights of Constellation Real Estate, Inc. See "--Series A Preferred Shares." The Declaration of Trust permits the Trustees, without any action by the holders of Common Shares, (a) by a two-thirds vote, to amend the Declaration of Trust from time to time to qualify as a real estate investment trust under the Internal Revenue Code or the Maryland REIT Law and (b) by a majority vote to amend the Declaration of Trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class of shares of beneficial interest that COPT has authority to issue.

CLASSIFICATION OR RECLASSIFICATION OF COMMON SHARES OR PREFERRED SHARES

    The Declaration of Trust authorizes the Board of Trustees to reclassify any unissued shares of Common or Preferred Shares into other classes or series of classes of shares and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations and restrictions on ownership, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. Thus, in addition to the Series A Preferred Shares, the Board of Trustees could authorize the issuance of other Preferred Shares with terms and conditions which could also have the effect of delaying, deferring or preventing a change in control of COPT or other transaction that might involve a premium over the then prevailing market price for Common Shares or other attributes that the shareholders may consider to be desirable.

SERIES A PREFERRED SHARES

    The outstanding 984,308 Series A Preferred Shares were issued to Constellation Real Estate, Inc., with terms as follows:

    VOTING RIGHTS. Except as set forth below and as required by applicable law, the Series A Preferred Shares do not entitle the holder thereof to any vote. If an amendment to COPT's Declaration of Trust or a reclassification of Preferred Shares would amend, alter or repeal any of the rights, preferences or powers of the Series A Preferred Shares, then the affirmative vote of holders of two-thirds of the outstanding Series A Preferred Shares, voting as a separate class, would be required for its adoption. Constellation Real Estate, Inc. has the right to designate up to two members of the Board of Trustees depending on Constellation Real Estate, Inc.'s ownership percentage of outstanding shares. This right is set forth as a term of the Series A Preferred Shares, such that so long as Constellation Real Estate, Inc. holds any Series A Preferred Shares (and it beneficially owns 30% of the Common Shares), Constellation Real Estate, Inc. will have the right to designate up to two Trustees. If Constellation Real Estate, Inc.'s Common Share beneficial holdings fall below 30% but above 15%, Constellation Real Estate, Inc. may designate one Trustee.

    DIVIDENDS. Holders of Series A Preferred Shares will be entitled to cumulative dividends, payable quarterly and in preference to dividends payable on Common Shares, accruing from the date of issue, when, as and if declared by the Board of Trustees out of funds legally available therefor, at the annual rate of $1.375 per share, which is 5.5% of the $25.00 liquidation preference of the Series A Preferred Shares.

    LIQUIDATION. In the event of any liquidation, dissolution or winding-up of COPT's affairs, holders of Series A Preferred Shares will be entitled to receive, out of the assets of COPT legally available for distribution to its shareholders, the sum of $25.00 for each Preferred Share, plus an amount equal to all dividends accrued and unpaid on each such Series A Preferred Share up to the date fixed for distribution, before any distribution may be made to holders of COPT's Common Shares.

    CONVERSION. The Series A Preferred Shares are convertible into Common Shares on the basis of 1.8748 Common Shares for each Series A Preferred Share (subject to adjustment upon certain events, such as dividends paid in Common Shares) as follows:

                                                                         SERIES A      COMMON
                                                                         PREFERRED   SHARES IF
CONVERSION DATE                                                           SHARES     CONVERTED
----------------------------------------------------------------------  -----------  ----------
September 28, 2000....................................................     865,566    1,622,763
October 22, 2000......................................................      72,509      135,940
December 30, 2000.....................................................      46,233       86,678
                                                                        -----------  ----------
Total.................................................................     984,308    1,845,381
                                                                        -----------  ----------
                                                                        -----------  ----------

    Notwithstanding the foregoing, Series A Preferred Shares held by Constellation Real Estate, Inc. may not be converted into Common Shares if after such conversion Constellation Real Estate, Inc. and its affiliates would own 45% or more of COPT's outstanding Common Shares. In the event of such attempted conversion, Constellation Real Estate, Inc. may elect to receive dividends issued on the Common Shares it would have received if the conversion had been completed, in lieu of dividends on its Preferred Shares.

    ADDITIONAL PARITY AND JUNIOR SHARES. Any shares issued which are senior to the Series A Preferred Shares require an affirmative vote of two-thirds of the holders of Series A Preferred Shares. COPT may issue any class of capital shares with voting rights which are on parity with or junior to the Series A Preferred Shares without consent of the holders of Series A Preferred Shares. However, an affirmative vote of two-thirds of the holders of Series A Preferred Shares is required for any issuance or sale of greater than $50 million in Common Shares at a price less than $9.50 per share.

ISSUANCE OF ADDITIONAL PREFERRED SHARES

    The following description of our Preferred Shares of beneficial interest sets forth general terms and provisions of the Preferred Shares to which any prospectus supplement may relate. The statements below describing the Preferred Shares are in all respects subject to and qualified in their entirety by reference to our Declaration of Trust, Bylaws and any applicable amendment to the Declaration of Trust designating terms of a series of Preferred Shares (a "Designating Amendment"). The Preferred Shares, when issued, will be fully paid and non-assessable. Because our Board of Trustees has the power to establish the preferences, powers and rights of each series of Preferred Shares, subject to the rights of the holders of the Series A Preferred Shares, our Board may afford the holders of any series of Preferred Shares preferences, powers and rights, voting or otherwise, senior to the rights of holders of Common Shares. The issuance of additional series of Preferred Shares could have the effect of delaying or preventing a change of control that might involve a premium price for shareholders or otherwise be in their best interest.

    The rights, preferences, privileges and restrictions of the Preferred Shares of each series will be fixed by the Designating Amendment relating to the series. A prospectus supplement, relating to each series, will specify the terms of the Preferred Shares, as follows:

    - the title and stated value of the Preferred Shares;

    - the number of Preferred Shares offered, the liquidation preference per share and the offering price of the Preferred Shares;

    - the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation applicable to the Preferred Shares;

    - the date from which dividends on the Preferred Shares will accumulate, if applicable;

    - the procedures for any auction and remarketing, if any, for the Preferred Shares;

    - the provision for a sinking fund, if any, for the Preferred Shares;

    - the provision for redemption, if applicable, of the Preferred Shares;

    - any listing of the Preferred Shares on any securities exchange;

    - the terms and conditions, if applicable, upon which the Preferred Shares will be convertible into Common Shares, including the conversion price (or manner of calculation) and conversion period;

    - any other specific terms, preferences, rights, limitations or restrictions of the Preferred Shares;

    - a discussion of certain material federal income tax considerations applicable to the Preferred Shares;

    - the relative ranking and preferences of the Preferred Shares as to dividend rights and rights upon the liquidation, dissolution or winding-up of our affairs;

    - any limitation on issuance of any series of Preferred Shares ranking senior to or on a parity with the series of Preferred Shares as to dividend rights and rights upon the liquidation, dissolution or winding-up of our affairs; and

    - any limitations on direct or beneficial ownership and restrictions on transfer of the Preferred Shares, in each case as may be appropriate to preserve our status as a REIT.

RESTRICTIONS ON TRANSFER

    For COPT to qualify as a REIT under the Internal Revenue Code, its shares of beneficial interest generally must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) at any time during the last half of a taxable year. This test is applied by "looking through" certain shareholders which are not individuals (e.g., corporations or partnerships) to determine indirect ownership of COPT by individuals.

    The Declaration of Trust, subject to certain exceptions, contains certain restrictions on the number of shares of beneficial interest of COPT that a person may own. The Declaration of Trust provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8 of the number or value of the outstanding shares of beneficial interest of COPT. In addition, the Declaration of Trust prohibits any person from acquiring or holding, directly or indirectly, Common Shares in excess of 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding Common Shares.

    The Board of Trustees, in its sole discretion, may exempt a proposed transferee from the 9.8% ownership limitation. However, the Board of Trustees may not grant such an exemption to any person if such exemption would result in COPT being "closely held" within the meaning of Section 856(h) of the Internal Revenue Code or otherwise would result in COPT failing to qualify as a REIT. In order to be considered by the Board of Trustees for an exemption, a person also must not own, directly or indirectly, more than a 9.9% interest in a tenant of COPT (or a tenant of any entity owned or controlled by COPT). The person seeking an exemption must represent to the satisfaction of the Board of Trustees that it will not violate the two aforementioned restrictions. The person also must agree that any violation or attempted violation of any of the foregoing restrictions will result in the automatic transfer of the shares causing such violation to the Share Trust (as defined below). The Board of Trustees may require a ruling from the Internal Revenue Service or an opinion of counsel, in either case in form and substance satisfactory to the Board of Trustees in its sole discretion, in order to determine or ensure COPT's status as a REIT. Constellation Real Estate, Inc., Mr. Jay H. Shidler and Mr. Clay W. Hamlin, III are all Excepted Holders. However, as of March 31, 1999, Messrs. Shidler and Hamlin collectively owned only 3.6% of the outstanding Common Shares.

    The Declaration of Trust further prohibits (a) any person from beneficially or constructively owning shares of beneficial interest of COPT that would result in COPT being "closely held" under Section 856(h) of the Internal Revenue Code or otherwise cause COPT to fail to qualify as a REIT and (b) any person from transferring shares of beneficial interest of COPT if such transfer would result in shares of beneficial interest of COPT being owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of beneficial interest of COPT that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned shares of the beneficial interest of COPT that resulted in a transfer of shares to the Share Trust (as hereinafter defined), is required to give notice immediately to COPT and provide COPT with such other information as COPT may request in order to determine the effect of such transfer on COPT's status as a REIT. The foregoing restrictions on transferability and ownership will not apply if the Board of Trustees determines that it is no longer in the best interests of COPT to attempt to qualify, or to continue to qualify, as a REIT.

    If any transfer of shares of beneficial interest of COPT occurs which, if effective, would result in any person beneficially or constructively owning shares of beneficial interest of COPT in excess or in violation of the above transfer or ownership limitations (a "Prohibited Owner"), then that number of shares of beneficial interest of COPT in excess of the ownership limit will automatically be transferred to a trust (the "Share Trust") for the exclusive benefit of one or more charitable beneficiaries (the "Charitable Beneficiary"), and the Prohibited Owner shall not acquire any rights in such shares. The Prohibited Owner may not benefit economically from ownership of any shares of beneficial interest held in the Share Trust, may have no rights to dividends and may not possess any other rights attributable to the shares of beneficial interest held in the Share Trust. The trustee of the Share Trust (the "Share Trustee") will have all voting rights and rights to dividends or other distributions with respect to shares of beneficial interest held in the Share Trust, which rights will be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by COPT that shares of beneficial interest have been transferred to the Share Trust will be paid by the recipient of such dividend or distribution to the Share Trustee upon demand, and any dividend or other distribution authorized but unpaid will be paid when due to the Share Trustee. Any dividend or distribution so paid to the Share Trustee will be held in the Share Trust for the Charitable Beneficiary. The Prohibited Owner will have no voting rights with respect to shares of beneficial interest held in the Share Trust and, subject to Maryland law, effective as of the date that such shares of beneficial interest have been transferred to the Share Trust, the Share Trustee will have the authority (at the Share Trustee's sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by COPT that such shares have been transferred to the Share Trust and (ii) to recast such vote in accordance with the desires of the Share Trustee acting for the benefit of the Charitable Beneficiary. However, if COPT has already taken irreversible trust action, then the Share Trustee will not have the authority to rescind and recast such vote.

    Within 20 days of receiving notice from COPT that shares of beneficial interest of COPT have been transferred to the Share Trust, the Share Trustee will sell the shares of beneficial interest held in the Share Trust to a person, designated by the Share Trustee, whose ownership of the shares will not violate the ownership limitations set forth in the Declaration of Trust. Upon such sale, the interest of the Charitable Beneficiary in the shares sold will terminate and the Share Trustee will distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as described below. The Prohibited Owner will receive the lesser of (i) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Share Trust (E.G., a gift, devise or other such transaction), the Market Price (as defined in the Declaration of Trust) of such shares on the day of the event causing the shares to be received by the Share Trustee and (ii) the price per share received by the Share Trustee from the sale or other disposition of the Common Shares held in the Share Trust. Any net sale proceeds in excess of the amount payable to the Prohibited Owner will be paid immediately to the Charitable Beneficiary. If, prior to the discovery by COPT that shares of beneficial interest have been transferred to the Share Trust, such shares are sold by a Prohibited Owner, then
(i) such shares will be deemed to have been sold on behalf of the Share Trust and (ii) to the extent that the Prohibited Owner received an amount for shares that exceeds the amount that such Prohibited Owner was entitled to receive as described above, such excess will be paid to the Share Trustee upon demand.

    In addition, shares of beneficial interest of COPT held in the Share Trust will be deemed to have been offered for sale to COPT, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Share Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and
(ii) the Market Price on the date COPT, or its designee, accepts such offer. COPT shall have the right to accept such offer until the Share Trustee has sold the shares of beneficial interest held in the Share Trust. Upon such a sale to COPT, the interest of the Charitable Beneficiary in the shares sold will terminate and the Share Trustee will distribute the net proceeds of the sale to the Prohibited Owner.

    All certificates representing Common Shares will bear a legend referring to the restrictions described above.

    Every owner of more than 5% (or such other percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) of all classes or series of COPT's shares of beneficial interest, including Common Shares, is required to give written notice to COPT within 30 days after the end of each taxable year stating the name and address of such owner, the number of shares of each class and series of shares of beneficial interest of COPT which the owner beneficially owns and a description of the manner in which such shares are held. Each such owner shall provide to COPT such additional information as COPT may request in order to determine the effect, if any, of such beneficial ownership on COPT's status as a REIT and to ensure compliance with the Aggregate Share Ownership Limit. In addition, each shareholder shall upon demand be required to provide to COPT such information as COPT may request, in good faith, in order to determine COPT's status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

    These ownership limitations could delay, defer or prevent a change in control of COPT or other transaction that might involve a premium over the then prevailing Market Price for the Common Shares or other attributes that the shareholders may consider to be desirable.

ISSUANCE OF WARRANTS

    We have no outstanding warrants to purchase our Common Shares or outstanding warrants to purchase our Preferred Shares (collectively, the "Warrants"). We may, however, issue Warrants in the future. Warrants may be issued by any prospectus supplement independently or together with any other securities offered and may be attached to or separate from those securities. Each series of Warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent specified in a prospectus supplement, the form of which will be filed or incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. The warrant agent will act solely as our agent in connection with the Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable warrant agreements will be set forth in the applicable prospectus supplement relating to the issuance of any Warrants.

    A prospectus supplement will describe the terms of the Warrants in respect of which this prospectus is being delivered including, where applicable, the following:

    - the title of the Warrants;

    - the aggregate number of the Warrants;

    - the price or prices at which the Warrants will be issued;

    - the designation, terms and number of Common Shares or Preferred Shares purchasable upon exercise of the Warrants;

    - the designation and terms of the securities, if any, with which the Warrants are issued and the number of the Warrants issued with each such offered security;

    - the date, if any, on and after which the Warrants and the related Preferred Shares or Common Shares will be separately transferable;

    - the price (or manner of calculation) at which each Common Share or Preferred Share purchasable upon exercise of the Warrants may be purchased;

    - the date on which the right to exercise the Warrants shall commence and the date on which the right shall expire;

    - the minimum or maximum amount of the Warrants which may be exercised at any one time;

    - information with respect to book-entry procedures, if any;

    - a discussion of certain material federal income tax considerations; and

    - any other terms of the Warrants, including terms, procedures and limitations relating to the exchange and exercise of the Warrants.

The exercise of any Warrants will be subject to and limited by the transfer and ownership restrictions in our declaration of trust. See "--Restrictions on Transfer."

CLASSIFICATION OF BOARD, VACANCIES AND REMOVAL OF TRUSTEES

    The Declaration of Trust provides for a staggered Board of Trustees. COPT presently has nine Trustees divided into three classes, with terms of three years each. Constellation Real Estate, Inc. currently may appoint two Trustees. See "--Series A Preferred Shares." Currently, the number of Trustees in each class and the expiration of each class's term is as follows:

Class 1    2 Trustees  Expires 2002
Class 2    3 Trustees  Expires 2000
Class 3    4 Trustees  Expires 2001

At each annual meeting of shareholders of COPT, successors of the class of Trustees whose term expires at that meeting will be elected for a three-year term and the Trustees in the other two classes will continue in office. A classified board may delay, defer or prevent a change in control of COPT or other transaction that might involve a premium over the then prevailing market price for the Common Shares or other attributes that the shareholders may consider to be desirable. In addition, a classified board could prevent shareholders who do not agree with the policies of the Board of Trustees from replacing a majority of the Board of Trustees for two years, except in the event of removal for cause.

    The Bylaws of COPT provide that any vacancy on the Board of Trustees may be filled by a majority of the remaining Trustees. Any individual so elected Trustee will hold office for the unexpired term of the Trustee he or she is replacing. The Declaration of Trust provides that a Trustee may be removed at any time only for cause upon the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of Trustees, but only by a vote taken at a shareholder meeting. These provisions preclude shareholders from removing incumbent Trustees, except for cause and upon a substantial affirmative vote, and filling the vacancies created by such removal with their own nominees.

ADVANCE NOTICE OF NOMINATIONS AND NEW BUSINESS

    The Bylaws provide that, with respect to an annual meeting of shareholders, nominations of persons for election to the Board of Trustees and the proposal of business to be considered by shareholders may be made only (a) pursuant to COPT's notice of the meeting, (b) by the Board of Trustees or (c) by a shareholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Bylaws. With respect to special meetings of shareholders, the Bylaws provide that only the business specified in COPT's notice of meeting may be brought before the meeting of shareholders and nominations of persons for election to the Board of Trustees may be made only
(a) pursuant to COPT's notice of the meeting, (b) by the Board of Trustees or
(c) provided that the Board of Trustees has determined that Trustees shall be elected at such meeting, by a shareholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Bylaws.

POSSIBLE ANTITAKEOVER EFFECT OF CERTAIN PROVISIONS OF MARYLAND LAW

    The Maryland General Corporations Law ("MGCL") contains provisions that may be deemed to have an antitakeover effect. The provisions applicable to COPT are set forth below.

    CERTAIN BUSINESS COMBINATIONS. Under the MGCL, as applicable to Maryland real estate investment trusts, certain business combinations (including certain mergers, consolidations, share exchanges and asset transfers and certain issuances and reclassifications of equity securities) between a Maryland real estate investment trust and any person who beneficially owns ten percent or more of the voting power of the trust's shares or an affiliate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting shares of such trust (an "Interested Shareholder"), or an affiliate of such an Interested Shareholder, are prohibited for five years after the most recent date on which the

Interested Shareholder becomes an Interested Shareholder. Thereafter, any such business combination must be recommended by the board of trustees of such trust and approved by the affirmative votes of at least (i) 80% of the votes entitled to be cast by holders of outstanding voting shares of the trust and (ii) two-thirds of the votes entitled to be cast by holders of voting shares of the trust other than shares held by the Interested Shareholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the trust's common shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of trustees of the trust prior to the time that the Interested Shareholder becomes an Interested Shareholder. The Board of Trustees has opted out of this statute by resolution. The Board of Trustees may, however, rescind its resolution at any time to make these provisions of Maryland law applicable to COPT.

    CONTROL SHARE PROVISIONS. The MGCL generally provides that control shares of a Maryland real estate investment trust acquired in a control share acquisition have no voting rights unless those rights are approved by a vote of two-thirds of the disinterested shares (generally shares held by persons other than the acquiror, officers or trustees who are employees of the trust). An acquiror is deemed to own control shares the first time that the acquiror's voting power in electing trustees equals or exceeds twenty percent of all such voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

    A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the Board of Trustees to call a special meeting of shareholders to be held within 50 days of the demand to consider whether the control shares will have voting rights. The trust may present the question at any shareholders' meeting on its own initiative.

    If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the trust may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value, determined without regard to the absence of voting rights for the control shares. Fair value will be determined as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a shareholders' meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

    The control share provisions do not apply (a) to shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction or (b) to acquisitions approved or exempted by the declaration of trust or bylaws of the trust. The Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of COPT's shares of beneficial interest. The Board of Trustees may, however, amend the Bylaws at any time to eliminate such provision, either prospectively or retroactively.

DISSOLUTION OF THE COMPANY; TERMINATION OF REIT STATUS

    The Declaration of Trust permits the termination of COPT and the discontinuation of the operations of COPT by the affirmative vote of the holders of not less than two-thirds of the outstanding Common Shares entitled to be cast on the matter at a meeting of shareholders or by written consent. In addition, the Declaration of Trust permits the termination of COPT's qualification as a REIT if such qualification, in the opinion of the Board of Trustees, is no longer advantageous to the shareholders.

                           FEDERAL INCOME TAX MATTERS

    COPT was organized in 1988 and elected to be taxed as a REIT commencing with its taxable year ended December 31, 1992. COPT believes that it was organized and has operated in a manner that permits it to satisfy the requirements for taxation as a REIT under the applicable provisions of the Internal Revenue Code and intends to continue to operate in such a manner. No assurance can be given, however, that such requirements have been or will continue to be met. The following is a summary of the material federal income tax considerations that may be relevant to COPT and its shareholders, including the continued treatment of COPT as a REIT for federal income tax purposes. For purposes of this discussion of federal income tax matters the term "COPT" refers only to Corporate Office Properties Trust and not to any other affiliated entities.

    The following discussion is based on the law existing and in effect on the date hereof and COPT's qualification and taxation as a REIT will depend on compliance with such law and with any future amendments or modifications to such law. The qualification and taxation as a REIT will further depend upon the ability to meet, on a continuing basis through actual operating results, the various qualification tests imposed under the Internal Revenue Code discussed below. No assurance can be given that COPT will satisfy such tests on a continuing basis.

    In brief, an entity that invests primarily in real estate can, if it meets the REIT provisions of the Internal Revenue Code described below, claim a tax deduction for the dividends it pays to its shareholders. Such an entity generally is not taxed on its "REIT taxable income" to the extent such income is currently distributed to shareholders, thereby substantially eliminating the "double taxation" (i.e, at both the entity and shareholder levels) that generally results from an investment in an entity which is taxed as a corporation. However, as discussed in greater detail below, such an entity remains subject to tax in certain circumstances even if it qualifies as a REIT. Further, if the entity were to fail to qualify as a REIT in any year, it would not be able to deduct any portion of the dividends it paid to its shareholders and would be subject to full federal corporate income taxation on its earnings, thereby significantly reducing or eliminating the cash available for distribution to its shareholders.

    Morgan, Lewis & Bockius LLP has opined that, for federal income tax purposes, COPT has properly elected and otherwise qualified to be taxed as a REIT under the Internal Revenue Code for taxable years commencing on or after June 1, 1992, and that its proposed method of operations as described in this prospectus and as represented to Morgan, Lewis & Bockius LLP by COPT will enable COPT to continue to satisfy the requirements for such qualification and taxation as a REIT under the Internal Revenue Code for future taxable years. This opinion, however, is based upon certain factual assumptions and representations made by COPT. Moreover, such qualification and taxation as a REIT depends upon the ability of COPT to meet, for each taxable year, various tests imposed under the Internal Revenue Code as discussed below, and Morgan, Lewis & Bockius LLP has not reviewed in the past, and may not review in the future, COPT's compliance with these tests. Accordingly, no assurance can be given that the actual results of the operations of COPT for any particular taxable year will satisfy such requirements.

TAXATION OF COPT

    GENERAL. In any year in which COPT qualifies as a REIT, it will not generally be subject to federal income tax on that portion of its REIT taxable income or capital gain which is distributed to shareholders. COPT will, however, be subject to tax at normal corporate rates upon any taxable income or capital gains not distributed. Under recently enacted legislation, shareholders are required to include their proportionate share of the REIT's undistributed long-term capital gain in income but would receive a credit for their share of any taxes paid on such gain by the REIT.

    Notwithstanding its qualification as a REIT, COPT also may be subject to taxation in certain other circumstances. If COPT should fail to satisfy either the 75% or the 95% gross income test (each as discussed below), and nonetheless maintains its qualification as a REIT because certain other requirements are met, it will be subject to a 100% tax on the greater of the amount by which COPT fails either the 75% or the 95% test, multiplied by a fraction intended to reflect COPT's profitability. COPT will also be subject to a tax of 100% on net income from any "prohibited transaction" (as described below), and if COPT has (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, it will be subject to tax on such income from foreclosure property at the highest corporate rate. In addition, if COPT should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year and (iii) any undistributed taxable income from prior years, COPT would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. COPT also may be subject to the corporate alternative minimum tax, as well as to tax in certain situations not presently contemplated. COPT will use the calendar year both for federal income tax purposes, as is required of a REIT under the Internal Revenue Code, and for financial reporting purposes.

    FAILURE TO QUALIFY. If COPT fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, COPT will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which COPT fails to qualify as a REIT will not be deductible by COPT, nor generally will they be required to be made under the Internal Revenue Code. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and subject to certain limitations in the Internal Revenue Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, COPT also will be disqualified from reelecting taxation as a REIT for the four taxable years following the year during which qualification was lost.

REIT QUALIFICATION REQUIREMENTS

    In order to qualify as a REIT, COPT must meet the following requirements, among others:

    SHARE OWNERSHIP TESTS. COPT's shares of beneficial interest must be held by a minimum of 100 persons for at least 335 days in each taxable year (or a proportionate number of days in any short taxable year). In addition, at all times during the second half of each taxable year, no more than 50% in value of the outstanding shares of beneficial interest of COPT may be owned, directly or indirectly and taking into account the effects of certain constructive ownership rules, by five or fewer individuals, which for this purpose includes certain tax-exempt entities (the "50% Limitation"). However, for purposes of this test, any shares of beneficial interest held by a qualified domestic pension or other retirement trust will be treated as held directly by its beneficiaries in proportion to their actuarial interest in such trust rather than by such trust. In addition, for purposes of the 50% Limitation, shares of beneficial interest owned, directly or indirectly, by a corporation will be considered as being owned proportionately by its shareholders.

    In order to attempt to ensure compliance with the foregoing share ownership tests, COPT's Declaration of Trust places certain restrictions on the transfer of its shares of beneficial interest to prevent additional concentration of stock ownership. Moreover, to evidence compliance with these requirements, Treasury Regulations require COPT to maintain records which disclose the actual ownership of its outstanding shares of beneficial interest. In fulfilling its obligations to maintain records, COPT must and will demand written statements each year from the record holders of designated percentages of its shares of beneficial interest disclosing the actual owners of such shares of beneficial interest (as prescribed by Treasury Regulations). A list of those persons failing or refusing to comply with such demand must be maintained as part of COPT's records. A shareholder failing or refusing to comply with COPT's written demand must submit with his tax return a similar statement disclosing the actual ownership of COPT shares of beneficial interest and certain other information.

    Currently, Constellation Real Estate, Inc. owns approximately 41.8% of the Common Shares outstanding, and 984,308 Series A Convertible Preferred Shares convertible into 1,845,381 Common Shares. Under COPT's Declaration of Trust a person is generally prohibited from owning more than 9.8% of the aggregate outstanding Common Shares or more than 9.8% in value of the aggregate outstanding shares of beneficial interest unless such person makes certain representations to the Board of Trustees and the Board of Trustees ascertains that ownership of a greater percentage of shares will not cause COPT to violate either the 50% Limitation or the gross income tests described below. The Board of Trustees has exempted Constellation Real Estate, Inc. from the 9.8% limitation set forth in the Declaration of Trust and has determined that Constellation Real Estate, Inc. may hold up to 45% of the outstanding Common Shares. The Board of Trustees has determined, based upon representations made by Constellation Real Estate, Inc., that this will not result in a violation of the 50% Limitation or otherwise adversely affect COPT's ability to qualify as a REIT for federal income tax purposes.

    ASSET TESTS. At the close of each quarter of COPT's taxable year, COPT must satisfy two tests relating to the nature of its assets (determined in accordance with generally accepted accounting principles). First, at least 75% of the value of COPT's total assets must be represented by interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items, government securities and qualified temporary investments. Second, although the remaining 25% of COPT's assets generally may be invested without restriction, securities in this class may not exceed (i) in the case of securities of any one non-government issuer, 5% of the value of COPT's total assets (the "Value Test") or (ii) 10% of the outstanding voting securities of any one such issuer (the "Voting Stock Test"). Where COPT invests in a partnership (such as the operating partnership), it will be deemed to own a proportionate share of the partnership's assets, and the partnership interest will not constitute a security for purposes of these tests. Accordingly, COPT's investment in real properties through its interests in the operating partnership (which itself holds real properties through other partnerships) will constitute an investment in qualified assets for purposes of the 75% asset test.

    GROSS INCOME TESTS. There are two separate percentage tests relating to the sources of COPT's gross income which must be satisfied for each taxable year. For purposes of these tests, where COPT invests in a partnership, COPT will be treated as receiving its share of the income and loss of the partnership, and the gross income of the partnership will retain the same character in the hands of COPT as it has in the hands of the partnership. The two tests are described below.

    THE 75% TEST. At least 75% of COPT's gross income for the taxable year must be "qualifying income." Qualifying income generally includes: (i) rents from real property (except as modified below); (ii) interest on obligations secured by mortgages on, or interests in, real property; (iii) gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of COPT's trade or business ("dealer property"); (iv) dividends or other distributions on shares in other REITs, as well as gain from the sale of such shares; (v) abatements and refunds of real property taxes; (vi) income from the operation, and gain from the sale, of property acquired at or in lieu of a foreclosure of the mortgage secured by such property ("foreclosure property"); and (vii) commitment fees received for agreeing to make loans secured by mortgages on real property or to purchase or lease real property.

    Rents received from a tenant will not, however, qualify as rents from real property in satisfying the 75% gross income test (or the 95% gross income test described below) if COPT, or an owner of 10% or more of COPT, directly or constructively owns 10% or more of such tenant. In addition, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. Moreover, an amount received or accrued will not qualify as rents from real property (or as interest income) for purposes of the 75% and 95% gross income tests if it is based in whole or in part on the income or profits of any person, although an amount received or accrued generally will not be excluded from "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Finally, for rents received to qualify as rents from real property for purposes of the 75% and 95% gross income tests, COPT generally must not operate or manage the property or furnish or render services to customers, other than through an "independent contractor" from whom COPT derives no income, except that the "independent contractor" requirement does not apply to the extent that the services provided by COPT are "usually or customarily rendered" in connection with the rental of space for occupancy only, and are not otherwise considered "rendered to the occupant for his convenience." In addition, under recently enacted legislation, beginning with its taxable year ending December 31, 1998, COPT may directly perform a de minimis amount of non-customary services. COPT believes that the services provided with regard to COPT's properties by the operating partnership (or its agents) are now (and, it is believed, will in the future be) usual or customary services. Any services that cannot be provided directly by the operating partnership will be performed by independent contractors.

    THE 95% TEST. In addition to deriving 75% of its gross income from the sources listed above, at least 95% of COPT's gross income for the taxable year must be derived from the above-described qualifying income or from dividends, interest, or gains from the sale or other disposition of stock or other securities that are not dealer property. Dividends and interest on obligations not collateralized by an interest in real property are included for purposes of the 95% test, but not for purposes of the 75% test. COPT intends to monitor closely its non-qualifying income and anticipates that non-qualifying income from its activities will not result in COPT failing to satisfy either the 75% or 95% gross income test.

    For purposes of determining whether COPT complies with the 75% and the 95% gross income tests, gross income does not include income from prohibited transactions. A "prohibited transaction" is a sale of dealer property (excluding foreclosure property); however, a sale of property will not be a prohibited transaction if such property is held for at least four years and certain other requirements (relating to the number of properties sold in a year, their tax bases and the cost of improvements made thereto) are satisfied.

    Even if COPT fails to satisfy one or both of the 75% and 95% gross income tests for any taxable year, it may still qualify as a REIT for such year if it is entitled to relief under certain provisions of the Internal Revenue Code. These relief provisions will generally be available if: (i) COPT's failure to comply is due to reasonable cause and not to willful neglect; (ii) COPT reports the nature and amount of each item of its income included in the tests on a schedule attached to its tax return; and (iii) any incorrect information on this schedule is not due to fraud with intent to evade tax. If these relief provisions apply, however, COPT will nonetheless be subject to a 100% tax on the greater of the amount by which it fails either the 75% or 95% gross income test, multiplied by a fraction intended to reflect COPT's profitability.

    COMPLIANCE WITH INCOME TESTS. Constellation Real Estate, Inc. and certain affiliated companies are obligated as tenants to pay annual rent of approximately $950,000 with respect to properties owned by the operating partnership. Some of this rental income may not constitute qualifying rental income for purposes of the 75% and 95% gross income tests. COPT expects, based on current rent levels, that its annual gross income in 1999 will be at least $70 million. Accordingly, COPT estimates that it can earn up to $3.5 million of non-qualifying income per year without violating the 95% gross income test. Aside from this rental income, COPT does not expect that it will earn material amounts of non-qualifying income from either Constellation Real Estate, Inc. or its existing properties. Based on the foregoing, COPT has determined that it will continue to satisfy the 75% and 95% gross income tests. The fact that affiliates of Constellation Real Estate, Inc. will be paying substantial amounts of non-qualifying income may, however, restrict the ability of COPT and the operating partnership to acquire additional properties that generate non-qualifying income.

    To avoid a violation of the 95% gross income test, the operating partnership established COMI in 1998 to own a 75% interest in Corporate Realty Management, LLC, the operating partnership's property management company ("CRM"). In addition, COMI has entered into a services agreement with Constellation Real Estate, Inc. for development and other services, since income from such services is also considered non-qualifying income.

    The operating partnership currently holds indebtedness issued by COMI and its subsidiaries and 95% of the aggregate amount of voting and non-voting common stock issued by COMI, but only holds 1% of the aggregate amount of voting common stock issued by COMI. As discussed above, to satisfy the Voting Stock Test COPT may not directly or indirectly hold 10% or more of the voting stock of COMI. In addition to holding the 75% interest in CRM, COMI provides, either directly or through subsidiaries, management and development services to affiliates of Constellation Real Estate, Inc., the operating partnership and unrelated parties.

    Because it is a corporate entity (as opposed to a partnership) which is not wholly owned by COPT, the management fee income earned by COMI as a result of its ownership interest in CRM, or as a result of management or development services performed by COMI or its subsidiaries, although it is non-qualifying income, is not treated as non-qualifying income earned by COPT for purposes of the 95% or 75% gross income tests. However, any interest or dividends paid or distributed by COMI to the operating partnership is considered as qualifying income for purposes of the 95% test, but is not considered qualifying income for purposes of the 75% gross income test. To the extent that COMI earns net taxable income from its activities, it is required to pay federal and state income taxes, which reduces the amount of dividends it is able to pay to the operating partnership and its other shareholders.

    On February 1, 1999, the United States Department of the Treasury released its General Explanations of the Administration's Revenue Proposals, outlining proposed amendments to the Internal Revenue Code. Among such proposals is a recommendation that the Voting Stock Test described above be changed to a "vote or value" test, which change is intended to prevent REITs from undertaking prohibited activities through "preferred stock subsidiaries," such as COMI. The proposal would also include an exception to the five-percent and 10% asset tests, as modified, so that REITs could own either of two types of "taxable REIT subsidiaries" without violating the asset tests. Such taxable REIT subsidiaries would be permitted to undertake certain types of activities--including non-tenant related activities that currently generate non-qualifying income for a REIT (such as third-party management and development), and non-customary and other currently prohibited services with respect to REIT tenants--without jeopardizing the REIT's status as a REIT under the Internal Revenue Code. A number of constraints would be imposed on such taxable REIT subsidiaries, however, to insure that the REIT could not, through such subsidiaries, engage in substantial non-real estate activities, and to insure that such subsidiaries pay corporate-level tax on their earnings. Such constraints would include (1) limitations on the percentage of a REIT's total asset value which could be composed of taxable REIT subsidiaries; (2) disallowance of interest paid by any such taxable REIT subsidiaries to the REIT; (3) a 100% excise tax imposed on certain excess payments and expenses made or shared between the taxable REIT subsidiaries and the REIT; and (4) limitations on the level of intercompany rentals between the taxable REIT subsidiaries and the REIT. The proposal is intended to be effective after the date of enactment, but would provide considerable time for a REIT to restructure its operations and investments so as to convert preferred stock subsidiaries into taxable REIT subsidiaries on a tax-free basis.

    COPT believes that the Administration's proposed amendment to the Voting Stock Test should not have a significant impact on COPT's current operations or assets, even if enacted in its proposed form. COPT intends to monitor this and any other proposed legislation closely, however, to assess the possible effect of any such legislation on its future operations and tax profile.

    COPT intends to continue to monitor its operations and investments in the context of these standards so as to continue to satisfy the 75% and 95% gross income tests. While the operating partnership or its affiliates provide certain services with respect to the properties in which COPT owns interests and possibly with respect to any newly acquired properties, COPT believes that for purposes of the 75% and 95% gross income tests the services provided at such properties and any other services and amenities provided by the operating partnership or its agents with respect to such properties will be of the type usually or customarily rendered in connection with the rental of space for occupancy only and not rendered to the occupants of such properties. COPT intends that services that cannot be provided directly by the operating partnership or other agents will be performed by independent contractors.

    ANNUAL DISTRIBUTION REQUIREMENTS. In order to qualify as a REIT, COPT is required to distribute dividends to its shareholders each year in an amount at least equal to (A) the sum of (i) 95% of COPT's REIT taxable income (computed without regard to the dividends received deduction and COPT's net capital gain) and (ii) 95% of the net income (after tax), if any, for foreclosure property, minus (B) the sum of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before COPT timely files its tax return for such year and if paid on or before the first regular dividend payment after the declaration. To the extent that COPT does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its REIT taxable income, as adjusted, it will be subject to tax on the undistributed amount at regular capital gain or ordinary corporate tax rates, as the case may be.

    COPT intends to make timely distributions sufficient to satisfy the annual distribution requirements described in the first sentence of the preceding paragraph. In this regard, the operating partnership agreement authorizes COPT in its capacity as General Partner to take such steps as may be necessary to cause the operating partnership to distribute to its partners an amount sufficient to permit COPT to meet the distribution requirements. It is possible that COPT may not have sufficient cash or other liquid assets to meet the 95% distribution requirement, either due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing COPT's REIT taxable income on the other hand, or for other reasons. COPT will monitor closely the relationship between its REIT taxable income and cash flow and, if necessary, intends to borrow funds (or cause the operating partnership or other affiliates to borrow funds) in order to satisfy the distribution requirement. However, there can be no assurance that such borrowing would be available at such time.

    If COPT fails to meet the 95% distribution requirement as a result of an adjustment to COPT's tax return by the Service, COPT may retroactively cure the failure by paying a "deficiency dividend" (plus applicable penalties and interest) within a specified period.

TAXATION OF SHAREHOLDERS

    TAXATION OF TAXABLE DOMESTIC SHAREHOLDERS. As long as COPT qualifies as a REIT, distributions made to its taxable domestic shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will constitute dividends taxable as ordinary income, and corporate shareholders will not be eligible for the dividends received deduction as to such amounts. Distributions that are designated as capital gain dividends will be taxed as gain from the sale or exchange of a capital asset (to the extent they do not exceed COPT's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its shares. In the event COPT designates any portion of a dividend as a capital gain dividend, a shareholder's share of such capital gain dividend would be an amount which bears the same ratio to the total amount of dividends paid to such shareholder for the taxable year as the total amount of capital gain dividends bears to the total amount of all dividends paid on all classes of shares for the taxable year. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. COPT may elect to retain and pay income tax on any net long-term capital gain, in which case its domestic shareholders would include in their income as long-term capital gain their proportionate share of such undistributed net long-term capital gain. A domestic shareholder would also receive a refundable tax credit for such shareholder's proportionate share of the tax paid by COPT on such retained capital gains and an increase in its basis in its shares in an amount equal to the difference between the undistributed long-term capital gains and the amount of tax paid by COPT. See "--Capital Gains and Losses."

    Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's shares of beneficial interest, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a shareholder's shares of beneficial interest, they will be included in income as short-term or long-term capital gain (depending on the length of time the shares have been held), assuming the shares are capital assets in the hands of the shareholder. In addition, any dividend declared by COPT in October, November or December of any year and payable to a shareholder of record on a specific date in any such month shall be treated as both paid by COPT and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by COPT during January of the following calendar year.

    Domestic shareholders may not include in their individual income tax returns any of COPT's net operating losses or capital losses. Instead, such losses would be carried over by COPT for potential offset against future income (subject to certain limitations). Distributions made by COPT and gain arising from the sale or exchange of shares will not be treated as passive activity income, and, as a result, shareholders generally will not be able to apply any "passive losses" against such income and gain. In addition, taxable distributions from COPT generally will be treated as investment income. Capital gain dividends (including distributions treated as such) and capital gain from the disposition of shares, however, will be treated as investment income only if a shareholder so elects, in which case such capital gain will be taxed at ordinary income rates. COPT will notify shareholders after the close of its taxable year as to the portions of distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

    In general, a domestic shareholder will realize capital gain or loss on the disposition of COPT's shares of beneficial interest equal to the difference between (i) the amount of cash and the fair market value of any property received on such disposition, and (ii) the shareholder's adjusted basis of such shares of beneficial interest. Such gain or loss generally will constitute short-term capital gain or loss if the shareholder has not held such shares for more than one year and long-term capital gain or loss if the shareholder has held such shares for more than one year. See "--Capital Gains and Losses" below. Loss upon a sale or exchange of COPT's shares of beneficial interest by a shareholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from COPT required to be treated by such shareholder as long-term capital gain.

    CAPITAL GAINS AND LOSSES. The maximum marginal individual income tax rate is 39.6%. The maximum tax rate on net capital gains applicable to individuals, trusts and estates from the sale or exchange of capital assets held for more than 18 months is 20%, and the maximum rate is reduced to 18% for assets acquired after December 31, 2000 and held for more than five years. For individuals, trusts and estates who would be subject to a maximum tax rate of 15%, the rate on net capital gains is reduced to 10%, and, effective for taxable years commencing after December 31, 2000, the rate is reduced to 8% for assets held for more than five years. The maximum rate for net capital gains attributable to the sale of depreciable real property held for more than 18 months is 25% to the extent of the deductions for depreciation (other than certain depreciation recapture taxable as ordinary income) with respect to such property. The maximum rate of capital gains tax for capital assets held more than one year but not more than 18 months is 28%. Accordingly, the tax rate differential between capital gain and ordinary income for noncorporate taxpayers may be significant. In addition, the characterization of income as capital or ordinary may affect the deductibility of capital losses. Capital losses not offset by capital gains may be deducted against a noncorporate taxpayer's ordinary income only up to a maximum annual amount of $3,000. Unused capital losses may be carried forward. All net capital gain of a corporate taxpayer is subject to tax at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

    BACKUP WITHHOLDING. COPT will report to its domestic shareholders and the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or
(ii) provides a taxpayer identification number, certifies as to no loss of exemption and otherwise complies with the applicable requirements of the backup withholding rules. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. The United States Treasury has recently issued final regulations (the "Final Regulations") regarding the withholding and information reporting rules discussed above. In general, the Final Regulations do not alter the substantive withholding and information reporting requirements but unify current certification procedures and forms and clarify and modify reliance standards. The Final Regulations are generally effective for payments made on or after January 1, 2000, subject to certain transition rules. Prospective investors should consult their own tax advisors concerning the adoption of the Final Regulations and the potential effect on their ownership of COPT's shares of beneficial interest.

    In addition, COPT may be required to withhold a portion of capital gain distributions made to shareholders that fail to certify their non-foreign status to COPT. See "--Taxation of Foreign Shareholders."

    TAXATION OF TAX-EXEMPT SHAREHOLDERS. The IRS has ruled that amounts distributed as dividends by a REIT generally do not constitute unrelated business taxable income ("UBTI") when received by a tax-exempt entity. Based on that ruling, dividend income from COPT's shares of beneficial interest will not be UBTI to a tax-exempt shareholder, provided that the tax-exempt shareholder has not held its shares as "debt financed property" within the meaning of the Internal Revenue Code and such shares are not otherwise used in a trade or business. Similarly, income from the sale of COPT's shares of beneficial interest will not constitute UBTI unless such tax-exempt shareholder has held such shares as "debt financed property" within the meaning of the Internal Revenue Code or has used the shares in a trade or business.

    Notwithstanding the above, however, a portion of the dividends paid by a "pension held REIT" will be treated as UBTI as to any trust which is described in Section 401(a) of the Internal Revenue Code, is tax-exempt under Section 501(a) of the Internal Revenue Code (a "qualified trust") and which holds more than 10% (by value) of the interests in the REIT. A REIT is a "pension held REIT" if (i) it would not have qualified as a REIT but for the application of a "look-through" exception to the 50% Limitation applicable to qualified trusts, and (ii) either (1) at least one such qualified trust holds more than 25% (by value) of the interests in the REIT, or (2) one or more such qualified trusts, each of which owns more than 10% (by value) of the interests in the REIT, hold in the aggregate more than 50% (by value) of the interests in the REIT. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (i) the gross income (less direct expenses related thereto) of the REIT from unrelated trades or businesses (determined as if the REIT were a qualified trust) to (ii) the total gross income (less direct expenses related thereto) of the REIT. A de minimis exception applies where this percentage is less than 5% for any year. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the 50% Limitation without relying upon the "look-through" exception with respect to qualified trusts. As a result of certain limitations on transfer and ownership of COPT's shares of beneficial interest contained in the Charter, COPT does not expect to be classified as a "pension held REIT."

    TAXATION OF FOREIGN SHAREHOLDERS. The rules governing the United States federal income taxation of the ownership and disposition of COPT's shares of beneficial interest by persons that are, for purposes of such taxation, nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex and no attempt will be made herein to provide more than a summary of such rules.

    PROSPECTIVE NON-U.S. SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE, AND LOCAL INCOME TAX LAWS WITH REGARD TO AN INVESTMENT IN COPT'S SHARES OF BENEFICIAL INTEREST, INCLUDING ANY REPORTING REQUIREMENTS, AS WELL AS THE TAX TREATMENT OF SUCH AN INVESTMENT UNDER THEIR HOME COUNTRY LAWS.

    In general, Non-U.S. Shareholders will be subject to regular United States federal income taxation with respect to their investment in COPT's shares of beneficial interest in the same manner as a U.S. shareholder (I.E., at graduated rates on a net basis, after allowance of deductions) if such investment is "effectively connected" with the conduct by such Non-U.S. Shareholder of a trade or business in the United States. A Non-U.S. Shareholder that is a corporation and that receives income with respect to its investment in COPT's shares of beneficial interest that is (or is treated as) "effectively connected" with the conduct of a trade or business in the United States may also be subject to the 30% branch profits tax imposed under Section 884 of the Internal Revenue Code, which is payable in addition to the regular United States corporate income tax. The following discussion addresses only the federal income taxation of Non-U.S. Shareholders whose investment in COPT's shares of beneficial interest is not "effectively connected" with the conduct of a trade or business in the United States. Prospective investors whose investment in COPT's shares of beneficial interest may be "effectively connected" with the conduct of a United States trade or business should consult their own tax advisors as to the tax consequences thereof.

    Distributions that are not attributable to gain from sales or exchanges of United States real property interests and that are not designated by COPT as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of COPT's current or accumulated earnings and profits. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. Pursuant to the Final Regulations, dividends paid to an address in a country outside the United States will no longer be presumed to be paid to a resident of such country for purposes of determining the applicability of withholding discussed above and the availability of a reduced tax treaty rate. A Non-U.S. Shareholder who wishes to claim the benefit of an applicable treaty rate will now be required to satisfy certain certification and other requirements. Distributions that COPT makes in excess of its current and accumulated earnings and profits will not be taxable to a Non-U.S. Shareholder to the extent they do not exceed the adjusted basis of such Non-U.S. Shareholder's shares, but rather will reduce the adjusted basis of such shares (but not below zero). To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder's shares, they will give rise to tax liability if such Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of shares, as described below.

    For withholding tax purposes, COPT is currently required to treat all distributions as if made out of its current or accumulated earnings and profits and thus intends to withhold at the rate of 30% (or a reduced treaty rate if applicable) on the amount of any distribution (other than distributions designated as capital gain dividends) made to a Non-U.S. Shareholder. Under the Final Regulations, generally effective for distributions on or after January 1, 2000, COPT would not be required to withhold at the 30% rate on distributions COPT reasonably estimates to be in excess of its current and accumulated earnings and profits. If it cannot be determined at the time a distribution is made whether such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to ordinary dividends. However, a Non-U.S. Shareholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of its current or accumulated earnings and profits, and the amount withheld exceeded the Non-U.S. Shareholder's United States tax liability, if any, with respect to the distribution.

    For any year in which COPT qualifies as a REIT, distributions that are attributable to gain from sales or exchanges of United States real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under

FIRPTA, these distributions are taxed to a Non-U.S. Shareholder as if such gain were effectively connected with the conduct of a United States trade or business. Non-U.S. Shareholders would thus be taxed at the normal capital gain rates applicable to domestic shareholders (subject to applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals), without regard as to whether such distributions are designated by COPT as capital gain dividends. Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder not entitled to treaty exemption. COPT is required by Treasury Regulations to withhold 35% of any distribution to a Non-U.S. Shareholder that could be designated as a capital gain dividend. This amount is creditable against the Non-U.S. Shareholder's FIRPTA tax liability.

    Gain recognized by a Non-U.S. Shareholder upon a sale of COPT's shares of beneficial interest generally will not be subject to United States taxation unless such shares constitute a "United States real property interest" within the meaning of FIRPTA. COPT's shares of beneficial interest will not constitute a "United States real property interest" so long as COPT is a "domestically controlled REIT." A "domestically controlled REIT" is generally a REIT in which at all times during a specified testing period less than 50% in value of its shares was held directly or indirectly by Non-U.S. Shareholders. COPT believes that it will be a "domestically controlled REIT" and, therefore, the sale of COPT's shares of beneficial interest will not be subject to taxation under FIRPTA. However, because COPT's shares of beneficial interest will be publicly traded, no assurance can be given that COPT will continue to be a "domestically controlled REIT." Notwithstanding the foregoing, gain from the sale or exchange of its shares not otherwise subject to FIRPTA generally will be taxable to a Non-U.S. Shareholder if the Non-U.S. Shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States. In such case, the nonresident alien individual will be subject to a 30% United States withholding tax on the amount of such individual's gain.

    If COPT does not qualify as or ceases to be a "domestically controlled REIT," whether gain arising from the sale or exchange by a Non-U.S. Shareholder of COPT's shares of beneficial interest would be subject to U.S. taxation under FIRPTA will depend on whether the shares are "regularly traded" (as defined in applicable Treasury Regulations) on an established securities market (such as the New York Stock Exchange on which COPT's shares of beneficial interest are traded) and on the size of the selling Non-U.S. Shareholder's interest in COPT. If the gain on the sale of COPT's shares of beneficial interest were to be subject to tax under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as a domestic shareholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of foreign corporations), and the purchaser would be required to withhold and remit to the IRS 10% of the purchase price. In addition, if COPT is not a "domestically controlled REIT," distributions in excess of its current and accumulated earnings and profits would be subject to withholding at a rate of 10%.

    Dividends paid in the United States with respect to COPT's shares of beneficial interest, and proceeds from the sale of COPT's shares of beneficial interest, through a United States broker (or certain brokers having significant connections with the United States) may be subject to the information reporting requirements of the Internal Revenue Code. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% unless such shareholder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides a taxpayer identification number and certifies as to no loss of exemption, and otherwise complies with the applicable requirements of the backup withholding rules. Non-U.S. Shareholders are generally exempt from information reporting and backup withholding, but may be required to provide a properly completed Form W-8 or otherwise comply with applicable certification and identification procedures in order to prove their exemption. Any amount paid as backup withholding will be creditable against the Non-U.S. Shareholder's United States income tax liability.

    The Final Regulations, issued by the United States Treasury on October 6, 1997, affect the rules applicable to payments to foreign persons. In general, the Final Regulations do not alter the substantive withholding and information reporting requirements but unify current certification procedures and modify reliance standards. In addition, the Final Regulations also address certain issues relating to intermediary certification procedures designed to simplify compliance by withholding agents. The Final Regulations are generally effective for payments made on or after January 1, 2000, subject to certain transition rules. Prospective investors should consult their own tax advisors concerning the adoption of the Final Regulations and the potential effect on their ownership of COPT's shares of beneficial interest.

OTHER TAX CONSIDERATIONS

    EFFECT OF TAX STATUS OF THE OPERATING PARTNERSHIP ON REIT
QUALIFICATION. All of COPT's investments are through the operating partnership. COPT believes that the operating partnership is properly treated as a partnership for tax purposes (and not as an association taxable as a corporation). If, however, the operating partnership were to be treated as an association taxable as a corporation, COPT would cease to qualify as a REIT. Furthermore, in such a situation, the operating partnership would be subject to corporate income taxes and COPT would not be able to deduct its share of any losses generated by the operating partnership in computing its taxable income.

    TAX ALLOCATIONS WITH RESPECT TO THE PROPERTIES. The operating partnership was formed, in part, by way of contributions of appreciated property. When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes equal to the adjusted basis of the contributing partner in the property, rather than a basis equal to the fair market value of the property at the time of contribution (this difference is referred to as a "Book-Tax Difference"). The partnership agreement of the operating partnership requires allocations of income, gain, loss and deduction with respect to contributed property to be made in a manner consistent with the special rules in Section 704(c) of the Internal Revenue Code, and the regulations thereunder, which tend to eliminate the Book-Tax Differences with respect to the contributed properties over the depreciable lives of the contributed properties. However, because of certain technical limitations, the special allocation rules of Section 704(c) may not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed properties in the hands of the operating partnership could cause COPT to be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to COPT if all properties were to have a tax basis equal to their fair market value at the time of acquisition. The foregoing principles also apply in determining its earnings and profits for purposes of determining the portion of distributions taxable as dividend income. The application of these rules over time may result in a higher portion of distributions being taxed as dividends than would have occurred had COPT purchased its interests in all properties at their agreed value.

    Treasury Regulations under Section 704(c) of the Internal Revenue Code allow partnerships to use any reasonable method of accounting for Book-Tax Differences so that the contributing partner receives the tax benefits and burdens of any built-in gain or loss associated with the property. The operating partnership has determined to use the "traditional method" (which is specifically approved in the Treasury Regulations) for accounting for Book-Tax Differences with respect to the contributed properties.

    STATE AND LOCAL TAXES. COPT and its shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which COPT or they transact business or reside. The state and local tax treatment of us and our shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult with their own tax advisors regarding the effect of state, local and other tax laws of any investment in COPT's shares of beneficial interest.

                              PLAN OF DISTRIBUTION

    We may sell the securities offered pursuant to this prospectus and the accompanying prospectus supplement to or through one or more underwriters or dealers or may sell the securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement. We may sell securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so.

    Underwriters may offer and sell the securities at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. We also may, from time to time, authorize dealers or agents to offer and sell these securities upon such terms and conditions as may be set forth in the applicable prospectus supplement. In connection with the sale of any of these securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for which they may act as agents.

    The Common Shares may also be sold in one or more of the following transactions: (a) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of such shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by any such broker-dealer as principal and resale by such broker-dealer for its own account pursuant to a prospectus supplement; (c) a special offering, an exchange distribution or a secondary distribution in accordance with applicable New York Stock Exchange or other stock exchange rules; (d) ordinary brokerage transactions and transactions in which any such broker-dealer solicits purchasers; (e) sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise, for such shares; and (f) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers. Broker-dealers may also receive compensation from purchasers of the Common Shares which is not expected to exceed that customary in the types of transactions involved.

    Any underwriting compensation paid by us to underwriters or agents in connection with the offering of these securities, and any discounts or concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions.

    Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act. Unless otherwise set forth in the accompanying prospectus supplement, the obligations of any underwriters to purchase any of these securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

    Underwriters, dealers and agents may engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business.

    In connection with the offering of the securities hereby, certain underwriters, and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the applicable securities. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the Securities and Exchange Commission pursuant to which such persons may bid for or purchase securities for the purpose of stabilizing their market price. The underwriters in an offering of securities may also create a

"short position" for their account by selling more securities in connection with the offering than they are committed to purchase from us. In such case, the underwriters could cover all or a portion of such short position by either purchasing securities in the open market following completion of the offering of such securities or by exercising any over-allotment option granted to them by us. In addition, the managing underwriter may impose "penalty bids" under contractual arrangements with other underwriters, which means that they can reclaim from an underwriter (or any selling group member participating in the offering) for the account of the other underwriters, the selling concession with respect to securities that are distributed in the offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph or comparable transactions that are described in any accompanying prospectus supplement may result in the maintenance of the price of the securities at a level above that which might otherwise prevail in the open market. None of such transactions described in this paragraph or in an accompanying prospectus supplement are required to be taken by any underwriters and, if they are undertaken, may be discontinued at any time.

    The Common Shares are listed on the New York Stock Exchange under the symbol "OFC." The Preferred Shares and the Warrants will be new issues of securities with no established trading market and may or may not be listed in a national securities exchange. Any underwriters or agents to or through which securities are sold by us may make a market in such securities, but such underwriters or agents will not be obligated to do so and any of them may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or trading market for any Preferred Shares or Warrants.

                                    EXPERTS

    The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Corporate Office Properties Trust for the year ended December 31, 1998, and (1) the combined statement of revenue and certain expenses of the Centerpoint Properties included in the Company's Form 8-K/A filed on January 14, 1999, and (2) the combined statement of revenue and certain expenses of the Gateway Properties included in the Company's Form 8-K/A filed on February 3, 1999, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL MATTERS

    The validity of the Common Shares offered hereby is being passed upon for COPT by Morgan, Lewis & Bockius LLP. The opinion of counsel as described under the heading "Federal Income Tax Matters" is being rendered by Morgan, Lewis & Bockius LLP, which opinion is subject to various assumptions and is based on current tax law. The validity of the securities offered by this prospectus may be passed upon for any of the underwriters or agents by counsel named in the applicable prospectus supplement.

                      WHERE YOU CAN FIND MORE INFORMATION

    COPT has filed a registration statement on Form S-3 with the Securities and Exchange Commission in connection with this offering. In addition, COPT files annual, quarterly, and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy the registration statement and any other documents filed by COPT at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Public Reference Room. COPT's Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission's Internet site at HTTP://WWW.SEC.GOV.

    This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. If a reference is made in this prospectus or any prospectus supplement to any contract or other document of COPT, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or document.

    The Securities and Exchange Commission allows COPT to "incorporate by reference" into this prospectus the information COPT files with the Commission, which means that COPT can disclose important information to you by referring you to those documents. Information incorporated by reference is part of this prospectus. Later information filed with the Securities and Exchange Commission will update and supersede this information.

    COPT incorporates by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

    - Annual Report on Form 10-K for the year ended December 31, 1998.

    - Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

    - Current Report on Form 8-K dated January 14, 1999, and Current Reports on Form 8-K/A, dated January 14, 1999 and February 3, 1999.

    - Proxy Statement dated April 6, 1999.

    You may request a copy of these filings, at no cost, by contacting COPT, Vice President-Investor Relations, 401 City Avenue, Suite 615, Bala Cynwyd, Pennsylvania 19004, by telephone at 610-538-1800, by facsimile at 610-538-1801, or by e-mail at IR@COPT.COM.

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                                     [LOGO]

                             PRUDENTIAL SECURITIES

                           DEUTSCHE BANC ALEX. BROWN

                          DONALDSON, LUFKIN & JENRETTE

                          JANNEY MONTGOMERY SCOTT INC.

                           TUCKER ANTHONY CLEARY GULL

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